                         SOUTHERN NATIONAL CORPORATION

                                                                  April 21, 1995

Dear Shareholder:

 You are cordially invited to attend the Annual Meeting of Shareholders of Southern National Corporation scheduled for 11:00 a.m. on Tuesday, May 23, 1995 at the University Corporate Center Auditorium, located at 1100 Reynolds Boulevard, Winston-Salem, North Carolina. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card as soon as possible.

 In compliance with appropriate regulations, the Corporation's financial statements and other required disclosures are presented in its 1994 Form 10-K, a copy of which follows the Proxy Statement, and which reflects the Corporation's financial condition prior to its merger on February 28, 1995 (the "BB&T Merger") with BB&T Financial Corporation ("BB&T Financial").

 The Corporation intends shortly to mail to its shareholders a Summary 1994 Annual Report to Shareholders which contains additional information about the Corporation, including a financial summary. Also, this year the Summary 1994 Annual Report contains restated financial information reflecting the BB&T Merger. We believe that this Summary 1994 Annual Report provides to our shareholders, the investment community, and the public financial and other corporate information in an understandable and useful manner, especially in light of the significant transaction which occurred in February 1995.

 We trust that this presentation will satisfy your informational needs, and at the same time, provide you with a better understanding of both the financial history and strategic direction of the "new" Southern National Corporation.

                                          Sincerely,

                                          /s/ John A. Allison IV

                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

                         SOUTHERN NATIONAL CORPORATION
                             200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 23, 1995

TO THE SHAREHOLDERS OF
SOUTHERN NATIONAL CORPORATION:

 Notice is hereby given that the Annual Meeting of Shareholders of Southern National Corporation (the "Corporation" or "SNC") will be held on Tuesday, May 23, 1995 (at 11:00 A.M. local time), at the University Corporate Center Auditorium, located at 1100 Reynolds Boulevard, Winston-Salem, North Carolina, for the following purposes:

  (1) To elect eight Directors for three-year terms expiring in 1998, five Directors for two-year terms expiring in 1997 and four Directors for one-year terms expiring in 1996.

  (2) To approve the Southern National Corporation 1995 Omnibus Stock Incentive Plan.

  (3) To approve the Savings and Thrift Plan for Employees of Branch Banking and Trust Company.

  (4) To approve the Corporation's Special Non-Employee Directors Stock Option Plan.

  (5) To ratify the Board of Directors' appointment of Arthur Andersen LLP as the Corporation's auditors for 1995.

  (6) To transact such other business as may properly come before the meeting.

 Pursuant to the provisions of the North Carolina Business Corporation Act, April 7, 1995 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at said meeting or any adjournment thereof. It is important that your shares of the Corporation's Common Stock be represented at this meeting in order that the presence of a quorum may be assured.

 A copy of the Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 1994, is enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ Jerone C. Herring,

                                          Jerone C. Herring,
                                          Secretary

April 21, 1995

 Even if you plan to attend the meeting in person, please date and execute the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                         SOUTHERN NATIONAL CORPORATION
                             200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101

                                PROXY STATEMENT

 The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held May 23, 1995, at 11:00 A.M. local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of Southern National Corporation (the "Corporation"). The approximate date this proxy material is first being sent to shareholders is April 21, 1995. Such solicitation is being made by mail and may be made in person or by fax or telephone by officers or employees of the Corporation. All expenses incurred in such solicitation will be paid by the Corporation or its subsidiaries. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy material to beneficial owners.

 The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Corporation's Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:
(1) electing eight Directors for three-year terms expiring in 1998, five Directors for two-year terms expiring in 1997 and four Directors for one-year terms expiring in 1996; (2) approving the Corporation's 1995 Omnibus Stock Incentive Plan; (3) approving the Savings and Thrift Plan for Employees of Branch Banking and Trust Company; (4) approving the Corporation's Special Non-Employee Directors Stock Option Plan; and (5) ratifying the Board of Directors' appointment of Arthur Andersen LLP as the Corporation's auditors for 1995. The Corporation has engaged Morrow & Co. to assist in proxy solicitation for an estimated fee of $8,500, plus out-of-pocket expenses.

VOTING SECURITIES OUTSTANDING

 Pursuant to the provisions of the North Carolina Business Corporation Act, April 7, 1995 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each share of the Corporation's Common Stock issued and outstanding on April 7, 1995 is entitled to one vote on all proposals at the meeting, except that shares held by Southern National Bank of North Carolina ("SNB North Carolina"), Southern National Bank of South Carolina ("SNB South Carolina"), SNB Savings Bank, Inc., SSB, Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina, The Lexington State Bank and Commerce Bank, in a fiduciary capacity, may only be voted in accordance with the instruments creating the fiduciary capacity. SNB North Carolina, SNB South Carolina and SNB Savings Bank, Inc., SSB, are collectively referred to herein as the "SNC Bank Subsidiaries" and Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina, The Lexington State Bank and Commerce Bank, are collectively referred to herein as the "BB&T Bank Subsidiaries". Holders of shares of Common Stock vote together as a voting group on all such proposals. As of the close of business on April 7, 1995, there were 102,235,810 shares of Common Stock of the Corporation outstanding and entitled to vote.

                               SECURITY OWNERSHIP

 The table below sets forth the beneficial ownership of Common Stock and Depositary Shares (each Depositary Share representing a one-quarter interest in a share of the Corporation's 6 3/4% Cumulative Convertible Preferred Stock, Series A ("6 3/4% Preferred Stock")) by all Directors and nominees, the Chief

Executive Officer and the four next most highly compensated executive officers of the Corporation and BB&T Financial during 1994 currently employed by the Corporation, all current executive officers of the Corporation and all Directors and executive officers of the Corporation as a group as of March 1, 1995. As a result of the BB&T Merger, all options to purchase BB&T Financial common stock were converted to options to purchase the Corporation's Common Stock. The table below, and all tables in this Proxy Statement reflect this conversion. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No shareholder is known to the Corporation to be the beneficial owner of more than 5% of the Corporation's Common Stock as of March 1, 1995.

                                          Shares of
                                            Common                  Depositary
                                            Stock                     Shares
Name of Beneficial Owner or              Beneficially  Percent of  Beneficially
Number of Persons in Group               Owned(1)(2)  Common Stock   Owned(3)
- ---------------------------              ------------ ------------ ------------
John A. Allison IV......................    215,241        *             --
Paul B. Barringer.......................     46,638        *             --
W.R. Cuthbertson, Jr. ..................    177,034        *             --
Ronald E. Deal..........................     24,367        *             --
A.J. Dooley, Sr. .......................     54,923        *             --
Joe L. Dudley, Sr. .....................      4,552        *             --
Tom D. Efird............................     36,325        *             --
O. William Fenn, Jr. ...................     25,730        *             --
Paul S. Goldsmith.......................     74,485        *             --
L. Vincent Hackley......................      4,262        *             --
Ernest F. Hardee........................    131,003        *             --
Richard Janeway, M.D. ..................     27,159        *             400
J. Ernest Lathem, M.D. .................    244,931        *             --
James H. Maynard........................    106,033        *             --
Joseph A. McAleer.......................        700        *             --
Albert O. McCauley......................      2,156        *             --
Dickson McLean, Jr. ....................     21,498        *             400
Charles E. Nichols......................     70,825        *             --
L. Glenn Orr, Jr. ......................    199,636        *             --
A. Winniett Peters......................     24,454        *             --
Richard L. Player, Jr. .................     21,505        *             --
C. Edward Pleasants, Jr. ...............     53,914        *             --
Nido R. Qubein..........................     73,227        *             --
A. Tab Williams, Jr. ...................    416,166        *          11,000
Gary E. Carlton.........................     61,233        *             --
W. Kendall Chalk........................     97,953        *             --
Robert E. Greene........................     39,707        *             --
Kelly S. King...........................    113,531        *             --
Morris D. Marley........................     31,913        *             --
Scott E. Reed...........................    104,987        *             --
Michael W. Sperry.......................     55,635        *             --
Henry G. Williamson, Jr. ...............    160,511        *             --
Directors and executive officers as a
 group (32 persons).....................  2,722,234       2.54%       11,800

- --------
* Less than 1%.
(1) As reported to the Corporation by the Directors and nominees and executive officers (including shares held by spouses, minor children, affiliated companies, partnerships and trusts). The table includes options which become exercisable within 60 days after March 1, 1995 and shares allocated to individual accounts by the Southern National Employee Stock Ownership Plan (the "ESOP") and by the Southern National ESOP Excess Plan (the "ESOP Excess Plan"), voting of which is directed by those named persons and group members who participate in the ESOP and the ESOP Excess Plan and as to which such persons have no investment power.
(2) Unless otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table. Does not include shares of Common Stock that could be acquired by conversion of the 6 3/4% Preferred Stock.
(3) Each Depositary Share is convertible into approximately 1.4767 shares of Common Stock. No shareholder is known to the Corporation to be the beneficial owner of more than 1% of the 6 3/4% Preferred Stock, as of March 1, 1995.

                       PROPOSAL 1--ELECTION OF DIRECTORS

 On February 28, 1995, BB&T Financial merged with and into the Corporation in a "merger-of-equals" transaction. Following the BB&T Merger, certain Directors of BB&T Financial became Directors of the Corporation and certain executive officers of BB&T Financial became executive officers of the Corporation. Since the BB&T Merger, the Board of Directors of the Corporation has consisted of 24 persons, of whom 12 were Directors of the Corporation prior to the BB&T Merger and 12 were named by the BB&T Financial Board of Directors.

 Immediately prior to the BB&T Merger, 11 of the 23 Directors of the Corporation resigned and the Board of Directors of the Corporation adopted a resolution increasing the size of the Board of Directors of the Corporation from 23 to 24. Immediately thereafter, the remaining Directors of the Corporation elected 12 Directors, who were designated by the BB&T Financial Board of Directors, to serve until the 1995 Annual Meeting of Shareholders of the Corporation. The Board is divided into three classes, each class to be as nearly equal in number as possible. There are 17 nominees for election as Directors, eight of whom will serve for three-year terms expiring in 1998, five of whom will serve for two-year terms expiring in 1997 and four of whom will serve for one-year terms expiring in 1996.

 It is intended that the persons named in the accompanying form of proxy will vote to elect the 17 nominees listed below as Directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by unexpected occurrence, it is intended that shares of the Corporation's Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast.

 The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and certain other information with respect to such persons are as follows.

    NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 1998

                                                                Director of
                                                                Corporation
                              Principal Occupation                or BB&T
                              During the Past                    Financial
 Name                     Age Five Years; Residences            Since/(1)/
 ----                     --- ----------------------            -----------
 John A. Allison IV/(2)/   46 Chairman and Chief Executive         1986
                              Officer of the Corporation;
                              Chairman and Chief Executive
                              Officer of BB&T Financial until
                              February 1995; Winston-Salem,
                              N.C.
 W. R. Cuthbertson,        62 Senior Vice President of Branch      1983
  Jr./(3)/                    Banking and Trust Company;
                              Charlotte, N.C.

                                                                 Director of
                                                                 Corporation
                              Principal Occupation                 or BB&T
                              During the Past                     Financial
 Name                     Age Five Years; Residences             Since/(1)/
 ----                     --- ----------------------             -----------
 Ronald E. Deal/(4)/       51 Chairman of Wesley Hall;              1986
                              Investor; President of Highland
                              House Furniture Company until
                              1988 (furniture manufacturer);
                              Hickory, N.C.
 Tom D. Efird/(3)/         55 President of Standard                 1982
                              Distributors, Inc. (beverage
                              wholesaler); Gastonia, N.C.
 Richard Janeway,          62 Executive Vice President for          1989
  M.D./(4)/                   Health Affairs and Executive
                              Dean; Professor of Neurology and
                              Research Associate in Radiology,
                              Bowman Gray School of Medicine,
                              Wake Forest University; Winston-
                              Salem, N.C.
 James H. Maynard/(2)/     55 Chairman and Chief Executive          1985
                              Officer of Investors Management
                              Corporation (restaurants);
                              Raleigh, N.C.
 Albert O. McCauley/(2)/   54 Secretary and Treasurer, Quick        1993
                              Stop Food Marts, Inc.
                              (convenience stores); McCauley
                              Moving and Storage of
                              Fayetteville, Inc.;
                              Fayetteville, N.C.
 L. Glenn Orr, Jr./(2)/    54 Chairman Emeritus of the              1982
                              Corporation; Chairman, Chief
                              Executive Officer, and President
                              of the Corporation until
                              February 1995; Winston-Salem,
                              N.C.

                       NOMINEES FOR ELECTION AS DIRECTORS
                      FOR TWO-YEAR TERMS EXPIRING IN 1997

                                                                    Director of
                                                                    Corporation
                              Principal Occupation                    or BB&T
                              During the Past                        Financial
 Name                     Age Five Years; Residences                Since /(1)/
 ----                     --- ----------------------                -----------
 Paul B. Barringer/(4)/    64 President and Chief Executive            1975
                              Officer of Coastal Lumber Company
                              (dealer in lumber products);
                              Weldon, N.C.
 A. J. Dooley, Sr./(2)/    64 Partner of Dooley, Dooley, Spence        1994
                              and Parker, P.A. (attorneys);
                              Lexington, S.C.
 O. William Fenn,          68 Director of Furniture Export             1991
  Jr./(2)/                    Office, International Trade
                              Division, North Carolina Department
                              of Commerce; Vice Chairman of LADD
                              Furniture Company (furniture
                              manufacturer) until April 1992;
                              High Point, N.C.
 L. Vincent Hackley/(2)/   54 As of January 1, 1995, President,        1992
                              North Carolina System of Community
                              Colleges; prior to January 1, 1995,
                              Chancellor; Professor of Political
                              Science, Fayetteville State
                              University; Vice President for
                              Student and Special Programs,
                              University of North Carolina;
                              Raleigh, N.C.
 A. Winniett Peters/(4)/   68 Consultant of Government Affairs         1977
                              for Standard Commercial Tobacco
                              Company (tobacco processors and
                              exporters); Chairman of the Board
                              of Standard Commercial Tobacco
                              Company until January 1993; Wilson,
                              N.C.

                       NOMINEES FOR ELECTION AS DIRECTORS
                      FOR ONE-YEAR TERMS EXPIRING IN 1996

                                                                   Director of
                                                                   Corporation
                              Principal Occupation                   or BB&T
                              During the Past                       Financial
 Name                     Age Five Years; Residences               Since/(1)/
 ----                     --- ----------------------               -----------
 Joe L. Dudley, Sr./(4)/   57 President and Chief Executive           1992
                              Officer of Dudley Products, Inc.
                              (hair care products); Greensboro,
                              N.C.
 Ernest F. Hardee/(4)/     54 President of Hardee Realty Corp.        1995
                              (real estate management);
                              Portsmouth, Va.
 J. Ernest Lathem,         61 Personal Investments; Medical           1987
  M.D./(3)/                   Director of Prostate Diagnostic
                              Center until April 1994;
                              Greenville, S.C.
 Richard L. Player,        60 President of Player, Inc.               1990
  Jr./(3)/                    (commercial and industrial general
                              contractor); Fayetteville, N.C.

                              CONTINUING DIRECTORS

                                                                    Director of
                                                                    Corporation
                              Principal Occupation                    or BB&T
                              During the Past                        Financial
 Name                     Age Five Years; Residences                Since/(1)/
 ----                     --- ----------------------                -----------
 TERMS EXPIRING IN 1996
 Dickson McLean, Jr./(4)/  67 President of McLean, Stacy, Henry,       1956
                              McLean, McIntyre & Ramsaur, P.A.,
                              (attorneys); Lumberton, N.C.
 C. Edward Pleasants,      54 President, Chief Executive Officer       1993
  Jr./(2)/                    and Director, Pleasants Hardware
                              Company (hardware retailer);
                              Winston-Salem, N.C.
 Nido R. Qubein/(4)/       46 Chief Executive Officer of Creative      1990
                              Services, Inc. (international
                              management consulting); High Point,
                              N.C.
 A. Tab Williams,          67 Chairman and Chief Executive             1982
  Jr./(3)/                    Officer of A. T. Williams Oil
                              Company (oil retailer); Winston-
                              Salem, N.C.
 TERMS EXPIRING IN 1997
 Paul S. Goldsmith/(3)/    61 President, William Goldsmith             1970
                              Company, Inc. (real estate and
                              insurance); Greenville, S.C.
 Joseph A. McAleer/(3)/    45 Chief Executive Officer, Krispy          1993
                              Kreme Doughnut Corporation since
                              1992; prior thereto President and
                              Chief Operating Officer and
                              Director, Krispy Kreme Doughnut
                              Corporation (manufacturer of
                              doughnuts and doughnut making
                              equipment); Winston-Salem, N.C.
 Charles E. Nichols/(3)/   67 Of Counsel, Nichols, Caffrey, Hill       1984
                              & Evans P.L.L.C., (attorneys);
                              Greensboro, N.C.

- --------
(1) On February 28, 1995, the BB&T Merger was consummated and certain Directors of BB&T Financial became Directors of the Corporation.

(2) Member of the Executive Committee.

(3) Member of the Audit Committee.

(4) Member of the Compensation Committee.

 Certain of the above Directors and nominees are also directors of other publicly held companies. O. William Fenn, Jr. has been a director of Ladd Furniture Company since 1982. James H. Maynard has been a director of Investors Management Corporation since 1972, a director of Golden Corral Realty Corporation since 1984, and a director of Rose's Stores, Inc. since 1989. A. Winniett Peters was a director of Standard Commercial Corporation from 1978 until August 1994 when he retired. Each of these companies has securities registered under the Securities Exchange Act of 1934.

 Under the securities laws of the United States, the Corporation's Directors and executive officers are required to report their ownership of the Corporation's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific dates have been established and the Corporation is required to report in this proxy statement any failure to file by the established dates during 1994. In 1994, all of these filing requirements were satisfied by the Corporation's Directors and executive officers. In making this statement, the Corporation has relied on the written representations of its incumbent Directors and executive officers and copies of the reports that have been filed with the Commission.

 The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee and has assigned certain responsibilities to each of these committees.

 In 1995, the Board of Directors appointed an Executive Committee. The Executive Committee consists of eight directors. This Committee is generally authorized to have and to exercise all of the powers of the Board of Directors between meetings of the Board. The Executive Committee also serves as the Nominating Committee.

 The Audit Committee recommends engaging and discharging the independent auditors; directs and supervises special investigations; reviews with the independent auditors the plan and result of the auditing engagement; reviews the scope and result of the Corporation's procedures for internal auditing and loan review; approves each professional service above certain limits provided by the independent auditors; considers the range of audit and non-audit fees; and reviews the adequacy of the Corporation's system of internal accounting controls. The Board of Directors selected Arthur Andersen LLP as the Corporation's auditors for 1995.

 The Compensation Committee recommends to the Board of Directors remuneration arrangements for senior management and Directors and adoption and administration of compensation plans in which Officers and Directors are eligible to participate.

 During 1994, the Corporation had a Nominating Committee. The Nominating Committee recommended to the Board of Directors nominees for election as Directors and considered the performance of incumbent Directors in determining whether or not to nominate them for re-election. The Nominating Committee considered written nominations of candidates for election to the Board of Directors submitted by shareholders to the Secretary of the Corporation that were accompanied by biographical material, qualifications and consent of nominees. Nominations of such candidates must have been received not later than 60 days prior to one year after the date of the immediately preceding Annual Meeting of Shareholders, along with such information as was disclosed in the proxy materials concerning all nominees for Director and the shareholder's name, address and number of shares owned, in order to be considered for the slate of nominees for election as Directors at the next annual meeting. Beginning in 1995, the Executive Committee will serve as the Nominating Committee.

 All members attended at least 75% of the Board of Directors meetings and assigned committee meetings during 1994. The Board of Directors held eight meetings during the year (seven regular meetings and one special meeting); its Nominating Committee held one meeting; its Audit Committee held five meetings; and its Compensation Committee held seven meetings. During 1994 Directors received an annual retainer fee of $10,100, Board meeting fees of $600 per regular meeting attended and $1,000 per special meeting attended and a committee meeting fee of $600 per meeting attended. Employee Directors do not receive Director fees. The Chairman of the Audit Committee, in lieu of the above Audit Committee fee, received $6,000 for 1994 as compensation for his continuous responsibility and consultation. Following the BB&T Merger, Director fees have been revised to provide for an annual retainer of $12,000 and meeting fees of $2,000 per regular meeting attended and $2,000 per committee meeting attended. All non-employee Directors elected prior to June 30, 1991 as Directors of the Corporation (including Messrs. Deal, McLean, Nichols, A. T. Williams, Jr. and Dr. Janeway), have executed Consulting Agreements with the Corporation to provide consulting services for a period of ten years following their retirement. Directors beginning such service as consultants during 1995, 1996, or 1997, shall receive $13,200 per year. Directors beginning such service after 1997 shall receive a sum equal to the annual retainer paid to the Corporation's directors in effect at the time they begin such service. The consultants have agreed not to serve as directors of, or advisers to, businesses which compete with the Corporation during the time they serve as consultants to the Corporation.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

 The following table presents information relating to total compensation during the fiscal year ended December 31, 1994 of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation (the "SNC Named Executives"):

                        SNC SUMMARY COMPENSATION TABLE

                                           Annual Compensation             Long Term Compensation
                                  ------------------------------------- -----------------------------
                                                                               Awards        Payouts
                                                                        -------------------- --------
                                                                             Securities        LTIP
                                                        Other Annual        Options/SARs     Payouts      All Other
Name and Principal Position  Year  Salary  Bonus/(1)/ Compensation/(2)/ (No. of Shares)/(3)/ ($)/(4)/ Compensation/(5)/
- ---------------------------  ---- -------- ---------- ----------------- -------------------- -------- -----------------
L. Glenn Orr, Jr.            1994 $461,951  $236,100         --                   --         $233,300      $93,738
 Chairman & Chief            1993  444,184   217,700         --                22,459         216,500       74,822
 Executive Officer/(6)/      1992  427,100   224,200         --                25,498             --        67,953
Gary E. Carlton              1994  220,376    80,400         --                   --           79,500       35,665
 Executive Vice              1993  211,900    74,200         --                 8,571          73,000       38,199
 President/(6)/              1992  203,700    76,400         --                 9,728             --        69,942
John R. Spruill              1994  194,039    70,800         --                 8,447          70,000       59,392
 Executive Vice              1993  186,576    65,300         --                18,867          65,000       55,980
 President & Chief           1992  179,400    67,300         --                 8,568             --        19,813
 Financial Officer/(6)/
Michael W. Sperry            1994  188,344    68,700         --                 8,200          67,900       14,606
 Executive Vice              1993  181,100    63,400         --                18,314          62,100       14,100
 President                   1992  174,100    65,300         --                 8,315             --        56,838
Morris D. Marley             1994  178,240    59,200         --                 7,760          56,700       12,117
 Executive Vice              1993  156,000    54,600         --                 6,310          48,800       46,581
 President                   1992  143,750    50,600         --                 7,164             --        10,367

- --------
(1) Includes payment under the Short-Term Incentive Plan made in 1995 for service in 1994. Thirty-one officers, including the five executives listed above, received payouts in 1995 under the Short-Term Incentive Plan of $1,557,600 for service in 1994. The Executive Group, consisting of 10 executives, including the five executives listed above, received payouts in 1995 under the Short-Term Incentive Plan totaling $805,800 for service in 1994. Benefits or amounts for service in 1995 cannot be determined at this time.

(2) None of the named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his salary and bonus for 1994.

(3) Options referred to in this table were granted on December 17, 1992, December 16, 1993 and December 15, 1994. The option agreement for the 1992 non-qualified, 1993 incentive and 1994 incentive stock options contains an exercise schedule under which 25% of the options granted becomes exercisable each year such that at the end of the fourth year following date of grant, the option becomes fully exercisable. As a result of the BB&T Merger, vesting of options granted in 1992 and 1993 accelerated with the result that all of these options are 100% vested. Options granted in 1992 are non-qualified stock options. Options granted in 1993 and 1994 are incentive stock options granted in a single grant to each named executive officer except Mr. Sperry, who received a grant of non-qualified stock options in 1994. The option agreement for 1994 non-qualified stock options contains an exercise schedule under which 33 1/3% of the options granted becomes exercisable each year. No restricted stock awards were made to the SNC Named Executives in 1994, 1993 or 1992.

(4) Eight members of the Executive Group consisting of 10 executives, including the five executives listed above, received payouts in 1994 under the 1992-1994 Long-Term Cash Incentive Plan totaling $660,300. No non-executive Director or non-executive officer employee received payouts under the 1991-1994 Long-Term Cash Incentive Plan.

(5) Components of 1994 "All Other Compensation" consist of the following:
    Corporate contributions made in 1994 under the Corporation's 401(k) ESOP and amounts accrued but not contributed under the Corporation's ESOP Excess Plan which allows payment of benefits otherwise entitled under the 401(k) ESOP except for limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), in the amount of $9,240 for Orr; $22,055 for Carlton; $9,240 for Spruill; $11,300 for Sperry; and $10,295 for Marley. Amounts accrued under and interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate in the amount of $56,422 for Orr; $0 for Carlton; $13,969 for Spruill; $514 for Sperry; and $101 for Marley. Includes actuarial equivalent of benefit to employee from payment of annual premiums by the Corporation in 1994 under a split dollar life insurance program in the amounts of $26,612 for Orr; $13,610 for Carlton; $3,920 for Spruill; $2,792 for Sperry; and $1,721 for Marley. Includes term life insurance premiums paid by the Corporation in 1994 in the amount of $1,464 for Orr. Includes relocation expenses paid by the Corporation in 1994 in the amount of $32,263 to Spruill.

(6) Messrs. Orr and Carlton will resign their employment with the Corporation in 1995 as described in "Employment Contracts and Change in Control Agreement" elsewhere in this Proxy Statement. Mr. Spruill resigned effective March 1, 1995.

 Following the BB&T Merger, certain executive officers of BB&T Financial became executive officers of the Corporation. The following table presents information relating to total compensation during the fiscal year ended December 31, 1994 of the Chief Executive Officer of BB&T Financial and the four next most highly compensated executive officers of BB&T Financial (the "BB&T Named Executives").

                   BB&T FINANCIAL SUMMARY COMPENSATION TABLE

                                 Annual Compensation       Long Term Compensation
                            ------------------------------ -----------------------
                                                               Awards      Payouts
                                                           --------------- -------
                                                             Securities     LTIP
       Name and                               Other Annual  Options/SARs   Payouts     All Other
  Principal Position   Year  Salary   Bonus   Compensation (No. of Shares)   ($)   Compensation/(1)/
- ----------------------------------------------------------------------------------------------------
John A. Allison IV     1994 $386,212 $189,244     --           40,272      $   --       $15,449
 Chairman & Chief      1993  370,388  142,599     --           16,152       88,038       14,816
 Executive Officer     1992  352,750  179,021     --           23,181       59,252       15,299
Henry G. Williamson,
 Jr.                   1994 $310,000 $151,900     --           32,329      $   --        12,400
 Chief Administrative  1993  297,413  114,504     --           12,969       57,565       11,896
 Officer               1992  283,237  143,743     --           16,185       39,428       12,284
Kelly S. King          1994 $227,137 $111,297     --           23,686      $   --         9,086
 Senior Executive Vice 1993  217,875   83,882     --            9,502       31,701        8,715
 President             1992  189,625   96,235     --            9,989       21,214        8,185
W. Kendall Chalk       1994 $178,623 $ 87,525     --           18,785      $   --         6,160
 Senior Executive      1993  165,850   63,852     --            7,233       29,184        6,634
 Vice President        1992  157,950   80,160     --            9,026       19,751        6,850
Scott E. Reed          1994 $173,750 $ 85,138     --           18,306      $   --         6,160
 Senior Executive      1993  160,088   61,634     --            6,983       28,179        6,404
 Vice President and
  Treasurer            1992  152,512   77,400     --            8,716       19,385        6,229

- --------
(1) The compensation shown as "All Other Compensation" for 1994 consisted of BB&T Financial's matching contribution under the Savings and Thrift Plan ("Thrift Plan"), a qualified defined contribution plan, and BB&T Financial's contribution to the Supplemental Executive Retirement Plan ("SERP"), a non-qualified excess benefit plan. The amount of such compensation for each individual shown in the table is as follows:

                                        Allison Williamson  King  Chalk   Reed
                                        ------- ---------- ------ ------ ------
     Thrift Plan Contribution.......... $ 3,749   $4,053   $3,734 $6,160 $6,160
     SERP Contribution.................  11,700    8,347    5,352    --     --


The following table shows all grants of options to each of the SNC Named Executives in 1994.

                     SNC OPTION GRANTS IN LAST FISCAL YEAR

                                                                      Potential Realizable
                                                                        Value at Assumed
                                                                        Annual Rates of
                                                                          Stock Price
                                                                        Appreciation for
                          Individual Grants                               Option Term
- --------------------------------------------------------------------- --------------------
                                       % of Total
                                        Options
                                       Granted to
                            Option     Employees
                            Grants     in Fiscal  Exercise Expiration
      Name               (Shares)/(1)/ Year 1994   Price      Date       5%        10%
      ----               ------------- ---------- -------- ---------- --------- ----------
L. Glenn Orr, Jr........       --          --      $  --          --  $     --  $      --
Gary E. Carlton.........       --          --         --          --        --         --
John R. Spruill.........     8,447        3.91     18.375  12-16-2004    97,784    252,998
Michael W. Sperry.......     8,200        3.79     18.375  12-16-2004    94,925    239,573
Morris D. Marley........     7,760        3.60     18.375  12-16-2004    89,831    226,718

- --------
(1) Each option is an incentive stock option, except for options granted to Mr. Sperry which are non-qualified options. Each incentive and non-qualified option agreement "vests" or becomes exercisable with respect to 25% and 33 1/3%, respectively, of the shares subject to the option one year from date of grant (12/16/94) and an additional 25% and 33 1/3%, respectively, becomes exercisable each additional year thereafter. No options have been granted which include stock appreciation rights (SARs).

 The following table shows all grants of options to each of the BB&T Named Executives in 1994. As a result of the BB&T Merger, all options to purchase BB&T Financial common stock were converted to options to purchase the Corporation's Common Stock. The table below reflects this conversion.

                BB&T FINANCIAL OPTION GRANTS IN LAST FISCAL YEAR

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                           Annual Rates of
                                                                             Stock Price
                                                                          Appreciation for
                           Individual Grants                                 Option Term
- ----------------------------------------------------------------------- ---------------------
                                         % of Total
                                          Options
                                         Granted to
                             Option      Employees
                             Grants      in Fiscal  Exercise Expiration
          Name            (Shares)/(1)/  Year 1994   Price      Date        5%        10%
          ----           --------------- ---------- -------- ---------- ---------- ----------
John A. Allison IV......   3/1/94 18,898    5.64    $20.431     3/1/04  $  242,820 $  615,357
                         12/20/94 21,374    6.03     18.793   12/20/04     252,619    640,173
Henry G. Williamson,
 Jr.....................   3/1/94 15,174    4.52     20.431     3/1/04     194,971    494,096
                         12/20/94 17,155    4.84     18.793   12/20/04     202,755    513,809
Kelly S. King...........   3/1/94 11,116    3.31     20.431     3/1/04     142,829    361,959
                         12/20/94 12,570    3.55     18.793   12/20/04     148,565    376,484
W. Kendall Chalk........   3/1/94  8,462    2.52     20.431     3/1/04     108,728    275,540
                         12/20/94 10,323    2.91     18.793   12/20/04     122,008    309,184
Scott E. Reed...........   3/1/94  8,166    2.43     20.431     3/1/04     104,925    265,901
                         12/20/94 10,140    2.86     18.793   12/20/04     119,845    303,703

- --------
(1) All options vest pro rata over five years and are exercisable during the ten-year period beginning on the date of grant.

 The following table provides information concerning stock options exercised by each of the SNC Named Executives in 1994, and the value of options held by each at December 31, 1994.

              SNC AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                Number of Unexercised     Value of Unexercised
                                                   Options at FY-             In-the-Money
                           Shares                   End (Shares)         Options at FY-End/(1)/
                         Acquired on  Value   ------------------------- -------------------------
          Name            Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
L. Glenn Orr, Jr........     --        --       77,835       36,877      $486,283      $51,817
Gary E. Carlton.........     --        --       30,089       14,071       189,300       19,769
John R. Spruill.........     --        --       29,817       29,329       169,571       18,212
Michael W. Sperry.......     --        --       28,915       28,468       164,340       17,674
Morris D. Marley........     --        --       19,359       17,916       115,636       19,465

- --------
(1) The closing price on December 30, 1994 for Corporation Common Stock was $19.125 and is used in calculating the value of unexercised options.

 The following table provides information concerning options for BB&T Financial Common Stock exercised by each of the BB&T Named Executives in 1994, and the value of options held by each at December 31, 1994.

         BB&T FINANCIAL AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                     Number of Unexercised     Value of Unexercised
                                        Options at FY-             In-the-Money
                Shares                   End (Shares)         Options at FY-End/(1)/
              Acquired on  Value   ------------------------- -------------------------
   Name        Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
   ----       ----------- -------- ----------- ------------- ----------- -------------
John A. Al-
 lison IV..       --        --       140,417      21,374      $619,165      $7,096
Henry G.
 Williamson,
 Jr........       --        --       109,272      17,155       496,203       5,695
Kelly S.
 King......       --        --        69,610      12,570       300,242       4,173
W. Kendall
 Chalk.....       --        --        62,761      10,323       295,911       3,427
Scott E.
 Reed......       --        --        60,717      10,140       285,759       3,366

- --------
(1) The closing price on December 30, 1994 for BB&T Financial Common Stock was $28.00 and is used in calculating the value of unexercised options.

 The following table describes target performance awards planned in 1994 to be made to the SNC Named Executives in 1997 under the Long-Term Cash Incentive Plan. Actual payment is dependent upon performance achieved in 1994 to 1996.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
                     1994-96 LONG-TERM CASH INCENTIVE PLAN

                                                    Estimated Future Payouts
                                                           Under Non-
                                                  Stock Price Based Plans/(1)/
                                                --------------------------------
                                       1994-96
                                       Average  Threshold    Target    Maximum
                 Name                   Salary  Award/(2)/ Award/(2)/ Award/(2)/
                 ----                  -------- ---------- ---------- ----------
L. Glenn Orr, Jr./(3)/................ $477,430  $41,775    $167,101   $250,651
Gary E. Carlton/(3)/..................  224,784   14,049      56,196     84,294
John R. Spruill/(4)/..................      --       --          --         --
Michael W. Sperry.....................  192,111   12,007      48,028     72,042
Morris D. Marley......................  181,805   11,363      45,451     58,177

- --------
(1) The Corporation has a Long-Term Cash Incentive Plan that provides for payments of cash awards to certain key employees of the Corporation and its subsidiaries who contribute to the success of the Corporation based upon the achievement over a three-year period of performance goals identified in the plan. Performance under the Long-Term Cash Incentive Plan is based upon growth in earnings per share as compared to an earnings per share target and return on average equity as compared to identified industry standards. Payment under the 1994-1996 Long-Term Cash Incentive Plan will be made in 1997 and will be reported in the Summary Compensation Table. As a result of the BB&T Merger, the Compensation Committee will review the Long-Term Incentive Plan and changes may be made to the Plan which affect estimated future payouts.
(2) The cash awards payable are based on a percentage of the employees' average salaries over the three-year performance period. Accordingly, the awards identified will change to the extent the actual average compensation differs from the projected average compensation.
(3) Mr. Orr and Mr. Carlton will receive fractional payouts (14/36ths) as a result of their retirement in 1995.
(4) Mr. Spruill resigned effective March 1, 1995.

 There were no grants or awards in 1994 under any BB&T Financial long term incentive plan.

RETIREMENT PLANS

 The Corporation has a defined benefit retirement plan, the Southern National Retirement Plan (the "Retirement Plan"), for eligible employees. All employees of the Corporation and certain subsidiaries are eligible to participate under the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant's normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.1% of the first $6,600 of the participant's average compensation, plus 1.5% of the participant's average compensation in excess of $6,600, times the number of years of service completed with the Corporation and certain subsidiaries. A participant's average compensation is his average annual compensation including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years that produce the highest average.

 The following table shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a 10 year certain and life annuity and are not subject to offsets based upon social security amounts or other amounts. As of December 31, 1994, for purposes of computing benefits under the Retirement Plan, age and years of service of the SNC Named Executives are as follows: age 54 and 22 years for Mr. Orr; age 54 and 16 years for Mr. Carlton; age 52 and 6 years for Mr. Spruill; age 50 and 5 years for Mr. Sperry; and age 44 and 10 years for Mr. Marley.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                  BASED ON YEARS OF CREDITED SERVICE/(1)(2)/

  Average
Compensation
    for
     5
Consecutive
   Years
 of Highest
Compensation  10 Years 15 Years 20 Years 25 Years 30 Years 35 Years 40 Years
- ------------  -------- -------- -------- -------- -------- -------- --------
    $300,000  $ 44,736 $ 67,104 $ 89,472 $111,840 $134,208 $156,576 $178,944
     350,000    52,236   78,354  104,472  130,590  156,708  182,826  208,944
     400,000    59,736   89,604  119,472  149,340  179,208  209,076  238,944
     450,000    67,236  100,854  134,472  168,090  201,708  235,326  268,944
     500,000    74,736  112,104  149,472  186,840  224,208  261,576  298,944
     550,000    82,236  123,354  164,472  205,590  246,708  287,826  328,944
     600,000    89,736  134,604  179,472  224,340  269,208  314,076  358,944
     650,000    97,236  145,854  194,472  243,090  291,708  340,326  388,944
     700,000   104,736  157,104  209,472  261,840  314,208  366,576  418,944
     750,000   112,236  168,354  224,472  280,590  336,708  392,826  448,944
     800,000   119,736  179,604  239,472  299,340  359,208  419,076  478,944
     850,000   127,236  190,854  254,472  318,090  381,708  445,326  508,944
     900,000   134,736  202,104  269,472  336,840  440,208  471,576  538,944

- --------
(1) The amounts shown exceed statutory benefit limits and compensation caps under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan, it will be earned under the Corporation's Supplemental Executive Retirement Plan.
(2) If employment date is on or after January 1, 1979, basic benefit is lifetime annuity. If employment date is prior to January 1, 1979, basic benefit is 120 months certain and thereafter for participant's lifetime.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

 EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS. In anticipation of the BB&T Merger, BB&T Financial and the BB&T Bank Subsidiaries and the Corporation and the SNC Bank Subsidiaries entered into Employment Agreements with 27 of their executive and other senior officers (15 BB&T Financial officers and 12 officers of the Corporation (collectively, the "Officers")), including Messrs. Allison, Chalk, Greene, King, Marley, Reed, Sperry and Williamson, who are currently serving as executive officers of the Corporation.

 The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party to the Employment Agreement). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. The term of any Employment Agreement may not be extended beyond the month in which the officer reaches age 65, however. The Employment Agreements provide that the Officers are guaranteed minimum annual salaries equal to their current annualized base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Officer will be entitled to receive, on the same basis as other officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar indirect compensation that the Corporation may from time to time extend to its officers.

 The Employment Agreements also provide that under various circumstances an Officer may continue to receive compensation and health insurance from the Corporation after the Officer's voluntary termination of employment or after being terminated by the Corporation other than for cause. At any time after the first anniversary, and until the sixth anniversary of the BB&T Merger, the Officer voluntarily may terminate his or her employment with the Corporation and continue to receive 60% of the Officer's highest annual cash compensation during any one of the five years preceding termination (such highest annual cash compensation being referred to herein as the "Termination Compensation") and health insurance provided by the Corporation until the sixth anniversary of the BB&T Merger, subject to compliance with non-competition provisions of the Employment Agreements, described below. In the event the Officer's employment is terminated by the Corporation other than for "just cause" (as defined in the Employment Agreements), the Officer will be entitled to receive the Termination Compensation and health insurance for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Officer is terminated by the Corporation other than for just cause, the Corporation will use its best efforts to accelerate vesting of any unvested benefits to which the Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). Mr. Spruill resigned effective March 1, 1995 and is receiving Termination Compensation and health insurance in accordance with his former employment agreement.

 The Employment Agreements also provide that if there is a "Change of Control" (as hereinafter defined) of the Corporation or certain of its affiliates, the Officer will be entitled to: (i) terminate his Employment Agreement voluntarily for "good reason" (generally defined in the Employment Agreements to include a reduction in the Officer's status, responsibilities and duties or salary following the Change of Control); and (ii) receive, in a lump sum, an amount equal to 2.99 times the Termination Compensation. In the event the Officer is terminated by the Corporation for other than just cause or the Officer terminates his employment for good reason after a Change of Control, the Officer would also be entitled to accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. A "Change of Control" is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of the Corporation or specified affiliates; (ii) during any two-year period persons who were directors of such corporation at the beginning of the two-year period cease to constitute at least two-thirds of the corporation's Board of Directors; (iii) the shareholders of such corporation approve any merger or consolidation of such corporation with another company that would result in less than 80% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of such corporation immediately prior to the merger or consolidation; (iv) the shareholders of such corporation approve a plan of complete liquidation or an agreement for the sale of substantially all of such corporation's assets; or (v) any other event the Board of Directors of such corporation determines should constitute a Change of Control.

 The Corporation also has the right under the Employment Agreements to terminate the Officer's employment at any time for just cause. If the Corporation terminates an Officer's employment for just cause, such Officer will have no right to receive compensation or other benefits under the Employment Agreement for any period after such Termination.

 The Employment Agreements also provide that under certain circumstances upon leaving the employment of the Corporation, the Officer may not engage directly or indirectly in the banking, financial services or any other business in which the Corporation is engaged, in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Officer solicit or assist in the solicitation of any depositors or customers of the Corporation or any of the Corporation's affiliates or induce any employees to terminate their employment with the Corporation or its affiliates. This non-competition provision will be effective: (i) if the Officer voluntarily terminates his employment prior to the first anniversary of the BB&T Merger, until the later of the first anniversary of the BB&T Merger or the first anniversary of the Officer's termination; (ii) if after the first anniversary of the BB&T Merger the Officer voluntarily terminates his employment, for such period of time during which the Officer elects to receive 60% of the Termination Compensation; or (iii) if the Officer is terminated other than for just cause, until the earlier of the first anniversary of the Officer's termination or the date as of which the Officer elects to forego receiving the Termination Compensation.

 The Employment Agreement of Mr. Allison provides that he will be Chairman of the Board and Chief Executive Officer of the Corporation for the term of such Employment Agreement.

 AGREEMENT WITH MR. ORR. The Corporation entered into an Employment Contract between the Corporation and SNB North Carolina and L. Glenn Orr, Jr., the former Chairman of the Board, Chief Executive Officer and President of the Corporation, dated July 16, 1981, as amended by an Amendment to Employment Contract between the Corporation and SNB North Carolina and Mr. Orr, dated June 15, 1989 (as amended, the "Original Orr Agreement"). The Original Orr Agreement provided that Mr. Orr would serve as Chairman of the Board, Chief Executive Officer and President of the Corporation until attaining age 65. In order to facilitate the transition from the Corporation and BB&T Financial as separate entities to the Corporation as a single merged entity, Mr. Orr has agreed to serve as Chairman Emeritus of the Corporation until May 1, 1995, following the BB&T Merger. Pursuant to a Settlement and Non-Compete Agreement between Mr. Orr and the Corporation, effective following the BB&T Merger (the "Orr Settlement Agreement"), Mr. Orr will resign as an employee and officer of the Corporation and will be retained as a consultant as of May 1, 1995. The Orr Settlement Agreement provides for the Corporation to pay Mr. Orr an annual amount equal to the difference between $1,655,000 and the Corporation-provided portion of certain benefits payable to Mr. Orr under the following plans of the
Corporation: the retirement plan, the supplemental executive retirement plan, the employee stock ownership plan, the employee stock ownership plan excess plan, and the non-qualified deferred compensation plan. The Orr Settlement Agreement also provides that Mr. Orr agrees (i) to settle each of the Corporation's obligations to him pursuant to the Original Orr Agreement, (ii) not to engage in competition with the Corporation by (A) engaging directly or indirectly in the banking or financial services business anywhere in North Carolina or South Carolina (or in any other state in a county contiguous to North Carolina or South Carolina) or (B) soliciting any depositors or customers of the Corporation or its subsidiaries or inducing any employees of the Corporation or its subsidiaries to terminate their employment with the Corporation, and (iii) to serve as a consultant to the Corporation for a period of five years following the BB&T Merger. The Corporation also agrees to provide certain miscellaneous benefits to Mr. Orr, including the continuation for life of certain life and medical insurance policies, certain moving expenses and country club membership dues and the purchase of an automobile. The payments provided for under the Orr Settlement Agreement will be paid to Mr. Orr in equal monthly installments and will continue for the life of each of Mr. Orr and his current wife, but in no event for a period of less than fifteen years. To the extent that payments under the Orr Settlement Agreement cause a "parachute payment," as defined in the Internal Revenue Code of 1986 (the "Code") section 280G(b)(2), the Corporation will indemnify Mr. Orr and hold him harmless against all claims, expenses and excise taxes relating thereto. The Corporation has established a rabbi trust to help assure the payment of the Corporation's obligations to Mr. Orr under the Orr Settlement Agreement. The Corporation has placed assets in the rabbi trust representing partial funding of the Corporation's obligations to Mr. Orr under the Orr Settlement Agreement. In the event of a Change of Control (as defined in the Orr Settlement Agreement) of the Corporation, the Corporation will be obligated to contribute additional assets to the rabbi trust to provide full funding, on a actuarial basis, of the Corporation's obligations to Mr. Orr under the Orr Settlement Agreement. The Orr Settlement Agreement also provides that the Corporation will use its best efforts, subject to fiduciary duties, to reelect Mr. Orr to the Corporation Board until his seventieth birthday.

 AGREEMENT WITH MR. CARLTON. The Corporation entered into an Employment Contract between the Corporation and SNB North Carolina and Gary E. Carlton, Executive Vice President of the Corporation, dated July 17, 1986, as amended by the Amendment to Employment Contract between the Corporation and SNB North Carolina and Gary E. Carlton, dated June 15, 1987, and as amended and restated by the Employment Contract between the Corporation and SNB North Carolina, dated January 1, 1994 (the "Original Carlton Agreement"). The Original Carlton Agreement provided that Mr. Carlton would serve as an Executive Officer of the Corporation until attaining age 65. Pursuant to a Settlement Agreement, Waiver, and General Release between Mr. Carlton and the Corporation, dated as of the BB&T Merger (the "Carlton Settlement Agreement"), Mr. Carlton will resign as an employee and officer of the Corporation as of August 1, 1995. The Carlton Settlement Agreement provides that Mr. Carlton will agree (i) to settle each of the Corporation's obligations to him pursuant to the Original Carlton Agreement and (ii) maintain confidentiality with regard to certain proprietary information of the Corporation and SNB North Carolina in exchange for an annual payment of $312,000. The amount of this payment will be reduced by any compensation earned by Mr. Carlton as a result of employment by another employer after termination of his employment with the Corporation. The payments provided for under the Carlton Settlement Agreement will continue until Mr. Carlton attains age 65 or dies. Finally, the Corporation will provide a replacement automobile and closing costs on the sale of his residence and will agree to continue to provide certain miscellaneous benefits to Mr. Carlton, including the continuation of certain life insurance policies and medical insurance.

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The Compensation Committee's report on executive compensation of the Board of Directors of the Corporation is set forth below. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the basis on which 1994 compensation determinations were made by the Committee with respect to the executive officers of the Corporation, including the SNC Named Executives. The report also includes the factors and criteria for compensation of the Chairman and Chief Executive Officer of the Corporation which are separately set forth below. See "Discussion of Compensation for the Chairman and Chief Executive Officer" below.

 COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS. Components of the Corporation's present compensation program were designed in 1990. An outside consultant was engaged and prepared an executive compensation program design. The consultant compared the financial performance of the Corporation to that of an industry peer group of southeastern banks for the period 1987 to 1989. The study indicated that for this period, the Corporation's average return on equity approximated the peer group's median, return on average assets was somewhat below its peer group at .86%, and its earnings per share growth was in the top quarter of its peers. Total compensation of executives in 1990 for the Chief Executive Officer and other executive officers was at or below the 25th percentile of the peer group. The study indicated the need to implement an option program to be competitive with the peer group and link cash incentives to performance measures based on earnings per share, return on assets and return on equity. Of the peer group, 100% had a long term incentive plan, 80% had a non-qualified stock option plan, and 93% had an incentive stock option plan. The study recommended stock incentives to motivate executives to align themselves with shareholders. As set forth below, these recommendations have been adopted by the Corporation and form the basis of its compensation philosophy.

 It is the philosophy of the Corporation to ensure that executive compensation be directly linked to continuous improvements in corporate performance which lead to increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions.

  . Provide a competitive total compensation package that enables the Corporation to attract and retain key executives.

  . Integrate bonus programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

  . Provide variable compensation opportunities through bonus programs that align executive remuneration with corporate performance that will serve the interests of the Corporation's shareholders.

 COMPENSATION PROGRAM COMPONENTS. Each year the Committee reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.

 Base Salary -- Base pay levels are largely determined through comparisons with corporations of similar size and complexity as the Corporation. As noted above, base salaries were carefully evaluated in 1990 through use of a peer group study. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary. A top five executive compensation review by a consulting firm was commissioned by the Compensation Committee which compared 1992 compensation of the Named Executives to an industry peer group of 14 southeastern banks. The study was commissioned by the Committee in 1992 to respond to the Securities and Exchange Commission's requirements concerning executive compensation and was designed not only to assist the Committee in setting 1993 compensation but also to support the Committee's review of compensation decisions made for 1992. Peer group data were obtained from 1992 proxy statements and increased by 5.8% to update the peer group data to 1993 levels. The peer group utilized is the same peer group of bank holding companies utilized on the Performance Graph which is set forth herein. The study indicated that while compensation of Named Executives is consistent with the median salaries paid by the peer group, the Corporation's return on average assets over a three year period has improved against its peers and its growth in earnings per share and net income growth is solidly positioned in the top 25% of its peer group. According to the study, the Corporation's financial performance for the 1990-1992 period was clearly above average and for fiscal 1992, the Corporation was one of the best performing companies in the peer group. The Compensation Committee determined that, based upon the Corporation's performance, the Corporation's compensation strategy should provide for base salaries and target annual incentives that approximate the median for the peer group. An early 1994 review of 1993 compensation levels indicated that 1993 base salary and annual bonus (under the Short-Term Incentive Plan described below) paid to the Chief Executive Officer and the other Named Executives approximated the 1992 peer group median base salary and annual bonus for like executives. A four percent (4%) increase in base salary was recommended by the Compensation Committee in fiscal 1994 for the Named Executives to ensure that base salaries plus bonuses for the Named Executives approximated the median base salary plus bonuses for the peer group (assuming a 4% increase in 1992 base salary paid to executive officers of the peer group in 1993 and 1994). The Board of Directors acted in accordance with this recommendation.

 Short-Term Incentive Plan -- The Corporation's officers are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings per share and return on assets goals. Each of these components is given equal weight in the formula to calculate awards. The objective of this plan is to deliver competitive levels of compensation for the attainment of financial objectives that the Committee believes are primary determinants of share price over time. In particular, the plan aims to focus corporate behavior on consistent and steady earnings growth. Targeted awards for executive officers of the Corporation are consistent with targeted awards of peer group companies of similar size and complexity to the Corporation which are reflected on the Performance Graph. Actual awards are subject to decrease or increase on the basis of the Corporation's financial performance and include three point levels of award:

Threshold, Target, and Superior levels. The Compensation Committee consulted with investment bankers and stock analysts to obtain their estimate of core increases in earnings for southeastern banks which was an increase in the range of 8% to 10% in 1994 over 1993. The earnings per share Target goal was set at the Corporation's budgeted earnings. For fiscal year 1994 earnings were budgeted at $2.27 per share, an 11.8% increase over the 1993 earnings per share originally reported of $2.03 per share. Originally reported actual earnings for 1994 were $2.27 per share or 11.8% over originally reported earnings per share for 1993. If budgeted earnings are achieved, a full payout of bonuses is made. The payout ratio decreases to 25% of full payment based on an incremental decrease in the earnings per share and return on assets from the Target goal set for earnings per share and return on assets down to a minimum or Threshold level. Conversely, the payout ratio increases based on an incremental increase in the earnings per share and return on assets above the Target goal set for earnings per share and return on assets up to a Superior level. The Corporation achieved the Plan's financial performance objectives for the last three years and awards have been made to the Named Executives during that three-year period as disclosed in the Bonus column of the Summary Compensation Table.

 Long-Term Cash Incentive Plan -- The Board of Directors has adopted a Long-Term Cash Incentive Plan which provides for payments of cash awards to certain key employees of the Corporation and its subsidiaries who contribute to the success of the Corporation based upon the achievement of established performance goals identified in the plan. Targeted awards for executive officers of the Corporation are consistent with targeted awards of peer group companies of similar size and complexity to the Corporation which are reflected on the Performance Graph. Actual awards are subject to decrease or increase on the basis of the Corporation's financial performance and include three levels of award: Threshold, Target and Superior levels. Performance under the Long-Term Cash Incentive Plan is based upon growth in earnings per share as compared to an earnings per share target and return on average equity as compared to the peer group. Each of these components is given equal weight in the formula to calculate awards. The earnings per share goals for the Long-Term Cash Incentive Plan cover a performance period of three years. As a result, the earnings per share goals are not tied directly to budgeted earnings per share, as earnings per share are budgeted only on an annual basis; however, the earnings per share goals for the Long-Term Cash Incentive Plan are set at a level which generally provide for an increase over the Corporation's earnings per share goals in the prior three year performance period. For example, the 1991-1993 Target goal was set at cumulative earnings per share of $4.60. The 1992-1994 Target goal was set at cumulative earnings per share of $5.00 which represented an 8.6% increase over the prior performance period Target goal. Actual cumulative earnings per share in the performance period 1992-1994 increased 18% over the performance period 1991-1993. The second payment under the Long-Term Cash Incentive Plan was made in 1995 as a result of the Corporation exceeding the Superior goal of $5.15 cumulative earnings per share and the Superior goal of 14.70% return on common equity during the performance period 1992-1994. This payment is disclosed in the Long-Term Compensation LTIP Payouts column of the Summary Compensation Table. The next payment under the Long-Term Cash Incentive Plan (based on the performance period 1993-1995) will be made in 1996 if target performance goals are achieved. Performance through the first two year period of this plan is between Target and Superior goal performance level established under the plan. Planned awards under the 1994-96 Long-Term Cash Incentive Plan are described in the Long-Term Incentive Plan Awards Table above. Performance through the first year of this plan is at the Target goal performance level established under the plan. Awards actually made under the 1993-1995 Long-Term Cash Incentive Plan will be dependent upon performance achieved in 1995, the final performance year of the plan.

 Capital Accumulation Plan for Eligible Key Employees -- The Board of Directors has adopted the Capital Accumulation Plan for Eligible Key Employees of Southern National Corporation, which allows eligible participants to defer a stipulated percentage of any incentive compensation to be earned in the following calendar year. Each year interest will be credited to any amounts deferred during the following calendar year and to any prior accumulations. The interest credited to a participant's account will vary annually, and will generally track market interest rates. The limit for annual deferrals is 100% of a participant's combined awards under the Short-Term Incentive Plan and the Long-Term Incentive Plan, or any prior long-term incentive plan then in effect. The amount deferred must be in 25% increments of a participant's incentive compensation. Benefits under the Capital Accumulation Plan for Eligible Key Employees will be paid upon a participant's early or normal retirement, death, disability, hardship or separation from service. Participants may elect to receive their benefit payments in a lump sum, or in 180 equal monthly payments.

 Stock Option Program -- The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Corporation with an opportunity to increase their ownership of Corporation stock, the best interests of shareholders and executives will be closely aligned. Stock options link the executive's rewards directly to shareholder return. The Committee has awarded options as an incentive for future performance, the intent of option grant being to motivate those receiving grants to increase the value of Corporation stock in the future. Options may be granted to key management employees or contributors who have a significant effect on the long term strategic success of the Corporation. Executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Corporation at a specified price in the future. The number of stock options granted to executive officers is based on competitive practices, including practices of the peer group described in the Performance Graph. While the Committee reviewed the amount and value of options currently held by executives, the Committee has not established a target ownership level for equity holdings by executives and prior grants and the number of outstanding options is not presently factored into the grant formula. Target ownership levels for equity holdings by executives may be studied by the Committee in 1995 and considered in conjunction with future grants of stock options. Options were granted in 1994 based upon a formula. For Mr. Spruill, Mr. Sperry, and Mr. Marley and executive officer group, options were granted equal to the product of 80% of salary divided by the option price of $18.375; the Corporation's Secretary received options equal to the product of 50% of salary divided by the option price of $18.375. Mr. Orr and Mr. Carlton were not granted stock options in 1994. Additional information on options is set forth in the Option Grants Table and the Fiscal Year End Option Value Table above.

 DISCUSSION OF 1994 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE
OFFICER. In considering the compensation for the Chairman and Chief Executive Officer for fiscal year 1994, the Committee reviewed his existing compensation arrangements and both corporate and individual performance. The employment agreement between the Corporation and Mr. Orr was structured to provide him with a fully competitive base salary and annual incentive opportunity. The Committee has made the following determinations regarding the compensation of Mr. Orr.

  . Base salary for Orr in 1994 increased from the base salary that was paid in 1993 by 4% to ensure that his base salary approximated the median base salary for the peer group.

  . A Long-Term Incentive Plan payout of $233,300 was made in 1995 based on financial performance of the Corporation during the performance period 1992-1994 as a result of the Corporation exceeding the Superior goal of $5.15 cumulative earnings per share, and exceeding the Superior goal of 14.70% return on common equity during the performance period 1992-1994.

  . An incentive award (bonus) was paid in 1995 for fiscal 1994 performance under the Short-Term Incentive Plan in the amount of $236,100 based on the Corporation's achieving earnings per share of $2.27, on a fully-diluted basis (which fell between the Target goal and the Superior goal, resulting in a payout of 130% of target), and a return on assets of 1.35% which exceeded the Superior goal set under the plan.

  . Mr. Orr's combined base salary and annual bonus for 1994 approximates peer company medians of combined base salary and bonus paid to chief executive officers of its peer group (assuming 4% annual increases in 1992 compensation paid to chief executive officers of the peer group in 1993 and 1994). This combined amount is consistent with the Committee's targeted range of compensation for Mr. Orr and is based upon the Corporation's performance in that 34% of Mr. Orr's combined salary and annual bonus amount paid for service in 1994 was based upon the Corporation meeting the Target goal under the Short-Term Incentive Plan of earnings per share of $2.27 on a fully-diluted basis in 1994. The Committee determined that Mr. Orr's base salary should be maintained at a competitive level relative to its peer group and as a result recommended a 4% increase in base salary. The peer group utilized in this study is the same peer group utilized in the Performance Graph set forth herein.

 SUMMARY. The Corporation's executive compensation programs are based on financial performance. For fiscal 1994, the Committee's decisions took into consideration the fact that the Corporation's financial performance, as measured by earnings per share, was 11.8% above the earnings per share originally reported for fiscal year 1993. The Committee also notes that the closing price of the Corporation's Common Stock has increased from $13.875 on December 31, 1991 to $19.125 on December 31, 1994, a 37.8% increase.

 After its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Corporation should be competitive with the compensation programs provided by other corporations with which the Corporation competes. The Corporation maintains a pay-for-performance philosophy under which incentive pay is based on obtaining budgeted increases in earnings over earnings achieved in the prior year. The Committee has relied upon a study conducted by consulting firm, which determined that the Corporation's budget process are reasonable and prudent. The Committee noted that the goals established under the Short-Term Incentive Plan were reasonable and dictated significant increases in 1994 financial performance over 1993 financial performance. The same reasoning was applied by the Committee in 1993 in setting the goals under the Short-Term Incentive Plan bonus earned in 1994 and paid in 1995, which is reflected in the Summary Compensation Table. The Committee believes that any amounts paid under the Short-Term Incentive Plan were appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Corporation. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns that are generated on the behalf of the Corporation's shareholders.

 In July 1994, the Committee received a new executive compensation study from an outside consultant to review its compensation decisions made for 1994. This study utilized peer group data from the 1993 proxy statements of fifteen bank holding companies ranging in size from $5.5 billion to $14.7 billion in assets (the "New Peer Group"). Data from the New Peer Group was reviewed by the Committee due to the Corporation's growth to $8.3 billion in assets in March of 1994. The study indicated that overall, Southern National's 1993 executive pay levels continue to appear conservative compared to its performance on key performance measures. Fiscal year end financial performance for 1993 and its three year average financial performance as measured by return on average equity and return on average assets was at the 75th percentile of the New Peer Group. The study indicated that Southern National's financial performance is more favorable than the New Peer Group and its cash compensation levels appear less competitive on both a strategic and actual payout basis than the New Peer Group. As the Committee relied on the 1992 study in making its compensation decisions for 1994, the Performance Graph reflects performance of banks' holding companies utilized in the 1992 study. A New Peer Group performance graph will be utilized in the 1996 proxy statement.

 Currently, the Corporation believes that all compensation paid by the Corporation to its executives is deductible for federal income tax purposes. The Long-Term Incentive Plan and Short-Term Incentive Plan were approved by shareholders at the Corporation's 1994 Annual Meeting of Shareholders to assure deductibility of compensation paid under such plans as performance based compensation under Section 162(m) of the Code.

                             COMPENSATION COMMITTEE
                       Richard Janeway, M.D. -- Chairman
                        Nido R. Qubein -- Vice-Chairman
                              Dickson McLean, Jr.
                                 Ronald E. Deal
                                 E. M. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

 Nido R. Qubein, a Director of the Corporation and a member of the Compensation Committee in 1994, is owner of Creative Services, Inc., an international management consulting firm. SNB North Carolina has entered into a consulting services contract with Creative Services, Inc. under which Creative Services, Inc. is advising management of the Corporation by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $391,896 under this contract in 1994. Management believes this contract is on terms as favorable as could have been obtained from others.

 Dickson McLean, Jr., a Director of the Corporation and a member of the Compensation Committee in 1994, is President of McLean, Stacy, Henry, McLean, McIntyre & Ramsaur, P.A., Attorneys-at-Law. The firm is under retainer to provide legal services to the Corporation and its subsidiaries. The firm was paid the sum of $90,107 in 1994. Management believes these services were provided on terms as favorable as could have been obtained from others.

 Mr. McLean and Mr. Qubein abstain from voting on matters relating to stock options and the Long-Term Cash Incentive Plan and Short-Term Incentive Plan.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

 A number of the Corporation's Directors and officers and their associates are customers of the SNC Bank Subsidiaries or the BB&T Bank Subsidiaries. Any extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem. All outstanding loans to such officers and Directors and their associates are current as to principal and interest. As of December 31, 1994, loans in excess of $60,000 to Directors, executive officers and their interests totaled approximately $48.9 million, or approximately 7.7% of the Corporation's consolidated shareholders' equity at such date.

 Elizabeth T. Williams, wife of A. Tab Williams, Jr., a Director of the Corporation and formerly a Director of Forsyth Bank & Trust Co., leased to Forsyth Bank & Trust Co. the land and building used by it as a branch location at Corporation Parkway and Peters Creek Parkway in Winston-Salem, North Carolina, effective November 1, 1979, for a base period of 25 years with renewal options. The initial monthly rent under the lease is $3,680 with increases based on the Consumer Price Index at the end of the seventh year and each five years thereafter. SNB North Carolina assumed this lease upon its merger with Forsyth Bank & Trust Co. The current rent is $4,732 per month. Management believes that the lease terms are as favorable as could have been obtained from a non-affiliated party.

 Ted R. Reynolds, a Director of the Corporation in 1994, is a 90% owner of Raleigh Place Associates, a North Carolina General Partnership that entered into a 15 year lease with SNB North Carolina, whereby the bank leases office space for one of its Raleigh bank branches located at 316 West Edenton Street, Raleigh, North Carolina. The lease has renewal options. For fiscal year 1994, 12 lease payments of $4,798 each month were paid to Raleigh Place Associates for a total of $57,579. In addition to lease payments, SNB North Carolina is obligated to share certain lease pass-through expenses of the building for operating expenses. In 1994, the bank paid approximately $19,653 to Raleigh Place Associates, which sum represented its share of operating expenses for calendar year 1994. Management believes this lease contract is on terms that are as favorable as could have been obtained from a non-affiliated party.

 During 1994, BB&T Financial retained the law firm of Dooley, Dooley, Spence and Parker, P.A., an affiliate of A. J. Dooley, Sr., a nominee for Director of the Corporation, and the Corporation proposes to continue to retain this firm during 1995.

 During 1994, BB&T Financial paid Player, Inc., an affiliate of Richard L. Player, Jr., a nominee for Director of the Corporation, the sum of $84,645 for construction costs of a new main office in Fayetteville, N.C. and paid Tri-Player Investments (also an affiliate of Mr. Player) the sum of $46,371 as rent and related occupancy expenses for the Westwood Branch and main office buildings in Fayetteville. Management believes that the terms of the agreements with Mr. Player's affiliates are as favorable to BB&T Financial and the Corporation as could have been obtained from a non-affiliated party.

 See "Compensation Committee Interlocks and Insider Participation" above.

PERFORMANCE GRAPH

 Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of Corporation Common Stock, the S&P 500 Index, and an industry peer group index of 13 southeastern banks. The graph assumes $100 invested on December 31, 1989 in Corporation Common Stock and each of the indices.

 The bank holding companies in the peer group index are BB&T Financial Corporation, CCB Financial Corporation, South Trust Corporation, AmSouth Bancorporation, Central Fidelity Banks, Inc., Regions Financial Corporation (formerly First Alabama Bancshares, Inc.), First Virginia Banks, Inc., Compass Bancshares, Inc. (formerly Central Bancshares of the South, Inc.), Mercantile Bancshares Corporation, Bank South Corp., Synovus Financial Corp., Centura Banks, Inc. and United Carolina Bancshares Corporation.



                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
             AMONG SOUTHERN NATIONAL, PEER GROUP INDEX AND S&P 500

                                              PEER
Measurement period              SOUTHERN      GROUP        S&P
(Fiscal Year Covered)           NATIONAL      INDEX        500
- ---------------------           --------     --------    --------
Measurement PT -
1989                            $ 100        $ 100       $ 100

1990                            $  77        $  86       $  97
1991                            $ 111        $ 144       $ 126
1992                            $ 162        $ 191       $ 136
1993                            $ 168        $ 199       $ 150
1994                            $ 169        $ 198       $ 152


                 PROPOSAL 2:--APPROVAL OF THE SOUTHERN NATIONAL
                 CORPORATION 1995 OMNIBUS STOCK INCENTIVE PLAN

 The Board of Directors proposes that the shareholders approve the Southern National Corporation 1995 Omnibus Stock Incentive Plan (the "Stock Plan"), adopted by the Board of Directors on April 10, 1995, subject to the approval of the Corporation's shareholders. The approval of the Stock Plan requires the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and shares held in street name voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting.

 The Stock Plan is intended to provide the Compensation Committee of the Board of Directors maximum flexibility to meet the evolving needs of the Corporation in providing stock-based compensation to its key executives over the next ten years, in order to align more closely the interests of corporate management with those of shareholders. The Stock Plan may be used to grant stock options and stock appreciation rights, and to award restricted stock and performance shares. The Stock Plan may also be used to grant stock options in conjunction with mergers. The Stock Plan therefore eliminates the need and expense of registering additional shares of the Corporation's Common Stock each time the Corporation engages in a merger transaction.

 For several years the Corporation has provided stock-based compensation opportunities to executives and key employees under the Corporation's Nonqualified Stock Option Plan (the "Nonqualified Plan"), Incentive Stock Option Plan (the "ISO Plan") and the Corporation's Omnibus Stock Incentive Plan adopted in 1994 (the "Prior Stock Plan"). The Board of Directors believes that the Nonqualified Plan and the ISO Plan and the Prior Stock Plan have served their purpose of promoting a greater identity of interests between participants and shareholders and that similar opportunities should be continued under the Stock Plan. However, the number of shares available for issuance under the existing plans has been depleted largely as a result of the BB&T Merger, which provided for the grant of replacement options to purchase the Corporation's Common Stock to holders of options to purchase BB&T Financial Common Stock. If the shareholders approve the Stock Plan, additional awards may, but are not required to, be made under the Nonqualified Plan, the ISO Plan and the Prior Stock Plan, until there are no remaining authorized shares under these plans.

 The following paragraphs summarize the principal features of the Stock Plan. This summary is subject, in all respects, to the terms of the Stock Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Stock Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Mr. Jerone C. Herring, Secretary, Southern National Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

SUMMARY OF THE STOCK PLAN

 The Board of Directors believes that the Stock Plan will benefit the Corporation by (i) assisting it in recruiting and retaining employees with ability and initiative, (ii) providing greater incentive for employees of the Corporation or its related entities and (iii) associating the interests of employees with those of the Corporation, its related entities, and its shareholders through opportunities for increased stock ownership. A maximum of 2,000,000 shares of Common Stock may be issued under the Stock Plan, subject to a 3% replenishment percentage. However, in no event shall the number of shares authorized for issuance under the Stock Plan exceed 10% of authorized and outstanding Common Stock as of the time of any replenishment adjustment.

 The Compensation Committee of the Board of Directors will administer the Stock Plan. The Compensation Committee may delegate its authority to administer the Stock Plan to one or more officers of the Corporation. The Compensation Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16"). As used in this summary, the term "Administrator" means the Compensation Committee and any delegate, as appropriate.

 Each employee of the Corporation or a related entity is eligible to participate in the Stock Plan. Certain non-employees are eligible to participate in the Stock Plan in conjunction with merger and acquisition transactions. The Administrator will select the individuals who will participate in the Stock Plan ("Participants") but no person may participate in the Stock Plan while he is a member of the Compensation Committee. The Administrator may, from time to time, grant stock options, stock appreciation rights ("SARs"), stock awards, or performance shares to Participants. Although the Stock Plan allows several different kinds of awards, the Compensation Committee intends to continue its past practice of providing stock-based compensation opportunities in the form of stock options on substantially the same basis as under the Nonqualified Plan and the ISO Plan.

 Options granted under the Stock Plan may be incentive stock options ("ISOs") or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Corporation at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 100% of the shares' fair market value on the date of grant in the case of ISOs, and not less than 85% of the shares' fair market value on the date of grant in the case of nonqualified stock options. The Corporation's existing Nonqualified Plan also permits the option price of nonqualified stock options to be not less than 85% of the shares' fair market value on the date of grant. However, in the past no nonqualified stock options have been granted for less than 100% of the shares' fair market value on the date of grant, and although available as an option, the Corporation does not anticipate that this practice will change in the future. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock.

 SARs generally entitle the Participant to receive the lesser of (i) the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR or (ii) the initial value. The initial value of the SAR is determined by the Administrator at the time of the grant. The amount payable upon the exercise of an SAR may be paid in cash, Common Stock, or a combination of the two.

 SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

 Participants may be awarded shares of Common Stock pursuant to a restricted stock award. The Administrator, in its discretion, may prescribe that a Participant's rights in a restricted stock award shall be nontransferable or forfeitable, or both, unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Corporation or a related entity for a specified period or that the Corporation, a related entity, or the Participant achieve stated objectives. It is anticipated that the vesting period of a restricted stock award will be no less than three years, or no less than one year in the case of performance-based restricted stock awards.

 The Stock Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a targeted number of shares of Common Stock if certain performance standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. The performance share requirements may include, for example, a requirement that the Participant continue employment with the Corporation or a related entity for a specified period or that Corporation, a related entity, or the Participant achieve stated objectives. A performance share award will be earned based on the performance share value during each of the five valuation periods (calendar years) following the date of the award. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock or by a combination of the two.

 All awards made under the Stock Plan will be evidenced by written agreements between the Corporation and the Participant. A maximum of 30,000 shares may be granted to a Participant in any calendar year. The share limitation and the terms of outstanding awards shall be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization, or other similar events.

 No option, SAR or stock award may be granted and no performance shares may be awarded under the Stock Plan after April 9, 2005. The Board of Directors may terminate the Stock Plan sooner without further action by shareholders. The Board of Directors also may amend the Stock Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Stock Plan or changes the class of individuals who may be selected to participate in the Stock Plan will become effective until it is approved by shareholders.

 Neither the number of individuals who will be selected to participate in the Stock Plan nor the type or size of awards that will be approved by the Administrator can be determined. The Corporation is also unable to determine the number of individuals who would have participated in the Stock Plan or the type or size of awards that would have been made under the Stock Plan had it been in effect in 1994.

FEDERAL INCOME TAX CONSEQUENCES

 The Corporation has been advised by counsel regarding the federal income tax consequences of the Stock Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

 No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR.

 The Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date.

 The Participant will recognize income on account of the settlement of a performance share award. The Participant will recognize income equal to any cash that is paid and the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.

 The employer (either the Corporation or a related entity) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR, the vesting of a stock award, and the settlement of a performance share award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE SOUTHERN NATIONAL CORPORATION 1995 OMNIBUS STOCK INCENTIVE PLAN.

  PROPOSAL 3--APPROVAL OF THE SAVINGS AND THRIFT PLAN FOR EMPLOYEES OF BRANCH
                           BANKING AND TRUST COMPANY

 The Board of Directors proposes that the shareholders approve the Savings and Thrift Plan for Employees of Branch Banking and Trust Company ("Thrift Plan"), adopted by the Board of Directors on February 16, 1995, subject to the approval of the Corporation's shareholders. The approval of the Thrift Plan requires the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock present or represented by properly executed proxies at the meeting. Abstentions and shares held in street name voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting.

 The Board of Directors allocated 3,000,000 shares of the Corporation's common stock to be issued pursuant to the provisions of the Thrift Plan. The Thrift Plan was adopted in anticipation of the BB&T Merger which occurred on February 28, 1995. As a result of the BB&T Merger, the Corporation has employed KPMG Peat Marwick LLP to conduct a study of all compensation plans and systems of the Corporation, which study will be completed in the second quarter of 1995. Pending completion of that study and implementation of the recommendations, the Corporation anticipates that for the balance of 1995 former employees of the BB&T Bank Subsidiaries will participate in the Thrift Plan, which is a plan identical to the primary employee benefit plan of BB&T prior to the BB&T Merger. Employees of the Corporation, who were employees of the Corporation or the SNC Bank Subsidiaries prior to the BB&T Merger, will participate in the Southern National Corporation Employee Stock Ownership Plan ("ESOP") for the balance of 1995. Beginning in January of 1996, all employees of the Corporation will participate in the same employee benefit plans, which may be the Thrift Plan, the ESOP, or a new plan to be adopted during 1995. The directors allocated sufficient shares to be utilized pursuant to the Thrift Plan in the event it is selected as the continuing employee benefit plan for the Corporation.

 The Thrift Plan is being submitted to shareholders for approval in order to enable participants to avail themselves of an exemption from the short-swing profit liability provisions under Section 16(b) of the Exchange Act and therefore to avoid liability to the Corporation for profits earned in transactions involving stock purchased pursuant to the Thrift Plan for such officer's account. This exemption for certain shareholder-approved employee benefit plans also requires that certain amendments to such plans be approved by shareholders in order for the exemption to remain applicable. Any such future amendments will be submitted to the shareholders of the Corporation in order that participants will be able to continue to avail themselves of the exemption.

 The Thrift Plan is designed to assist the Corporation in attracting and retaining qualified officers and employees and to assist the officers and employees of the Corporation in accumulating funds that will supplement their retirement income. The Thrift Plan is intended to qualify as a tax deferred plan under Section 401(k) of the Code. The assets of the Thrift Plan are administered by Branch Banking and Trust Company, as Trustee ("Trustee"), pursuant to a trust agreement with the Corporation.

 The following paragraphs summarize the material features of the Thrift Plan and federal income tax consequences to participants under the Thrift Plan. This summary is not intended to be a complete description of the Thrift Plan, and is subject, in all respects to the terms of the Thrift Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Thrift Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Jerone C. Herring, Secretary, Southern National Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

 The following table presents information relating to contributions in 1994 by BB&T Financial to the Thrift Plan Accounts of the BB&T Named Executives and groups of persons identified:

                               NEW PLAN BENEFITS

                          Savings and Thrift Plan for Employees of BB&T
                          ----------------------------------------------------
Name and Position            Dollar Value ($)              Number of Units
- -----------------         ------------------------      ----------------------
John A. Allison IV,           $  15,449                         --
 Chairman & Chief
 Executive Officer
Henry G. Williamson, Jr.         12,400                         --
 Chief Administrative
 Officer
Kelly S. King,                    9,086                         --
 Senior Executive Vice
 President

                        Savings and Thrift Plan for Employees of BB&T
                        ----------------------------------------------------
Name and Position          Dollar Value ($)              Number of Units
- -----------------       -------------------------     ----------------------
W. Kendall Chalk                     6,160                        --
 Senior Executive Vice
 President
Scott E. Reed                        6,160                        --
 Senior Executive
 Vice President and
 Treasurer
Executive Group                     49,255                        --
Non-Executive Director              13,791                        --
 Group
Non-Executive Officer            3,126,311                        --
 Employee Group

SUMMARY OF THE THRIFT PLAN

 The Board of Directors believes that the Thrift Plan will benefit the Corporation by (i) assisting it in recruiting and retaining employees with ability and initiative, (ii) providing greater incentive for employees of the Corporation or its related entities and (iii) associating the interests of employees with those of the Corporation, its related entities, and its shareholders by providing participants with an opportunity to contribute funds on a tax deferred basis for purposes of supplementing retirement income and providing additional contributions from the Corporation on a matching basis. Participants may defer from 1% to 16% of base salary in whole percentage increments, up to a maximum dollar amount established each year by the Internal Revenue Service. Participants may change the percentage of salary which is being deferred by written notice to the Plan Administrator and at the option of the participant may stop participating. The Corporation will match a percentage of each participant's contributions. The Corporation will contribute 100% of the first 2% of a participant's contribution and 50% of the next 4% of a participant's contribution. The Corporation does not match any contributions over 6% of a participant's salary. The Corporation's matching contributions will be deposited in a separate account in the participant's name and will be invested in the same manner as participant's contributions.

 The Thrift Plan is administered by the Compensation Committee ("Committee") of the Board of Directors of the Corporation. The Committee has full authority and sole discretion to administer, interpret and construe the Thrift Plan, including setting rules and regulations relating to the Thrift Plan and making determinations and taking actions necessary for the administration of the Thrift Plan. The Corporation has entered into a trust agreement with Branch Banking and Trust Company as Trustee for purposes of administering all funds held pursuant to the Thrift Plan and providing and administering investment alternatives available under the Thrift Plan.

 An employee of Branch Banking and Trust Company or any related employer that has adopted the Thrift Plan, with the written consent of the Directors of the Corporation is eligible to participate in the Thrift Plan following the completion of one year of service and attainment of age 21. Special rules are contained in the Thrift Plan for rollover contributions and certain money transferred into the Thrift Plan from other qualified plans. The Thrift Plan contains definitions for determining a year of service, beginning dates of participation, and other terms related to determination of eligibility. All participants in the Thrift Plan are 100% vested at all times in funds contributed by the participant. In general, participants are 100% vested in matching funds provided by the Corporation unless the participant has engaged in misconduct (as defined in the Thrift Plan) toward the Corporation.

 Participants may choose to have their contributions and matching contributions invested among five funds, in increments of 5%. The available funds are:

 MONEY MARKET FUND. This fund consists of short-term fixed income investments such as U.S. Treasury Bills, Certificates of Deposit and Money Market Funds. This fund is intended to protect investment funds and produce a competitive return.

 FIXED INCOME FUND. This fund is invested in securities that have a fixed rate of return for a specified period of time and includes bonds, debentures, mortgages, preferred stock, and other type investments. The fund is intended to protect invested funds, produce a competitive return and experience some principal gains or losses.

 EQUITY FUND. This fund is invested mainly in common or capital stocks and in preferred stocks or bonds that can be converted into common or capital stock. This fund is designed for investment growth over the long term.

 SOUTHERN NATIONAL CORPORATION COMMON STOCK FUND. This fund is invested solely in the common stock of Southern National Corporation. The fund is intended to produce investment growth over the long term.

 BANK INVESTMENT CONTRACT. This fund offers a fixed rate of return for a specified period of time. The objective of the fund is to protect invested funds and provide an established rate of return.

 If the Thrift Plan is approved by shareholders, the Corporation will be authorized to issue up to 3,000,000 shares of its common stock pursuant to the provisions of the Thrift Plan. Such stock may be increased by proportionate and equal adjustments to be made by the Committee upon a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, sale of assets or certain similar events affecting the Corporation or its subsidiaries. The Corporation's common stock made available pursuant to the Thrift Plan is from the authorized and unissued shares of the Corporation.

 The Thrift Plan is intended to give participants the opportunity of saving for retirement, therefore payment of a participant's account generally begins at normal retirement age, which is defined as age 65. A participant may elect to retire early, which is defined as between age 55 and 65. A participant may also elect to delay retirement beyond normal retirement age, but must begin to receive benefits by age 70. Upon attaining normal, early or delayed retirement, a participant may elect to receive payments in installments over a period of up to 15 years, a lump sum or a combination of these alternatives. If a participant terminates employment before attaining retirement age, the value of the vested account may be paid and if the value is less than $3,500.00 will be paid. If a participant dies prior to retirement or receipt of all monies in their account, the balance of the account will be paid to the participant's named beneficiary or estate. While the Thrift Plan is designed as a retirement plan, certain withdrawals can be made during employment such as hardship distributions and loans.

 The Thrift Plan will continue in effect until terminated by the Corporation (as provided in the Thrift Plan). The Corporation may amend the Thrift Plan, but such amendment may not cause any part of the trust fund to be used for purposes other than the exclusive benefit of participants and beneficiaries. If the Thrift Plan is terminated by the Corporation, participants will receive full payment of account balances. Any amendment to the Thrift Plan will be submitted to the shareholders of the Corporation for ratification if such ratification is necessary to comply with the requirements of Section 16 of the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

 The following is a summary of the federal income tax treatment under the Code as of the date of this Proxy Statement. The federal income tax laws pertaining to the Thrift Plan are highly technical and such laws are subject to change at any time. The following summary is not intended to be exhaustive and does not discuss any state and local taxes that may be relevant to the Thrift Plan.

 All funds contributed by a participant and matching contributions from the Corporation are not subject to federal income tax so long as the funds are held by the trustee of the Thrift Plan, up to a maximum dollar amount established each year by the Internal Revenue Service. As long as the funds remain invested pursuant to the terms of the Thrift Plan, no federal income tax is imposed on the funds or the earnings thereon. When a participant receives a distribution from their account, generally the amount received is then subject to federal income taxes. If a distribution is received prior to a participant attaining age 59, the distribution may be subject to an additional surtax. In addition, when a participant attains age 70, at least a minimum amount of benefits must be distributed and accordingly will become subject to federal income taxes at that time.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE SAVINGS AND THRIFT PLAN FOR EMPLOYEES OF BRANCH BANKING AND TRUST COMPANY.

               PROPOSAL 4--APPROVAL OF THE SPECIAL NON-EMPLOYEE
                          DIRECTORS STOCK OPTION PLAN

GENERAL

 The Board of Directors proposes that the shareholders approve the Special Non-Employee Directors Stock Option Plan ("Director Plan"), adopted by the Board of Directors on February 16, 1995, subject to the approval of the Corporation's shareholders. The approval of the Director Plan requires the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock present and represented by properly executed proxies at the meeting. Abstentions and shares held in street name voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting.

 The Director Plan was initially adopted by the Board of Directors of BB&T Financial on February 25, 1992 and by the shareholders of BB&T Financial on April 28, 1992. Prior to the BB&T Merger, the Corporation adopted the Director Plan so that existing grants of options to purchase BB&T Financial common stock held by BB&T Financial non-employee directors could be converted into options to purchase the Corporation's Common Stock pursuant to the Director Plan.

 The Director Plan includes (a) authorizing the use of 73,247 shares of the Corporation's Common Stock to cover options granted pursuant to the Director Plan, and (b) permitting non-employee directors to elect to receive stock options in lieu of cash compensation. The Board of Directors believes that stock options provide a valuable incentive for attracting, retaining, and motivating capable non-employee directors and encouraging them to acquire a proprietary and vested interest in the growth and performance of the Corporation. The Director Plan should also generate an increased incentive for directors to contribute to the Corporation's future success and prosperity, thereby enhancing the value of the Corporation for its shareholders.

 The following paragraphs summarize the principal features of the Director Plan, as approved by the Board of Directors of the Corporation, and as adopted and administered by BB&T Financial. This summary is subject, in all respects, to the terms of the Director Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Director Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Mr. Jerone C. Herring, Secretary, Southern National Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

SUMMARY OF THE DIRECTOR PLAN

 The Director Plan authorizes the grant of nonqualified stock options. "Nonqualified" stock options are not intended to qualify as "incentive" stock options under Section 422 of the Code. Stock options entitle the holder to purchase the Corporation's Common Stock at an exercise price and subject to such other terms as are set forth in the option agreement.

 The Director Plan authorizes 73,247 shares of the Corporation's Common Stock for grant pursuant to options. If a stock option is terminated without issuance of shares, the unissued shares subject to such award shall then be available for grant under the Director Plan. The number and kind of shares authorized under the Director Plan and the number and kind of shares and exercise prices of outstanding options shall be appropriately adjusted for any increase or decrease in the number of outstanding shares resulting for certain corporate events, such as a stock dividend or a subdivision, combination, or reclassification of shares, as may be necessary to maintain the proportionate interest of the option holder.

 The award of options under the Director Plan is limited to non-employee directors of the Corporation. The following former BB&T Financial Directors who have become Corporation Directors have had options to purchase BB&T Financial common stock converted into options to purchase the indicated number of shares of the Corporation's Common Stock pursuant to the Director Plan: Mr. Barringer (4,685 shares), Mr. Dudley (3,812 shares), Mr. Efird (4,685 shares), Mr. Fenn (4,685 shares), Dr. Lathem (4,685 shares), Mr. Maynard (4,685 shares), Mr. Peters (4,685 shares) and Mr. Player (4,685 shares).

 The Director Plan has been administered by a committee of the BB&T Financial Board of Directors and will be administered by a committee of the Corporation's Board of Directors ("Committee"). The Committee has no discretion in determining who will receive an option or the number of shares allocated to a participating director under the Director Plan or the terms of any such option. The terms are set forth in the Director Plan and are summarized below.

 The Director Plan provides that payment of the exercise price of options will be made in cash or, with the consent of the Committee, shares of the Corporation's Common Stock surrendered at its market value as of the date of exercise.

 Existing grants of options under the Director Plan were granted to any non-employee director who filed with BB&T Financial an election to receive stock options in lieu of all or a portion of the annual retainer to be earned by him. Such election was to be made at the time of election for new directors and prior to December 31 each year for current directors.

 If a director's service is terminated for any reason other than death or disability, the director will have the right to exercise any option to the extent it was exercisable at the date of such termination of service. If a director's service is terminated by death or disability, the director or his representative will have the right to exercise any option to the extent it was exercisable at the date of such termination of service and with respect to any option or portion thereof that was not exercisable, the director will have the right to exercise a prorated number of shares. The right to exercise an option to such extent will continue for the earlier of three years from the date of the director's termination or the expiration of the original option term.

 The Director Plan provides that upon a change of control, as defined below, all outstanding options shall become immediately exercisable. A "change of control" shall be deemed to have occurred if (i) any person is or becomes the beneficial owner directly or indirectly of securities of the Corporation representing 51% or more of the combined voting power of the Corporation's then outstanding securities; (ii) a change in the composition of the majority of the Board of Directors; or (iii) the shareholders of the Corporation approve a merger, consolidation or sale of substantially all of the assets of the Corporation.

 The Board of Directors may amend or discontinue the Director Plan at any time, provided that no amendment may impair the rights of an option holder without his consent, and further provided that any amendment shall be subject to approval of shareholders if such approval is necessary to comply with any tax or regulatory requirement.

FEDERAL INCOME TAX CONSEQUENCES

 The following are the federal tax consequences generally arising with respect to awards granted under the Director Plan. With respect to options granted in lieu of cash compensation under the Directors Plan, it is intended that neither the election to receive such an option nor the grant of such an option will create any immediate tax consequences for the recipient or the Corporation. Upon exercise of an option, if the optionee makes a special election under
Section 83(b) of the Code, the optionee will recognize ordinary income in the amount by which the market value of the common stock purchased, valued on the date of exercise, exceeds the exercise price, and the Corporation will be entitled to a deduction of the same amount. If the optionee does not make such an election, the optionee will recognize ordinary income on the first date following exercise of such option on which the sale of the Common Stock acquired thereby is deemed not to be subject to the "short swing profit" recovery provisions of Section 16(b) of the Exchange Act. On such date, the optionee will recognize ordinary income in the amount by which the market value of the common stock purchased, valued on such date, exceeds the exercise price, and the Corporation will be entitled to a deduction of the same amount.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE SPECIAL NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.

               PROPOSAL 5--RATIFICATION OF ARTHUR ANDERSEN LLP AS
                               AUDITORS FOR 1995

 The Board of Directors has selected the firm of Arthur Andersen LLP as independent auditors to examine the books of the Corporation and subsidiaries for the year 1995, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and subsidiaries. Arthur Andersen LLP has served as independent auditors for the Corporation continuously since 1966. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be available to respond to questions posed by the shareholders.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RATIFY ARTHUR ANDERSEN LLP AS THE CORPORATION'S AUDITORS FOR 1995.

                           ANNUAL REPORT ON FORM 10-K

  The Corporation is furnishing to each person solicited a copy of its annual report on form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission. Exhibits to such Form 10-K are not included, but the exhibits may be requested and a reasonable expense may be charged for the furnishing of exhibits to the Form 10-K. Such request should be addressed to Scott E. Reed, Executive Vice President--Chief Financial Officer, 200 West Second Street, Winston Salem, North Carolina 27101.

                       PROPOSALS FOR 1996 ANNUAL MEETING

 Under regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1996 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by December 22, 1995 for the proposal to be considered for inclusion in the Corporation's proxy statement.

 In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in the Corporation's proxy statement, the Corporation's bylaws provide that the shareholder must give timely notice in writing to the Secretary of the Company at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER BUSINESS

 The Board of Directors knows of no other matter to come before the Annual Meeting of Shareholders. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          /s/ John A. Allison IV
                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

Dated: April 21, 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

                           FOR THE FISCAL YEAR ENDED:

                               DECEMBER 31, 1994

                        COMMISSION FILE NUMBER: 1-10853

                               ----------------

                         SOUTHERN NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NORTH CAROLINA                            56-0939887
        (STATE OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NO.)

         200 WEST SECOND STREET                          27101
     WINSTON-SALEM, NORTH CAROLINA                     (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

                               ----------------

                                 (910) 773-7500
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                            NAME OF EACH EXCHANGE ON WHICH
           TITLE OF EACH CLASS                        REGISTERED
           -------------------              ------------------------------
       COMMON STOCK, $5 PAR VALUE               NEW YORK STOCK EXCHANGE
  DEPOSITARY SHARES, STATED VALUE $25           NEW YORK STOCK EXCHANGE

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this
                                 Form 10-K   X
                                           -----

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes  X     No
                                    ---       ---

  The aggregate market value of Southern National Corporation voting common stock held by non-affiliates as of March 1, 1995 was $2.2 billion and the number of shares outstanding at March 1, 1995 was 102,114,848.

  Portions of the Proxy Statement for the 1995 Annual Meeting of Shareholders are incorporated by reference into Part III of this Form 10-K.

  This Form 10-K has 80 pages. The "Exhibit Index" begins on page 75 of the sequential numbering system.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE INDEX

                                                                      PAGE
                                                                 --------------
 PART I  Item 1 Business......................................             II-4
         Item 2 Properties....................................      II-17,II-55
         Item 3 Legal Proceedings.............................            II-64
         Item 4 Submission of Matters to a Vote of
                 Shareholders.................................
                A special meeting of the shareholders of
                 Southern National Corporation was held on De-
                 cember 15, 1994 to consider and vote upon the
                 following matters:

                To approve an Agreement and Plan of
                 Reorganization between Southern National
                 Corporation ("Southern National") and BB&T
                 Financial Corporation ("BB&T"), dated as of July 29, 1994, and amended and restated as of October 22, 1994, and a related Plan of Merger, dated as of July 29, 1994, and amended and restated as of October 22, 1994, pursuant to which: (i) BB&T would merge with and into Southern National (the "Merger");
                 (ii) each outstanding share of BB&T common stock, $2.50 par value per share, would be converted into the right to receive 1.45 shares of Southern National common stock, $5.00 par value per share ("Southern National
                 Common Stock"), with cash in lieu of the issuance of any fractional share interest;
                 (iii) each outstanding stock option granted by BB&T under one of its benefit plans, whether or not exercisable, would be converted into and become a right with respect to Southern National Common Stock;
                 (iv) the Amended and Restated Articles of
                 Incorporation of Southern National would be amended to increase the number of authorized shares of Southern National Common Stock from
                 120,000,000 shares to 300,000,000 shares; and
                 (v) the Board of Directors of Southern
                 National would be increased from 23 to 24 members and 12 persons designated by BB&T would become members of the Board of Directors of Southern National (replacing 11 of the current members who would resign upon consummation of the Merger and filling the one seat created by the increase in the size of the Southern National Board).

                Of shares represented by proxy there were:

                Votes for 31,292,024 (88.79%); Votes against
                 3,123,232 (8.96%); Abstain 826,782 (2.35%) as
                 a percentage of the shares represented by
                 proxy at the meeting. There were 43,488,593
                 shares eligible to vote.
 PART II Item 5 Market for the Registrant's Common Stock and
                 Related Shareholder Matters..................            II-36
         Item 6 Selected Financial Data.......................            II-39
         Item 7 Management's Discussion and Analysis of
                 Financial Condition and Results of
                 Operations...................................            II-18
         Item 8 Financial Statements and Supplementary Data...            II-40
                Consolidated Statements of Condition at
                 December 31, 1994 and 1993...................            II-42
                Consolidated Statements of Operations for each
                 of the years in the three-year period ended
                 December 31, 1994............................            II-43
                Consolidated Statements of Cash Flows for each
                 of the years in the three-year period ended
                 December 31, 1994............................            II-45

                                                                        PAGE
                                                                      ---------
                  Notes to Consolidated Financial Statements.......       II-46
                  Report of Independent Public Accountants.........       II-41
                  Quarterly Financial Summary of 1994 and 1993.....       II-38
           Item 9 There have been no disagreements with accountants
                   on accounting and financial disclosures
 PART III Item 10 Directors and Executive Officers of the
                   Registrant......................................           *
          Item 11 Executive Compensation...........................           *
          Item 12 Security Ownership of Certain Beneficial Owners
                   and Management..................................           *
          Item 13 Certain Relationships and Related Transactions...           *
 PART IV  Item 14 Exhibits, Financial Statement Schedules and
                   Reports on Form 8-K.............................
           (a)(1) Financial Statements (See Item 8 for reference)
              (2) Financial Statement Schedules normally required
                   on Form 10-K are omitted since they are not
                   applicable.
              (3) Exhibits have been filed separately with the
                   Commission and are available upon written
                   request.
           (b)    Southern National filed a Form 8-K under Item 5
                   on February 24, 1995 which included consolidated
                   financial statements for BB&T and proforma
                   condensed financial information relating to
                   Southern National's proposed merger with BB&T.
                   Southern National filed a Form 8-K under Item 2
                   on March 14, 1995 to report the completion of
                   the merger of the bank holding companies of BB&T
                   and Southern National, effective February 28,
                   1995.

                * Information is incorporated by reference to
                  Registrant's Proxy Statement for the 1995 Annual
                  Meeting of Shareholders filed as an exhibit to this Form 10-K.

                                    BUSINESS

GENERAL

  Southern National Corporation ("Southern National" or "SNC" or the "Corporation") is a multi-bank holding company headquartered in Winston-Salem, North Carolina. Southern National conducts its operations in North Carolina primarily through its commercial bank subsidiaries and, to a lesser extent, through its savings bank and other subsidiaries. Substantially all of Southern National's loans are to businesses and individuals in the Carolinas. Southern National has no foreign loans and no loans that can be defined as highly-leveraged transactions.

 Subsidiaries

  Southern National Bank of North Carolina ("SNBNC"), Southern National's largest subsidiary, was founded in 1897 and currently operates through 155 banking offices in 77 cities and towns throughout North Carolina. SNBNC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers and individuals. Southern National Leasing Corp., a wholly-owned subsidiary of SNBNC, offers lease financing to commercial businesses and municipal governments. Southern National Investment Services, Inc., also a wholly-owned subsidiary of SNBNC, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds and government and municipal bonds.

  Southern National Bank of South Carolina ("SNBSC") entered the South Carolina banking market in 1986. SNBSC serves South Carolina through 78 banking offices in 39 cities and towns. SNBSC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals.

  Southern National operates a savings bank in North Carolina, SNB Savings Bank, Inc., SSB ("SSB"), which is engaged primarily in the origination of mortgage loans on residential real estate and, to a lesser degree, other consumer and commercial loans. SSB has two subsidiaries, Southern National Insurance Services, Inc., which offers credit life, credit accident and health, life, and property and casualty insurance on an agency basis, and Prime Rate Premium Finance Corporation, Inc., which was acquired in November 1994, and provides insurance premium financing and services to customers in Virginia and the Carolinas.

  Southern National has another active subsidiary, Unified Investors Life Insurance Company ("Unified"), which is a reinsurer and underwriter of certain credit life and accident and health insurance policies written by a non-affiliated insurance company in connection with certain loans made by the bank and savings bank subsidiaries.

  As demonstrated in the following table, total assets at SNBNC have grown from $4.5 billion at December 31, 1992 to $5.7 billion at December 31, 1994 on a restated basis, which is a 27% increase. As originally reported, total assets for SNBNC at December 31, 1992 were $3.8 billion. Total asset growth for SNBSC was $246 million, or 10%. At December 31, 1992, originally reported total assets for SNBSC were $596 million. SSB's total assets have grown $76.1 million since December 31, 1992.

- --------------------------------------------------------------------------------

                                   TABLE S-1
                    SELECTED FINANCIAL DATA OF SUBSIDIARIES

                                       SNBNC                            SNBSC                           SSB
                          -------------------------------- --------------------------------- --------------------------
                             1994       1993       1992       1994       1993        1992      1994     1993     1992
                          ---------- ---------- ---------- ---------- ----------  ---------- -------- -------- --------
                                                             (DOLLARS IN THOUSANDS)
Total assets............  $5,747,856 $5,272,766 $4,542,361 $2,833,287 $2,828,278  $2,587,234 $314,420 $235,954 $238,349
Securities..............   1,874,251  1,722,040  1,432,548    770,438    651,064     197,290   38,344   31,344   24,209
Loans and leases, net of
 unearned income*.......   3,299,931  3,107,299  2,674,897  1,907,880  1,884,394   2,154,728  248,531  189,739  180,625
Deposits................   4,040,241  4,109,218  3,792,976  1,935,985  2,019,479   2,002,120  198,354  196,559  199,169
Shareholder's equity....     358,333    353,998    339,774    201,450    192,489     163,120   40,499   26,925   33,686
Net interest income.....     206,580    196,676    181,739    103,651    101,376      83,992   11,818   10,746   10,707
Provision for loan and
 lease losses...........       2,057      8,780     11,857      4,062     22,353      13,680    1,126      305      134
Noninterest income......      58,069     62,701     38,620     29,692     24,778      34,852    4,165    1,227      984
Noninterest expense.....     155,386    161,847    142,020     78,152    170,724      81,619    8,221    5,407    5,163
Net income (loss).......      72,485     52,582     38,433     31,691    (76,703)     14,779    4,042    3,443    4,105
                          ========== ========== ========== ========== ==========  ========== ======== ======== ========

- --------
* Includes loans held for sale.

- --------------------------------------------------------------------------------

 Acquisitions

  Profitability and market share have been enhanced through both internal growth and acquisitions during recent years. Specifically, expansion has been enhanced both by the acquisition of financial institutions (including thrift institutions) and the purchase of deposits and assets from the Resolution Trust Corporation ("RTC") in federally-assisted transactions.

  During the three years ended December 31, 1994, Southern National completed 11 mergers and acquisitions of thrift institutions and financial services companies. On February 28, 1995, Southern National merged with BB&T Financial Corporation ("BB&T"), a multi-bank holding company with $11.0 billion in total assets. Each BB&T shareholder received 1.45 shares of Southern National common stock for each share of BB&T common stock. A total of 57.9 million shares of Southern National common stock was issued in conjunction with the merger.

 Competition

  The banking business is highly competitive. The banking subsidiaries of Southern National compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

MARKET AREA

  Southern National's primary market area consists of North and South Carolina. These states continue to support one of the most dynamic and fastest growing economies in the nation. The area's employment base is diverse, consisting of manufacturing industries, service, wholesale/retail, strong financial centers and agricultural enterprises. With modern infrastructures and extensive educational systems, Southern National's current market area is adequate to support consistent growth in assets and deposits in the future. Even so, management expects to continue aggressive growth strategies, including possible expansion into neighboring states. The current market area includes numerous small communities that Southern National seeks to serve. Management believes that maintaining a community bank approach as asset size and available services grow will strengthen the Corporation's ability to successfully move into new states and communities and successfully be the bank of choice for small to mid-sized commercial customers.

LENDING ACTIVITIES

  Southern National focuses lending efforts on small to intermediate commercial and industrial loans, one-to-four family residential mortgage loans and other consumer loans. Typically, fixed-rate mortgage loans are sold in the secondary mortgage market and adjustable-rate mortgages are retained for the portfolio. Loan growth typically follows economic cycles and has been strong during 1994, primarily in the commercial, financial and agricultural category. Management's lending strategy is to establish market share in strategic cities and develop customer relationships by providing quality products and services to the customer base. Once the position is established, management focuses on small business lending and retail banking through the branches to generate additional growth.

- --------------------------------------------------------------------------------

                                   TABLE S-2
                    COMPOSITION OF LOAN AND LEASE PORTFOLIO*

                                              DECEMBER 31,
                         ------------------------------------------------------
                            1994       1993       1992       1991       1990
                         ---------- ---------- ---------- ---------- ----------
                                         (DOLLARS IN THOUSANDS)
Loans--
  Commercial, financial
   and agricultural..... $1,301,504 $  804,281 $  765,475 $  731,508 $  710,733
  Real estate--
   construction and land
   development..........    121,561    248,253    198,075    235,508    338,666
  Real estate--mortgage.  3,055,865  2,904,525  2,667,561  2,328,827  2,305,139
  Consumer..............    701,862    692,848    825,761    840,408    808,975
                         ---------- ---------- ---------- ---------- ----------
    Loans held for
     investment.........  5,180,792  4,649,907  4,456,872  4,136,251  4,163,513
    Loans held for sale.     21,968    316,544    174,321    117,216     56,800
                         ---------- ---------- ---------- ---------- ----------
      Total loans.......  5,202,760  4,966,451  4,631,193  4,253,467  4,220,313
Leases..................    304,544    225,312    170,358    122,394    115,473
                         ---------- ---------- ---------- ---------- ----------
    Total loans and
     leases............. $5,507,304 $5,191,763 $4,801,551 $4,375,861 $4,335,786
                         ========== ========== ========== ========== ==========

- --------
* Balances are gross of unearned income.

- --------------------------------------------------------------------------------

 One-to-Four Family Residential Mortgage Lending

  Southern National engages in mortgage loan originations by offering fixed- and adjustable-rate government and conventional loans for the purpose of constructing, purchasing or refinancing owner-occupied properties. Such loans composed 33% of total loans and leases, excluding loans held for sale, at December 31, 1994. As mentioned above, the Corporation usually retains adjustable-rate loans for the portfolio and sells fixed-rate loans and government loans within the secondary mortgage market. Servicing rights on loans sold are typically retained by Southern National. Loans are generally offered in amounts up to 95% of the appraised value of the collateral for terms up to 30 years based on the qualifications of the borrower. Except in the "Community Reinvestment Act" program discussed below, private mortgage insurance is required in an amount sufficient to reduce Southern National's exposure to less than 80% of the loan-to-value ratio. Pricing for mortgage loans is established to be highly-competitive with area lenders. Southern National does not originate loans with negative amortization. Risks associated with the residential lending function include interest rate risk, which is mitigated through the sale of all fixed-rate loans, and default risk by the borrower, which is lessened through underwriting procedures and private mortgage insurance. Southern National also purchases mortgage loans through various correspondents and subjects them to the same underwriting and investment strategies as loans originated in-house.

  The Corporation also offers, as part of its Community Reinvestment Act ("CRA") program, more flexible underwriting criteria to broaden the availability of mortgage loans in the communities Southern National serves. CRA loans are available at loan-to-value ratios up to 98% for households with incomes up to $40,000 and such loans do not require private mortgage insurance. These loans are retained in the portfolio since they do not meet the requirements to be sold in the secondary mortgage market.

 Commercial Lending

  Southern National's commercial lending program is generally targeted to serve small to middle-market businesses with sales of $50 million or less, although in-house limits do allow lending to larger customers. Commercial lending includes commercial, financial, agricultural, industrial and real estate loans. Pricing on commercial loans, driven largely by competition, is usually tied to the prime rate with current yields including loan fees approaching prime plus 1%.

 Construction Lending

  Real estate construction loans composed 2% of the total portfolio at December 31, 1994. Such loans primarily reflect 12 month contract housing loans which are intended to convert to permanent one-to-four family residential mortgage loans upon completion of the construction. These loans have terms and options similar to residential mortgage loans and allow a rate to be "locked in" by the borrower during the 12 month construction period. The loans also allow a "float down" option once during the term of the construction loan. Such loans are priced higher than other residential mortgage loans because of the added float down risk and the shorter term of the loan. Southern National also originates commercial construction loans. These loans are usually to in-market developers, businesses, individuals or real estate investors for the construction of commercial structures in the Corporation's market area, including, but not limited to, industrial facilities, apartments, shopping centers, office buildings, hotels and warehouses. The properties may be for sale, lease or owner-occupancy. The Corporation generally requires the borrower to make a commitment to "take-out" the construction loan and typically requires the property to be presold, preleased or, in the case of owner-occupied properties, that the owner has adequate resources to repay the debt. Generally, these loans carry floating interest rates tied to the Corporation's prime interest rate or some other similar index, and range in term from six to eighteen months.

 Consumer Lending

  Southern National offers various consumer loan products. Both secured and unsecured loans are marketed to existing customers and to any other creditworthy candidates. Home equity loans are underwritten in amounts which assure that the total loan-to-value ratio does not exceed 80%. Numerous forms of unsecured loans, including revolving credits, are provided and various installment loan products, including vehicle loans, are offered. Pricing of such loans is strongly influenced by local competition. These loans are usually priced as fixed-rate simple interest loans with variable rates on revolving credits.

 Leasing

  Southern National provides leasing products and services in North and South Carolina through Southern National Leasing Corp. ("Leasing"). Since Leasing is a separate subsidiary, it is not restricted to North and South Carolina to obtain business. Leases accounted for 6% of total loans and leases at December 31, 1994. Leasing provides three primary products: finance or capital leases, true leases (as defined under the Internal Revenue Code) and other operating leases. Leasing provides products and services for small to medium-sized commercial customers primarily in Southern National's market area. Such products include vehicles and tangible personal property. Leasing also solicits business from municipal customers and is seeking to augment the existing customer base with larger commercial customers.

                                   TABLE S-3
               SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY*

                                                    DECEMBER 31, 1994
                                           ------------------------------------
                                           COMMERCIAL,
                                            FINANCIAL
                                               AND      REAL ESTATE:
                                           AGRICULTURAL CONSTRUCTION   TOTAL
                                           ------------ ------------ ----------
                                                  (DOLLARS IN THOUSANDS)
Fixed rate:
  1 year or less (2)......................  $  138,481    $ 12,934   $  151,415
  1-5 years...............................     306,634      28,640      335,274
  After 5 years...........................      49,457       4,619       54,076
                                            ----------    --------   ----------
    Total.................................     494,572      46,193      540,765
                                            ----------    --------   ----------
Variable rate:
  1 year or less (2)......................     225,941      21,103      247,044
  1-5 years...............................     500,298      46,728      547,026
  After 5 years...........................      80,693       7,537       88,230
                                            ----------    --------   ----------
    Total.................................     806,932      75,368      882,300
                                            ----------    --------   ----------
      Total loans and leases (1)..........  $1,301,504    $121,561   $1,423,065
                                            ==========    ========   ==========

- --------
* Balances are gross of unearned income.

(1) The table excludes:

     (i)   consumer loans to individuals for household, family and
            other personal expenditures...........................   $  701,862
     (ii)  real estate mortgage loans.............................    3,055,865
     (iii) loans held for sale....................................       21,968
     (iv)  leases.................................................      304,544
                                                                     ----------
                                                                     $4,084,239
                                                                     ==========

(2) Includes demand loans.

    Scheduled repayments are reported in the maturity category in which the payment is due. Determinations of maturities are based upon contract terms. Southern National's credit policy does not permit automatic renewals, or rollovers, of loans. At the scheduled maturity date (including balloon payment date), the customer must request a new loan to replace the matured loan and execute a new note with rate, terms and conditions renegotiated at that time.

- --------------------------------------------------------------------------------

NONACCRUAL LOANS AND LEASES

  It is Southern National's policy to place loans and leases on nonaccrual status when full collection of principal and interest becomes doubtful, or when any portion of principal or interest becomes 90 days past due, whichever occurs first. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance when concern exists as to the ultimate collection of the principal. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and when the collectibility of principal or interest is no longer doubtful.

                                   TABLE S-4
              LOANS AND LEASES 90 DAYS PAST DUE AND STILL ACCRUING

                                              DECEMBER 31,
                         ----------------------------------------------------------
                            1994        1993        1992        1991        1990
                         ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS)
Commercial, financial
 and agricultural....... $      567  $      130  $      220  $      311  $      563
Real estate--all
 categories.............        611       1,333       2,640       4,805       6,891
Consumer................          2         652         622         601         604
Leases..................        --          --          --          --          545
                         ----------  ----------  ----------  ----------  ----------
  Total................. $    1,180  $    2,115  $    3,482  $    5,717  $    8,603
                         ==========  ==========  ==========  ==========  ==========
Ratio of loans and
 leases 90 days or more
 past due and still
 accruing to outstanding
 loans and leases.......        .02%        .04%        .07%        .13%        .20%
                         ==========  ==========  ==========  ==========  ==========
Nonaccrual loans and
 leases................. $   22,194  $   28,372  $   60,430  $   61,232  $   51,870
                         ==========  ==========  ==========  ==========  ==========
Total outstanding loans
 and leases*............ $5,507,304  $5,191,763  $4,801,551  $4,375,861  $4,335,786
                         ==========  ==========  ==========  ==========  ==========

- --------
* Balances are gross of unearned income and include loans held for sale.

- --------------------------------------------------------------------------------

ALLOWANCE FOR LOAN AND LEASE LOSSES

  The allowance for loan and lease losses is established through a provision for loan and lease losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. This evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers the loan's risk rating, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant consideration in providing for an adequate reserve. Southern National's objective is to maintain a loan portfolio that is diverse in terms of loan type, industry concentration, geographic distribution and borrower concentration in order to reduce overall credit risk by minimizing the adverse impact of any single event or combination of related events. Although management believes that the best information available is used to determine the adequacy of the allowance, the nature of the process by which management determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Unforeseen market conditions could result in adjustments in the allowance which would affect earnings. Future additions to Southern National's allowance will be the result of periodic loan, property and collateral reviews as well as projected changes in overall economic and real estate markets.

- --------------------------------------------------------------------------------

                                   TABLE S-5
                       ALLOCATION OF RESERVE BY CATEGORY

                                                              DECEMBER 31,
                          ------------------------------------------------------------------------------------
                                1994             1993             1992             1991             1990
                          ---------------- ---------------- ---------------- ---------------- ----------------
                                  % LOANS          % LOANS          % LOANS          % LOANS          % LOANS
                                  IN EACH          IN EACH          IN EACH          IN EACH          IN EACH
                          AMOUNT  CATEGORY AMOUNT  CATEGORY AMOUNT  CATEGORY AMOUNT  CATEGORY AMOUNT  CATEGORY
                          ------- -------- ------- -------- ------- -------- ------- -------- ------- --------
                                                         (DOLLARS IN THOUSANDS)
Balance at end of period
 applicable to:
Commercial, financial
 and agricultural.......  $10,959    24%   $19,221    16%   $11,835    16%   $11,709    17%   $ 8,036    17%
Real estate:
 Construction and land
  development...........    1,024     2      2,492     5      2,070     4      2,088     5        399     8
 Mortgage...............   24,684    55     26,640    62     18,580    59     11,334    56     11,862    53
                          -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
 Real estate--total.....   25,708    57     29,132    67     20,650    63     13,422    61     12,261    61
                          -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
Consumer................    7,556    13      7,738    13      8,075    17     11,114    19     12,132    19
Leases..................      906     6      1,218     4      1,313     4      1,610     3      1,021     3
Unallocated.............   25,444   --      12,194   --      10,151   --       6,811   --       2,897   --
                          -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
 Total..................  $70,573   100%   $69,503   100%   $52,024   100%   $44,666   100%   $36,347   100%
                          =======   ===    =======   ===    =======   ===    =======   ===    =======   ===

  The following table sets forth information with respect to Southern National's allowance for loan and lease losses for the most recent five years.

                                   TABLE S-6
               COMPOSITION OF ALLOWANCE FOR LOAN AND LEASE LOSSES

                                              DECEMBER 31,
                         ----------------------------------------------------------
                            1994        1993        1992        1991        1990
                         ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS)
Balance, beginning of
 period................. $   69,503  $   53,840  $   44,918  $   36,347  $   28,228
  Charge-offs:
    Commercial,
     financial and
     agricultural.......     (3,279)    (11,653)     (8,168)     (8,855)     (7,971)
                         ----------  ----------  ----------  ----------  ----------
    Real estate--
     construction and
     land development...       (165)       (435)       (706)     (1,196)       (283)
    Real estate--
     mortgage...........     (4,690)     (4,867)     (8,218)     (6,845)     (7,463)
                         ----------  ----------  ----------  ----------  ----------
    Real estate--total..     (4,855)     (5,302)     (8,924)     (8,041)     (7,746)
                         ----------  ----------  ----------  ----------  ----------
    Consumer............     (4,625)     (5,396)     (8,627)     (7,878)     (7,678)
    Lease receivables...       (646)       (771)     (1,428)     (1,308)       (419)
                         ----------  ----------  ----------  ----------  ----------
      Total charge-offs.    (13,405)    (23,122)    (27,147)    (26,082)    (23,814)
                         ----------  ----------  ----------  ----------  ----------
  Recoveries:
    Commercial,
     financial and
     agricultural.......      2,373       1,728       1,154       1,028         798
                         ----------  ----------  ----------  ----------  ----------
    Real estate--
     construction and
     land development...        582         184         275         248         --
    Real estate--
     mortgage...........      1,529         994       2,907         513         225
                         ----------  ----------  ----------  ----------  ----------
    Real estate--total..      2,111       1,178       3,182         761         225
                         ----------  ----------  ----------  ----------  ----------
    Consumer............      1,332       1,542       1,208       1,044       1,091
    Lease receivables...        294         149         188         116         126
                         ----------  ----------  ----------  ----------  ----------
      Total recoveries..      6,110       4,597       5,732       2,949       2,240
                         ----------  ----------  ----------  ----------  ----------
Net charge-offs.........     (7,295)    (18,525)    (21,415)    (23,133)    (21,574)
                         ----------  ----------  ----------  ----------  ----------
  Provision charged to
   expense..............      7,246      31,438      25,671      30,602      29,693
                         ----------  ----------  ----------  ----------  ----------
  Allowance of loans
   acquired in purchase
   transactions.........      1,119       2,750       2,850         850         --
                         ----------  ----------  ----------  ----------  ----------
Balance, end of period.. $   70,573  $   69,503  $   52,024  $   44,666  $   36,347
                         ==========  ==========  ==========  ==========  ==========
Average loans and
 leases*................ $5,064,136  $4,750,218  $4,494,244  $4,258,462  $4,273,567
Net charge-offs as a
 percentage of average
 loans and leases.......        .14%        .39%        .48%        .54%        .50%
                         ==========  ==========  ==========  ==========  ==========

- --------
* Loans and leases are net of unearned income and loans held for sale.

- --------------------------------------------------------------------------------

NONPERFORMING ASSETS AND CLASSIFIED ASSETS

  Nonperforming assets include nonaccrual loans and leases and foreclosed property. Southern National directs significant energy to maintain low levels of nonperforming assets and works quickly with delinquent borrowers to resolve problems. Loans are considered delinquent in most cases the first day after payment was due. After a loan has been delinquent ten days, Southern National mails a reminder notice to borrowers, and if the borrower does not contact a collection officer, late charges are assessed on the sixteenth day after the due date. Numerous attempts to work with the borrower to establish a repayment plan are made throughout the delinquent period of the loan. When a loan becomes 90 days past due, the loan is placed on nonaccrual status. In some cases, a loan may be placed on nonaccrual status earlier based on specific circumstances surrounding the loan. If the collection of principal and/or interest becomes doubtful at any time during the collection process, the loan is placed on nonaccrual status. Every effort is made to reach an agreement on payment with the borrower. If it becomes necessary to foreclose on loans, acquired assets are quickly sold to minimize the cost of carrying such assets.

INVESTMENT ACTIVITIES

  Southern National maintains a portion of its assets as investment securities. National banks are allowed to purchase, sell, deal in, underwrite, and hold certain investment securities as prescribed by the United States Code and regulated by the Comptroller of the Currency (the "Comptroller"). Securities ruled eligible by the Comptroller generally include all obligations of the U.S. Treasury, agencies of the Federal government, obligations of any state or political subdivision, various types of corporate debt, mutual funds, limited equity securities and certain derivative securities.

  Investment portfolio activities are governed internally by a written, board-approved investment policy. Investment policy is carried out by the Corporation's Asset and Liability Committee ("ALCO") which meets weekly to review the economic environment, assess current activities for appropriateness and establish investment strategies. The ALCO also has much broader responsibilities which are discussed in the section, Asset/Liability Management, of Management's Discussion and Analysis of Financial Condition and Results of Operations.

  The Corporation maintains its investment portfolio in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement established accounting procedures consistent with the intent to hold securities until maturity, to hold securities in an available for sale capacity or to trade securities. As of January 1, 1994, management designated specific securities to be held in all three categories.

  Investment strategies are established by the ALCO in consideration of the interest rate cycle, mix of the balance sheet, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity of the Corporation. In general, the investment portfolio is managed in a manner appropriate to the attainment of the following purposes: (i) to provide a sufficient margin of liquidity of assets and liabilities to cover unanticipated deposit and loan fluctuations, seasonal funds flow variations and overall funds management objectives; (ii) to provide eligible securities to secure public funds and trust deposits as prescribed by law; and (iii) to earn the maximum return on funds invested that is commensurate with meeting the requirements of
(i) and (ii).

  Within the overall context of the primary purposes of portfolio management as just described, investment strategy during 1994 was established and continually adjusted within an environment of rising interest rates precipitated by a more restrictive monetary policy, as set by the Federal Reserve's Open Market Committee.

  At December 31, 1994, the investment portfolio represented 32% of the total assets of the Corporation. That percentage is somewhat higher than historical norms for the Corporation because continued attractive investment returns were made possible by a steeply sloped yield curve and advantageous funding opportunities. During the past four years, investment securities have increased from 27% of assets in 1991 to 32% in 1994. Management has judged overall liquidity and interest rate sensitivity to be adequate to allow the growth of both the investment and loan portfolios during that time. It is anticipated that the opportunities that permitted the growth of both portfolios will not be present in coming months, and, as a result, the investment portfolio will likely decline as a percentage of total assets toward more historical norms. The investment portfolio will continue to add increasing benefit to the Corporation, however, as proceeds from lower-yielding maturing securities are reinvested at higher rates.

  As has been the case for the past several years, investment activity during 1994 was centered on obligations of the U.S. Treasury and Federal agencies. Treasuries and Federal agencies comprised 96% of the total amortized cost of the portfolio at year end. The value of these securities from return and quality perspectives made them relatively more attractive than other types of investments. Emphasis continued to be placed on short and intermediate-term maturities, balancing reasonable stability between liquidity and yield. The average maturity of the entire portfolio at December 31, 1994 was 4 years compared to 3 years 5 months at December 31, 1993. The small maturity extension was a result of management's strategy to begin to lock in attractive yields in anticipation of a levelling of rates during 1995. Table 3--"Securities" shows the maturity distribution by category of Southern National's investment portfolio at December 31, 1994.

  At December 31, 1994, the balance in the Corporation's available-for-sale category was $992 million, which represents approximately 36% of the entire investment portfolio. This amount was less than the December 31, 1993 balance because of sales of $283.1 million and maturities of $178.1 million of securities available for sale offset by purchases of such securities of $296.5 million. It is anticipated that the available-for-sale category will, through purchases of new securities, grow as a percentage of the total because of the flexibility this designation brings to the investment management process.

  During the past year, the Federal Reserve's more restrictive monetary policy drove short-term interest rates up 250 basis points. Fixed income securities, by nature of their structure, decline in value as interest rates rise. As a result, Southern National's entire investment portfolio market value moved from a position of net unrealized gains of $42.0 million at December 31, 1993, to a position of net unrealized losses, before tax, of $120.5 million at December 31, 1994. The decline in market value represents a depreciation of approximately 4%, which management expected in 1994's interest rate environment. A decline of this magnitude is manageable and will not adversely affect the safety and soundness of the Corporation.

  Unrealized market valuation losses in the Corporation's held-to-maturity category affect neither earnings nor capital since these securities are carried at amortized cost. The Corporation's held-to-maturity securities totaled $1.8 billion at December 31, 1994, and the net unrealized market valuation losses, net of tax, totaled $44.5 million.

  Unrealized market valuation losses in the available-for-sale category have been reported, net of tax, as a separate component of equity. The available-for-sale portfolio totaled $992 million at December 31, 1994, and the net market valuation losses totaled $28.1 million, net of tax. Equity adjustments resulting from market valuation losses do not represent permanent reductions in equity and are not considered for purposes of calculating actual levels of risk-based capital. If securities that are categorized as available for sale are held to maturity for strategic reasons, or if market values improve during the period of time held, equity will be positively adjusted. If securities so designated are sold, then the actual gains or losses realized are reported in current period earnings.

  Management expects interest rates to increase further in early 1995, until the Federal Reserve's more restrictive monetary policy begins to dampen economic activity. At that time, rates should begin to level off, easing the decline in market value of the Corporation's investment portfolio. Anticipated investment strategies include continued emphasis on high quality U.S. Treasury and Federal agency securities, investment in short and intermediate maturities, and a slight decline in the portion of assets held as investment securities. The Corporation's ALCO will continually evaluate such strategies in consideration of actual economic and balance sheet developments.

                                   TABLE S-7
                      COMPOSITION OF SECURITIES PORTFOLIO

                                                        DECEMBER 31,
                                              --------------------------------
                                                 1994       1993       1992
                                              ---------- ---------- ----------
                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury, government agencies and
 corporations................................ $1,710,084 $1,254,602 $1,549,256
States and political subdivisions............     63,453     54,047     57,680
Equity securities............................        --      46,820     45,682
Other securities.............................        665        633     25,640
                                              ---------- ---------- ----------
  Total securities held to maturity..........  1,774,202  1,356,102  1,678,258
Securities available for sale (1994 at
 market, 1993 and 1992 at lower of amortized
 cost or market):
    U.S. Treasury, government agencies and
     corporations............................    992,016  1,194,230    278,127
                                              ---------- ---------- ----------
Total securities............................. $2,766,218 $2,550,332 $1,956,385
                                              ========== ========== ==========

- --------------------------------------------------------------------------------

SOURCES OF FUNDS

  Deposits are the primary source of funds for lending and investing activities. The amortization and scheduled payment of loans and maturities of investment securities provide a stable source of funds, while deposit fluctuations and loan prepayments are significantly influenced by the overall interest rate environment and other market conditions. FHLB advances, federal funds purchased and short-term borrowings all provide supplemental liquidity sources based on specific needs or if management determines that these are the best sources of funds to meet current requirements.

 Deposits

  Customer deposits are attracted principally from within Southern National's market area through the offering of a broad selection of deposit instruments including negotiable order of withdrawal accounts and other demand deposits, passbook and statement savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and the interest rate. Interest rates paid on specific deposits are set by the ALCO and are determined based on (i) the interest rates offered by competitors, (ii) anticipated needs for cash and the timing of the cash flow needs offset by the availability of more cost-effective funding sources and
(iii) anticipated future economic conditions and interest rates. Customer deposits are attractive sources of liquidity because of stability, pricing control and the ability to generate fee income through the cross-sale of deposit-related services.

- --------------------------------------------------------------------------------

                                   TABLE S-8
                        TIME DEPOSITS $100,000 AND OVER

                                                          (DOLLARS IN THOUSANDS)
Maturity
  Less than three months.................................        $430,839
  Four through six months................................         141,468
  Seven through twelve months............................         108,759
  Over twelve months.....................................          94,440
                                                                 --------
BALANCE AT DECEMBER 31, 1994.............................        $775,506
                                                                 ========

- --------------------------------------------------------------------------------

 Short-term Borrowings

  Southern National's ability to borrow significant funds through non-deposit sources generates additional flexibility to meet the needs of customers by offsetting liquidity risk and to reach the goals set by the ALCO.

Southern National has done this in the past primarily through securities sold under repurchase agreements, which composed 70% of total short-term borrowings at December 31, 1994. Other components of short-term borrowings at year end were master notes, federal funds purchased and U.S. Treasury tax and loan deposit notes payable.

- --------------------------------------------------------------------------------

                                   TABLE S-9
                             SHORT-TERM BORROWINGS

  The following information summarizes certain pertinent information for the past three years on securities sold under agreement to repurchase, federal funds purchased, master notes, Federal Reserve discount window borrowings and U.S. Treasury tax and loan deposit notes payable.

                                                    1994       1993      1992
                                                 ----------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
Maximum outstanding at any month end during the
 year..........................................  $1,654,465  $776,512  $504,439
Average outstanding during the year............   1,129,989   514,611   416,647
Average interest rate during the year..........        4.33%     3.66%     3.59%
Average interest rate at end of year...........        5.89      2.92      3.75

- --------------------------------------------------------------------------------

CAPITAL ADEQUACY AND RESOURCES

  Overall capital adequacy is monitored on an ongoing basis by management and reviewed regularly by the Board of Directors. Southern National's principal capital planning goals are to provide an adequate return to shareholders while retaining a sufficient base from which to provide future growth and compliance with all regulatory standards. Close attention is given to regulatory levels of capital as percentages of assets and risk-weighted assets. The accompanying table outlines the regulatory minimums for Tier 1 capital, total risk-based capital and the Tier 1 leverage ratio, as well as such amounts for the separate subsidiary banks as of December 31, 1994.

- --------------------------------------------------------------------------------

                                   TABLE S-10
                                CAPITAL ADEQUACY

                                          REGULATORY  SOUTHERN
                                         MINIMUMS (1) NATIONAL SNBNC  SNBSC  SSB
                                         ------------ -------- -----  -----  ----
Risk-based capital ratios:
  Tier 1 capital (2)....................     4.0%       12.8%  12.1%  11.7%  15.5%
  Total risk-based capital (3)..........     8.0        14.1   13.3   12.9   16.7
Tier 1 leverage ratio (4)...............     3.0         7.5    6.7    7.3   10.5

- --------
(1) Regulatory minimums are based upon fully phased-in requirements effective at December 31, 1992.
(2) Shareholders' equity less non-qualifying intangible assets; computed as a ratio of risk-weighted assets, as defined in the risk-based capital guidelines.
(3) Tier 1 capital plus qualifying loan loss allowance and subordinated debt; computed as a ratio of risk-weighted assets as defined in the risk-based capital guidelines.
(4) Tier 1 capital computed as a ratio of fourth quarter average assets less goodwill.

- --------------------------------------------------------------------------------

SUPERVISION AND REGULATION

  Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of Southern National and the Subsidiaries.

  Southern National is a legal entity separate and distinct from its subsidiary banks. Most of Southern National's revenues result from dividends paid to Southern National by the Subsidiaries. The ability of Southern National, and consequently the right of creditors and shareholders of Southern National, to participate in any distribution of the assets or earnings of any Subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the Subsidiary, except to the extent that claims of Southern National in its capacity as a creditor may be recognized. Under federal law, the Subsidiaries may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, Southern National or take securities of Southern National as collateral for loans to any borrower. The Subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

  The Subsidiaries are subject to various statutory restrictions on their ability to pay dividends to Southern National. Under current supervisory practices of the Subsidiaries' regulatory agencies, prior approval from these agencies is required if cash dividends declared in any given year exceed net income for that year plus retained earnings of the two preceding years. SSB, in accordance with Title IV of North Carolina general statutes, Chapter 16A.0105, can make capital distributions, including cash dividends, to Southern National with prior approval of the Administrator of the North Carolina Savings Institutions Division, (the "Administrator"), in an amount less than the greater of one-half of net income for the most recent fiscal year or the average of net income for the most recent three years. The payment of dividends by Southern National and the Subsidiaries may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines. The Comptroller, in the case of national bank subsidiaries, and the Administrator, in the case of savings bank subsidiaries, have authority to prohibit any bank subsidiaries from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Subsidiary in question, could be deemed to constitute such an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of the Subsidiaries to pay dividends in the future is, and is expected to continue to be, influenced by regulatory policies and by capital guidelines.

  As a bank holding company, Southern National is subject to regulation by the Federal Reserve Board ("FRB") under the Bank Holding Company Act of 1956 (the "BHCA"). The FRB, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") have issued substantially similar risk-based and leverage capital requirements applicable to United States banking organizations. In addition, those regulatory agencies may require that a bank organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

  The FRB's risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Risk-weighted assets are determined by assigning assets and off-balance sheet exposures to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. Southern National's Tier 1 and total capital to risk-weighted asset ratios as of December 31, 1994 were 12.8% and 14.1%, respectively, exceeding the required minimums.

  In addition, the FRB has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. Southern National's leverage ratio as of December 31, 1994 was 7.5%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels.

  As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the existence of certain conditions indicating that "default" is likely to occur in the absence of regulatory assistance. Liability of any Subsidiary under this "cross-guarantee" provision could have a material adverse effect on the financial condition of any assessed Subsidiary and Southern National.

  The BHCA requires the prior approval of the FRB in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority owned by it or to merge or consolidate with any other bank holding company. The BHCA prohibits the FRB from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. North Carolina has adopted legislation permitting such acquisitions by bank holding companies located in certain states that have reciprocal agreements with North Carolina.

  The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the FRB is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the FRB has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The FRB has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

  The Subsidiaries are supervised and regularly examined by various federal and state regulatory agencies. The laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.

  The Subsidiaries are subject to FDIC deposit insurance assessments. As mandated by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the FDIC adopted regulations effective January 1, 1993 for the transition from a flat-rate insurance assessment system to a risk-based system by January 1, 1994. Pursuant to these regulations, each of the Subsidiaries deposit insurance assessment will be individually set within a range of $.23 to $.31 per $100 of deposits and will depend on the institution's risk classification. The FDIC has proposed a reduction in insurance premiums on deposits insured by the Bank Insurance Fund from $.23 to $.04. This premium reduction, expected to be implemented by year-end 1995, will have a favorable impact on all well-managed banks, including Southern National.

  Among other things, FDICIA identifies five capital categories for insured depository institutions: well- capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. FDICIA requires the federal banking regulators to take prompt corrective action with respect to insured depository institutions that do not meet minimum capital requirements.

  The FRB has adopted regulations establishing relevant capital requirements for banks. Under the regulations, a well-capitalized institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An adequately capitalized institution must have a Tier 1 risk-based capital ratio of at least

4%, a total risk-based capital ratio of at least 8% and a leverage ratio of at least 4% or, in some cases, 3%. Under these guidelines, at December 31, 1994, Southern National and each of the Subsidiaries were considered well-capitalized.

  In addition, undercapitalized depository institutions are required to submit capital restoration plans. In order to obtain acceptance of a capital restoration plan, a depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency at the time the institution fails to comply with the plan. The federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed. If an institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. In the event of bankruptcy of the parent holding company, such guarantee would have priority over the parent's general unsecured creditors.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if, after making the distribution or paying the fee, the depository institution would be undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of restrictions, including prohibition of capital distributions to its holding company without prior approval of the FRB, orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to the appointment of a conservator or receiver.

  The operations of Southern National and its subsidiaries are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the FRB regulates money and credit and interest rates in order to influence general economic conditions. These policies have significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid on time and savings deposits. FRB monetary policies have had a significant effect on the operating results of commercial banks and thrifts in the past and are expected to continue to do so in the future.

  During 1994, Congress passed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Act"). The Act will permit banks or bank holding companies to acquire banks, establish branches, or merge with banks in other states. Under the provisions of the Act, effective September 29, 1995, a bank holding company that is adequately capitalized and managed may acquire an existing bank in another state provided the resulting entity would not control greater than 10% of total U.S. insured depository institution deposits, or 30% or more of such deposits in the state in which the bank is located. The law will also allow interstate bank mergers and interstate branching subject to the above-mentioned restrictions and regulatory approval.

  Various legislation, including proposals to overhaul the banking regulatory system and to limit the investment that a depository institution may make with insured funds are from time to time introduced in Congress. Southern National cannot determine the ultimate effect that FDICIA and the implementing regulations thereunder, or any potential legislation, if enacted, would have upon its financial condition or operations.

EMPLOYEES

  At December 31, 1994, Southern National had approximately 3,609 full-time employees, an increase of 42% over the prior year originally-reported balance of 2,549.

PROPERTIES

  Southern National and its significant subsidiaries occupy their headquarters offices under long-term leases and also own free-standing operations centers in Charlotte and Lumberton. Branch office locations are variously owned or leased. The premises occupied by Southern National and its subsidiaries are considered to be well-located and suitably equipped to serve as financial service facilities.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                                    OVERVIEW

  The following discussion and analysis of the financial condition and results of operations of Southern National for each of the three years in the period ended December 31, 1994 and related financial information are presented in conjunction with the consolidated financial statements and related notes to assist in the evaluation of Southern National's 1994 performance.

  1994 was a year of significant growth and achievement for the Corporation. On January 28, 1994, Southern National completed its acquisition of The First Savings Bank, FSB ("The First") of Greenville, South Carolina in a transaction accounted for as a pooling of interests. The First was merged into SNBSC, thereby improving SNBSC's ranking by deposits to third in South Carolina. The First had total assets of $2.0 billion and deposits of $1.6 billion at December 31, 1993.

  On January 31, 1994, Southern National acquired Regency Bancshares Inc. ("Regency") of Hickory, North Carolina in a transaction accounted for as a pooling of interests. Regency, a bank holding company whose principal subsidiaries were First Savings Bank, SSB of Hickory, North Carolina and Davidson Savings Bank, SSB of Lexington, North Carolina, had total consolidated assets of $263 million and total consolidated deposits of $210 million at December 31, 1993.

  On February 24, 1994, Southern National acquired Home Federal Savings Bank ("Home") of Statesville, North Carolina in a transaction accounted for as a pooling of interests. At year-end 1993, Home had total assets of $98 million and total deposits of $90 million.

  The acquisitions above were accounted for as poolings of interests. Accordingly, this discussion and analysis reflects balances restated to include the results of Regency, Home and The First.

  On June 1, 1994, Southern National completed an acquisition of McLean, Brady & McLean Agency, Inc. ("McLean") of Lumberton, North Carolina in a transaction accounted for as a purchase. McLean, which had total assets of $571,000 at June 1, 1994, and other insurance subsidiaries acquired in mergers with The First and East Coast Savings Bank, SSB ("East Coast") were combined to form Southern National Insurance Services, Inc., a wholly-owned subsidiary of SSB, allowing Southern National to offer a full line of insurance products to its customers.

  The Corporation completed its acquisition of Leasing Associates, Inc. of Anderson, South Carolina on June 6, 1994 in a transaction accounted for as a purchase. The Leasing Associates, Inc. merger with Southern National Leasing Corp. gives Southern National a direct leasing presence in South Carolina. Leasing Associates, Inc. had total assets of $9 million at June 30, 1994.

  On August 1, 1994, Southern National and BB&T jointly announced the signing of a definitive agreement to merge. This transaction, which was consummated on February 28, 1995, and was accounted for under the pooling-of-interests method of accounting, has created the sixth largest bank holding company in the Southeast and the 36th largest in the U.S.

  On November 1, 1994, Southern National completed its acquisition of Prime Rate Premium Finance Corporation, Inc. ("Prime Rate") and related interests, Agency Technologies, Inc. and IFCO, Inc. These companies, which had combined assets of $7.6 million at November 1, 1994, provide financing for automobile insurance by offering such products directly to various insurance agents. The transaction was accounted for under the purchase method of accounting.

  SNBNC, the Corporation's lead bank, was formed in 1897 while SNBSC was organized in 1986 as Southern National's entry into the South Carolina banking market. SSB, a state-chartered savings bank, is the resulting entity which evolved from the 1993 merger of two former savings and loan institutions acquired by Southern National in 1990, Western Carolina Savings and Loan Association, Inc. and Mutual Federal Savings and Loan Association, A Stock Corporation.

                        ANALYSIS OF FINANCIAL CONDITION

  Southern National's total assets at December 31, 1994 were $8.8 billion, a 6% increase from the prior year-end balance of $8.3 billion. The increase in total assets was fueled by increases in net loans, leases and securities. Loans and leases, excluding loans held for sale, increased $597 million and securities held to maturity increased $418 million. These increases were offset by declines in loans held for sale of $295 million and securities available for sale of $202 million. Other interest-earning assets, composed of federal funds sold, securities purchased under resale agreements and similar arrangements and interest-bearing bank balances, decreased $68 million over the prior year-end balance. The composition of average total assets was as follows:

- --------------------------------------------------------------------------------

                                    TABLE 1
                      COMPOSITION OF AVERAGE TOTAL ASSETS

                                                                    % CHANGE
                                                                 ---------------
                                                                 1994 V. 1993 V.
                              1994        1993         1992       1993    1992
                           ----------  -----------  -----------  ------- -------
                                         (DOLLARS IN THOUSANDS)
Securities*..............  $2,613,314  $ 2,258,193  $ 1,846,703     16%     22%
Federal funds sold and
 other earning assets....      64,162       81,744      137,532    (22)    (41)
Loans and leases, net of
 unearned income**.......   5,164,357    4,914,343    4,640,013      5       6
                           ----------  -----------  -----------
Average earning assets...   7,841,833    7,254,280    6,624,248      8      10
Non-earning assets.......     446,432      470,439      500,062     (5)     (6)
                           ----------  -----------  -----------
Average total assets.....  $8,288,265  $ 7,724,719  $ 7,124,310      7%      8%
                           ==========  ===========  ===========    ===     ===
Average earning assets as
 a percentage of average
 total assets............        94.6%        93.9%        93.0%
                           ==========  ===========  ===========

- --------
 *Based on amortized cost.
** Includes loans held for sale based on lower of amortized cost or market.

- --------------------------------------------------------------------------------

SECURITIES

  The securities portfolio is a primary focus of management's efforts to manage interest rate risk and liquidity. Management has shifted the mix of the portfolio as needed during the past three years to manage the balance sheet as other less-manageable areas of the balance sheet have fluctuated. Investment securities produce a substantial portion of Southern National's interest income and provide vital flexibility in addressing liquidity needs or excesses. Management has continued to emphasize investments with a maturity of five years or less because of the changing interest rate environment and the strong economy of the last two years. Southern National is strategically positioned to meet the additional loan demand produced by this economic growth. U.S. Treasury securities, which continue to comprise the majority of the portfolio, provide adequate current yields with minimal risk and maturities structured to address liquidity concerns. The average maturity of Southern National's portfolio at December 31, 1994, based upon final stated maturity dates, was 4 years compared to 3 years 5 months at December 31, 1993. Table 3--"Securities" discloses the maturity distribution by category of Southern National's securities portfolio at December 31, 1994.

  During 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement, which was adopted by Southern National as of January 1, 1994, addresses the accounting and reporting of investments in equity securities that have readily determinable fair values and all investments in debt securities. These investments are classified in one of three categories: held to maturity, trading and available for sale. Securities classified as available for sale are carried at estimated fair value with unrealized depreciation or appreciation, net of tax, reported as a separate component of shareholders' equity. Securities classified as held to maturity are carried in the financial statements at amortized cost. Securities classified as trading are carried at estimated fair value with gains and losses resulting from market fluctuations recognized in current period earnings. Southern National engages in securities trading transactions as a normal course of business, but had no securities held in a trading classification at year end.

  At December 31, 1994, Southern National had net unrealized depreciation, net of tax, of $28.1 million which is reported as a separate component of equity. The market value of the available-for-sale portfolio was $46.4 million less than the amortized cost of these securities.

  The fully taxable equivalent ("FTE") yield on the complete portfolio was 6.17% for the year ended December 31, 1994, compared to 6.53% for 1993. Securities have grown 8% during the current year. As a percentage of earning assets, securities have increased slightly, comprising 34% of total earning assets at December 31, 1994, compared to 33% at December 31, 1993.

- -------------------------------------------------------------------------------
                                    TABLE 2
                              AVERAGE SECURITIES*

                                                                             % CHANGE
                                                                          ---------------
                                                                          1994 V. 1993 V.
                               1994            1993            1992        1993    1992
                          --------------  --------------  --------------  ------- -------
                                             (DOLLARS IN THOUSANDS)
U.S. Treasury...........  $1,615,378  62% $1,177,353  53% $  842,219  46%    37%     40%
U.S. Government agencies
 and corporations.......     882,084  34     976,376  43     915,165  49    (10)      7
States and political
 subdivisions...........      53,667   2      51,454   2      53,522   3      4      (4)
Other securities........      51,568   2      53,010   2      35,797   2     (3)     48
                          ---------- ---  ---------- ---  ---------- ---    ---     ---
Average total
 securities.............  $2,602,697 100% $2,258,193 100% $1,846,703 100%    15%     22%
                          ========== ===  ========== ===  ========== ===    ===     ===

- --------
* Includes securities available for sale based on fair value in 1994 and lower of amortized cost or market in 1993 and 1992.

- -------------------------------------------------------------------------------
                                    TABLE 3
                                  SECURITIES

                                               DECEMBER 31, 1994
                                 ---------------------------------------------
                                                                    AVERAGE
                                 CARRYING VALUE AVERAGE YIELD (3) MATURITY (4)
                                 -------------- ----------------- ------------
                                            (DOLLARS IN THOUSANDS)
U.S. Treasury, government
 agencies and corporations (1)
  Within one year...............   $  336,094         6.08%
  One to five years.............    1,581,363         6.15
  Five to ten years.............      626,064         6.72
  After ten years...............      113,724         7.95
                                   ----------         ----            ----
    Total.......................    2,657,245         6.35            3.99
                                   ----------         ----            ----
States and political
 subdivisions
  Within one year...............        7,571         8.67
  One to five years.............       39,820         7.85
  Five to ten years.............       16,062         7.87
  After ten years...............          --           --
                                   ----------         ----            ----
    Total.......................       63,453         7.96            3.33
                                   ----------         ----            ----
Other securities
  Within one year...............           10         6.12
  One to five years.............          --           --
  Five to ten years.............          655         7.46
  After ten years...............          --           --
                                   ----------         ----            ----
    Total.......................          665         7.44            7.17
                                   ----------         ----            ----
    Total securities (2)(5).....   $2,721,363         6.39%           3.98
                                   ==========         ====            ====

- --------
(1) Included in U.S. Treasury, government agencies and corporations are mortgage-backed securities totaling $577,932,000 classified as held to maturity and $239,146,000 classified as available for sale, and disclosed at estimated fair value. These securities are included in each of the categories based upon final stated maturity dates. The original contractual lives of these securities range from five to 30 years; however, a more realistic average maturity would be substantially shorter because of the monthly return of principal on certain securities.
(2) Includes securities held to maturity of $1,774,202,000 and securities available for sale of $947,161,000 at estimated fair value.
(3) Taxable equivalent basis as applied to amortized cost.
(4) Weighted average in years.
(5) Excludes Federal Reserve Bank stock, Federal Home Loan Bank stock and other equity securities totaling $44,855,000.

- -------------------------------------------------------------------------------

LOANS AND LEASES

  Loans and leases, net of unearned income and loans held for sale, totaled $5.4 billion at year end, an increase of $597 million, or 12%, over the balance at the end of the prior year. The increase was driven by growth in commercial, financial and agricultural loans which grew $497 million, or 62%. Mortgage loans, including unearned income, grew during 1994 at a rate of 5%, or $151 million. Southern National has also had success developing tax advantage lending products which have resulted in consumer loan growth during 1994.

  During 1994, interest rates increased creating some urgency on the part of mortgage borrowers. Originations actually improved during the second quarter when the rate increases were most significant. In many cases, the strong overall economic environment outweighed increased interest rates in driving commercial and mortgage loan growth. 1994 was also a strong year for Southern National's market area, as North and South Carolina benefited from strength in real estate, agribusiness and a resurgence in wholesale/retail businesses. Mortgage loan refinancing, which had characterized the prior two years, slowed significantly after the first quarter of 1994. Growth in mortgage loans shifted to purchase mortgages. Southern National typically sells fixed-rate mortgage loans in the secondary mortgage market while retaining servicing and retains adjustable-rate loans for the portfolio. This strategy has the effect of reducing portfolio interest rate risk and increasing fee income.

  Southern National has concentrated efforts on expanding the leasing function throughout 1994. Commercial leasing, primarily tax-exempt leases with counties and municipalities, was stronger than in the prior year. The leasing function has developed numerous lease-based products and services that have been effectively marketed to current Southern National customers and noncustomers. The leasing subsidiary provides a quality stream of earnings and tax deferrals. Lease receivables, including unearned income, grew $79 million, or 35%, during 1994, aided by Southern National's acquisition of Leasing Associates, Inc.

  The Corporation was successful in liquidating loans held for sale which were acquired through the merger with The First. The balance of loans held for sale, gross of unearned income, decreased from $316.5 million at December 31, 1993 to $22.0 million at year-end 1994 because of the liquidation of these loans and the shift in mortgage loan volume from fixed-rate mortgages, which are usually sold in the secondary market to adjustable-rate loans, which are retained in the portfolio.

                                    TABLE 4
                         LOAN AND LEASE PORTFOLIO MIX*

                                                            DECEMBER 31, 1994
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
COMMERCIAL AND INDUSTRIAL
  Commercial and industrial secured by real estate.......       $  639,866
  Other commercial and industrial........................          661,985
  Leases.................................................          257,554
                                                                ----------
    Total commercial and industrial......................        1,559,405
                                                                ----------
COMMERCIAL REAL ESTATE
  Land acquisition, construction and development.........          121,561
  Term...................................................          810,218
                                                                ----------
    Total commercial real estate.........................          931,779
                                                                ----------
CONSUMER
  Mortgages (1-4 family residential).....................        1,818,003
  Other installment......................................          567,650
  Home equity............................................          423,829
  Revolving credit.......................................          134,212
                                                                ----------
    Total consumer.......................................        2,943,694
                                                                ----------
    Total loan and lease portfolio.......................       $5,434,878
                                                                ==========

- --------
* Net of unearned income and loans held for sale.
- --------------------------------------------------------------------------------

ASSET QUALITY

  The quality of the loan and lease portfolio improved significantly during 1994, continuing favorable trends in asset quality ratios since 1991. The primary concerns for 1994 were related to the three acquisitions which took place in the first quarter of the year. Some of the purchased assets were not underwritten in accordance with Southern National's normal policies creating a minor, but adverse, impact on the Corporation's asset quality ratios during the early quarters of 1994.

  As reflected in Table 5--"Asset Quality," nonperforming assets ("NPA's") were $24.0 million at year end, down $10.7 million or 31% for the year. As a percentage of total assets, NPA's declined from .42% at December 31, 1993 to .27% at current year end. As a percentage of loans plus foreclosed properties, NPA's decreased from .72% to .44%. Risk assets, which include NPA's and loans over 90 days past due and still accruing interest, were $25.2 million at year end, down from $36.8 million a year earlier, a 32% decrease. As a percentage of loans and foreclosed properties, risk assets fell from .76% to .46% during the year. The improved asset quality trends reflect efforts during 1994 to sell assets acquired through the merger with The First which were underwritten with different objectives than loans acquired through internal growth. Southern National, through a bulk asset sale early in 1994, significantly improved asset quality levels over the prior year.

  The Corporation also experienced an unusually low level of net charge-offs. Net charge-offs fell 61% from $18.5 million in 1993 to $7.3 million in 1994, or from .39% to .14% of average loans and leases. It is unlikely that net charge-offs will continue at such a low level in the future. The allowance for loan and lease losses totaled $70.6 million at December 31, 1994, or 1.30% of loans and leases, compared to $69.5 million, or 1.44% at the end of the prior year.

  Southern National assigns risk ratings to all commercial loans in the portfolio. This assignment of loans to one of seven categories is based upon the relative strength of the repayment source. All significant loans in the four lowest risk ratings are reviewed monthly by Southern National credit management for appropriateness of risk rating, accrual status and loss reserves. Loans are categorized as nonaccrual as soon as full collectibility of principal and interest is deemed doubtful. This policy contributes to a constant inflow of loans into risk assets, as well as an outflow of loans being written off, upgraded or otherwise resolved. Southern National management believes that potential problem loans will not have a material effect on total risk assets.
- --------------------------------------------------------------------------------

                                    TABLE 5
                                 ASSET QUALITY*

                                                          DECEMBER 31,
                                                    --------------------------
                                                     1994     1993      1992
                                                    -------  -------  --------
                                                     (DOLLARS IN THOUSANDS)
RISK ASSETS
 Nonaccrual loans and leases....................... $22,194  $28,372  $ 60,430
 Foreclosed property...............................   1,850    6,356    36,778
                                                    -------  -------  --------
  Nonperforming assets.............................  24,044   34,728    97,208
 Loans 90 days or more past due and still accruing.   1,180    2,115     3,482
                                                    -------  -------  --------
    Total risk assets.............................. $25,224  $36,843  $100,690
                                                    =======  =======  ========
ASSET QUALITY RATIOS
 Nonaccrual loans and leases as a percentage of
  loans and leases.................................     .41%     .59%     1.31%
 Nonperforming assets as a percentage of:
  Total assets.....................................     .27      .42      1.32
  Loans and leases plus foreclosed property........     .44      .72      2.10
 Risk assets as a percentage of loans and leases
  plus foreclosed property.........................     .46      .76      2.17
 Net charge-offs as a percentage of average loans
  and leases.......................................     .14      .39       .48
 Allowance for losses as a percentage of loans and
  leases...........................................    1.30     1.44      1.13
 Ratio of allowance for losses to:
  Net charge-offs..................................    9.67X    3.75x     2.43x
  Nonaccrual loans and leases......................    3.18     2.45       .86

- --------
* All line items referring to loans and leases reflect loans and leases, net of unearned income and loans held for sale.

- --------------------------------------------------------------------------------

DEPOSITS AND OTHER BORROWINGS

  Average total deposits and other borrowings increased from $7.1 billion at the end of 1993 to $7.6 billion at December 31, 1994, a growth rate of 8% compared to the prior year. Average core deposits, Southern National's largest and most important funding source, decreased $59 million, or 1% compared to the prior year. Southern National will emphasize core deposit growth, especially in the current operating environment.

  In addition to utilizing core deposits as the primary funding source, management has also increased the use of short-term borrowings, primarily repurchase agreements, to provide a cost-effective supplement for liquidity needs. Management has also utilized long-term debt to a lesser degree to supplement funding needs. The increase in short-term borrowings was necessary because of strong loan demand and a slight decrease in deposits during the year. The rates on these borrowings are primarily floating and typically indexed to the federal funds rate compared to the loans which are largely based on the prime rate. The increased short-term borrowings were also used to reduce long-term debt by $282 million. Remaining short-term borrowings and sales of available-for-sale securities were used to increase holdings of investment securities.

  Deposits acquired through the three acquisitions in the first quarter provided a good mix of various consumer products, and Southern National was able to retain a good percentage of these funds by offering incentives for depositors to remain with the Corporation after the mergers. Such incentives decrease fee income in the short term with the goal of providing a lower cost of funds, thereby increasing interest income and noninterest income in the future.

  It is anticipated that core deposits will continue to provide the subsidiary banks with the majority of their funding needs. Any additional funding requirements will be provided by short and long-term borrowings in consideration of balance sheet composition and interest rate sensitivity.

  Management faces an ongoing challenge in attracting new deposits as competition from both financial and non-financial institutions continues to increase. Southern National continually evaluates liquidity needs versus funding sources and growth in deposit funds. Any indication of slow or flat deposit growth is managed through enhanced or new products which are evaluated against those of competitors.

  The ultimate goal in managing funding sources is to maintain funding flexibility, which will allow Southern National to react rapidly to opportunities brought about by growth and market volatility.
- --------------------------------------------------------------------------------

                                    TABLE 6
              COMPOSITION OF AVERAGE DEPOSITS AND OTHER BORROWINGS

                                                                             % CHANGE
                                                                          --------------
                                                                          1994 V 1993 V.
                               1994            1993            1992        1993   1992
                          --------------  --------------  --------------  ------ -------
                                            (DOLLARS IN THOUSANDS)
Savings deposits........  $1,369,765  18% $1,263,029  18% $  965,448  15%    8%     31%
Money market deposits...     976,886  13     988,700  14     945,203  15    (1)      5
Time deposits...........   3,099,525  41   3,206,761  45   3,322,061  51    (3)     (3)
                          ---------- ---  ---------- ---  ---------- ---
Total interest-bearing
 deposits...............   5,446,176  72   5,458,490  77   5,232,712  81    --       4
Demand deposits.........     802,335  10     696,095  10     552,413   9    15      26
                          ---------- ---  ---------- ---  ---------- ---
Total deposits..........   6,248,511  82   6,154,585  87   5,785,125  90     2       6
Short-term borrowings...   1,129,989  15     514,611   7     416,647   6   120      24
Long-term debt..........     237,705   3     385,135   6     288,530   4   (38)     33
                          ---------- ---  ---------- ---  ---------- ---
Total deposits and other
 borrowings.............  $7,616,205 100% $7,054,331 100% $6,490,302 100%    8%      9%
                          ========== ===  ========== ===  ========== ===   ===     ===
- ----------------------------------------------------------------------------------------

                       ANALYSIS OF RESULTS OF OPERATIONS

  Southern National's consolidated earnings are presented and analyzed in the following narrative and tables. All financial data reflect the acquisitions of Regency, Home and The First during the first quarter of 1994. These transactions were accounted for as poolings of interests. In addition, results of McLean, Leasing Associates, Inc., and Prime Rate are included since the dates of acquisitions in accordance with the purchase method of accounting.

  Net income in 1994 was $109.6 million compared to a net loss of $19.0 million in 1993 after restatement for the poolings of interest in the first quarter of 1994. Net income for the year ended December 31, 1992 was $59.2 million. On a per share basis, primary earnings were $2.38 in 1994, compared to a loss of $.57 in the prior year and earnings of $1.34 in 1992, while fully diluted earnings per share were $2.27 in the current year compared to a loss of $.57 in 1993 and earnings of $1.31 in 1992.

  Net interest income on an FTE basis for 1994 was $335.3 million, a 4% increase over the prior year's level of $321.3 million. The net yield FTE on earning assets decreased from 4.43% in 1993 to 4.28% in the current year. The net yield FTE in 1992 was 4.35%, producing $287.9 million in net interest income FTE.

  The provision for loan and lease losses increased from $25.7 million in 1992 to $31.4 million in 1993 and declined during the current year to $7.2 million. The increased provision in 1993 related to certain loans at The First. The decline in the 1994 provision reflected the unusually low level of net charge-offs and the improvement in asset quality partly because of the disposition of problem assets in the bulk asset sale. It is likely that the provision in future years will be higher than the 1994 provision. See the discussion of "Asset Quality" elsewhere in this report for additional information.

  Southern National continues to emphasize goals to increase fee-based areas of income. The purchase during 1994 of McLean and Leasing Associates, Inc. will directly impact the Corporation's fee income.

NET INTEREST INCOME

  Net interest income is Southern National's primary source of revenue. The amount of net interest income is determined based on a number of factors, including the volume of interest-earning assets and interest-bearing liabilities and the interest rates which can be earned on the assets and must be paid to obtain the asset-generating funds. The difference between rates earned on interest-earning assets (with an adjustment made to tax-exempt income to provide comparability with taxable income) and the cost of supporting funds is measured by the net yield on earning assets. The accompanying table presents the dollar amount of changes in interest income and interest expense and distinguishes between the changes related to average outstanding balances of interest-earning assets and interest-bearing liabilities and the changes related to average interest rates on such assets and liabilities. Changes attributable to both volume and rate have been allocated proportionately.

  During 1994, net interest income FTE improved by $14.1 million while the net yield FTE on earning assets decreased by 15 basis points. The Federal Reserve increased short-term interest rates six times during 1994. Each increase by the Federal Reserve generated a repricing of Southern National's assets and liabilities. The overall improvement in net interest income FTE was attributable to increases in average interest-earning assets, primarily loans and securities.

                                    TABLE 7
                 NET INTEREST INCOME AND RATE/VOLUME ANALYSIS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                                                         1994 V. 1993
                                                                                                  ----------------------------
                            AVERAGE BALANCES           YIELD/RATE            INCOME/EXPENSE                   CHANGE DUE TO
                    -------------------------------- ----------------  --------------------------  INCREASE  -----------------
                       1994       1993       1992    1994  1993  1992    1994     1993     1992   (DECREASE)   RATE    VOLUME
                    ---------- ---------- ---------- ----  ----  ----  -------- -------- -------- ---------- --------  -------
                                                             FULLY TAXABLE EQUIVALENT--(DOLLARS IN THOUSANDS)
ASSETS
 Securities (1):
 U.S. Treasury,
 government and
 other (5)......... $2,559,647 $2,206,739 $1,793,181 6.14% 6.49% 7.73% $157,061 $143,303 $138,644  $13,758   $ (7,615) $21,373
 States and
 political
 subdivisions......     53,667     51,454     53,522 7.64  8.21  8.59     4,098    4,226    4,596     (128)      (305)     177
                    ---------- ---------- ---------- ----  ----  ----  -------- -------- --------  -------   --------  -------
  Total securities
  (5)..............  2,613,314  2,258,193  1,846,703 6.17  6.53  7.76   161,159  147,529  143,240   13,630     (7,920)  21,550
Other earning as-
sets (2)...........     64,162     81,744    137,532 3.83  2.96  3.99     2,456    2,421    5,486       35        620     (585)
Loans and leases,
net of unearned
income
(1)(3)(4)(5).......  5,164,357  4,914,343  4,640,013 8.28  8.31  9.29   427,376  408,165  430,961   19,211     (1,484)  20,695
                    ---------- ---------- ---------- ----  ----  ----  -------- -------- --------  -------   --------  -------
  Total earning
  assets...........  7,841,833  7,254,280  6,624,248 7.54  7.69  8.75   590,991  558,115  579,687   32,876     (8,784)  41,660
                    ---------- ---------- ---------- ----  ----  ----  -------- -------- --------  -------   --------  -------
  Non-earning as-
  sets.............    446,432    470,439    500,062
                    ---------- ---------- ----------
   Total assets.... $8,288,265 $7,724,719 $7,124,310
                    ========== ========== ==========
LIABILITIES AND
SHAREHOLDERS' EQ-
UITY
Interest-bearing
deposits:
 Savings deposits.. $1,369,765 $1,263,029 $  965,448 2.08  2.45  2.78    28,501   30,924   26,877   (2,423)    (4,895)   2,472
 Money market de-
 posits............    976,886    988,700    945,203 2.66  2.60  4.02    26,029   25,677   37,978      352        661     (309)
 Time deposits.....  3,099,525  3,206,761  3,322,061 4.40  4.32  5.61   136,475  138,603  186,317   (2,128)     2,563   (4,691)
                    ---------- ---------- ---------- ----  ----  ----  -------- -------- --------  -------   --------  -------
  Total interest-
  bearing
  deposits.........  5,446,176  5,458,490  5,232,712 3.51  3.58  4.80   191,005  195,204  251,172   (4,199)    (1,671)  (2,528)
Short-term
borrowings.........  1,129,989    514,611    416,647 4.33  3.66  3.59    48,938   18,849   14,964   30,089      3,982   26,107
Long-term debt.....    237,705    385,135    288,530 6.62  5.92  8.89    15,728   22,794   25,652   (7,066)     2,446   (9,512)
                    ---------- ---------- ---------- ----  ----  ----  -------- -------- --------  -------   --------  -------
  Total interest-
  bearing
  liabilities......  6,813,870  6,358,236  5,937,889 3.75  3.73  4.91   255,671  236,847  291,788   18,824      4,757   14,067
                    ---------- ---------- ---------- ----  ----  ----  -------- -------- --------  -------   --------  -------
  Demand deposits..    802,335    696,095    552,413
  Other liabili-
  ties.............     74,434     73,484     92,697
  Shareholders'
  equity...........    597,626    596,904    541,311
                    ---------- ---------- ----------
  Total
  liabilities and
  shareholders'
  equity........... $8,288,265 $7,724,719 $7,124,310
                    ========== ========== ==========
Average interest
rate spread........                                  3.79  3.96  3.84
Net yield on earn-
ing assets.........                                  4.28% 4.43% 4.35% $335,320 $321,268 $287,899  $14,052   $(13,541) $27,593
                                                     ====  ====  ====  ======== ======== ========  =======   ========  =======
Taxable equivalent
adjustment.........                                                    $ 12,603 $ 10,805 $  8,253
                                                                       ======== ======== ========
                           1993 V. 1992
                    ----------------------------
                                CHANGE DUE TO
                     INCREASE  -----------------
                    (DECREASE)   RATE    VOLUME
                    ---------- --------  -------

ASSETS
 Securities (1):
 U.S. Treasury,
 government and
 other (5).........  $  4,659  $(24,516) $29,175
 States and
 political
 subdivisions......      (370)     (199)    (171)
                     --------  --------  -------
  Total securities
  (5)..............     4,289   (24,715)  29,004
Other earning as-
sets (2)...........    (3,065)   (1,130)  (1,935)
Loans and leases,
net of unearned
income
(1)(3)(4)(5).......   (22,796)  (47,195)  24,399
                     --------  --------  -------
  Total earning
  assets...........   (21,572)  (73,040)  51,468
                     --------  --------  -------
  Non-earning as-
  sets.............

   Total assets....

LIABILITIES AND
SHAREHOLDERS' EQ-
UITY
Interest-bearing
deposits:
 Savings deposits..     4,047    (3,459)   7,506
 Money market de-
 posits............   (12,301)  (13,969)   1,668
 Time deposits.....   (47,714)  (41,563)  (6,151)
                     --------  --------  -------
  Total interest-
  bearing
  deposits.........   (55,968)  (58,991)   3,023
Short-term
borrowings.........     3,885       297    3,588
Long-term debt.....    (2,858)  (10,002)   7,144
                     --------  --------  -------
  Total interest-
  bearing
  liabilities......   (54,941)  (68,696)  13,755
                     --------  --------  -------
  Demand deposits..
  Other liabili-
  ties.............
  Shareholders'
  equity...........

  Total
  liabilities and
  shareholders'
  equity...........

Average interest
rate spread........
Net yield on earn-
ing assets.........  $ 33,369  $ (4,344) $37,713
                     ========  ========  =======
Taxable equivalent
adjustment.........

- ----
(1) Yields related to investment securities, loans and leases exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a taxable equivalent basis assuming tax rates in effect for the periods presented.
(2) Includes federal funds sold and securities purchased under resale agreements or similar arrangements.
(3) Loan fees, which are not material for either of the periods shown, have been included for rate calculation purposes.
(4) Nonaccrual loans have been included in the average balances. Only the interest collected on such loans has been included as income.
(5) Includes assets which were held for sale or available for sale at amortized cost.

  The net yield FTE on earning assets declined from 4.43% in 1993 to 4.28% in 1994. Several factors, including the impact of the overall interest rate environment, contributed to this decline: (i) prepayments on higher yielding mortgage loans continued in the first quarter as consumers refinanced at lower rates, (ii) the acquisition of thrift assets and liabilities with historically narrower spreads and (iii) the utilization of overnight short-term borrowings, which reprice constantly compared to more stable deposits, to fund loan growth and securities growth. The 1994 mergers with The First, Regency and Home totaled more than $2.4 billion in thrift assets which had an initial negative impact of approximately 30 basis points on Southern National's net yield FTE, as originally reported.

  For several years, financial institutions have been hampered by fluctuating interest rate spreads and margins as a result of deregulation and increased competition, particularly from non-financial institution competitors that are not subject to the same regulatory burdens imposed upon federally-insured institutions. Southern National has addressed environmental impacts on interest rate spreads through careful and timely monitoring of these percentage fluctuations and taking a proactive approach in pricing loan and deposit products to protect and enhance these margins while remaining competitive.

  Repricing of deposits, on- and off-balance sheet hedging and other active asset/liability management techniques will continue to be utilized in 1995, as they were in 1994, to effectively manage the net yield. See additional discussion of hedging strategies in the Asset/Liability Management section of this report.

NONINTEREST INCOME

  The highly competitive environment in which financial institutions operate continues to raise the importance of recognizing and pursuing opportunities to expand noninterest income. The primary components of noninterest income are service charges on deposit accounts and fees from bank and bank-related services.

  Noninterest income for the year ended December 31, 1994 was $83.0 million, compared to $87.7 million for the same period in 1993 and $78.8 million in 1992. Securities gains were the primary factor contributing to the decline in 1994 and the increase in 1993 over 1992. Securities gains decreased from $13.7 million in 1993 to $906,000 for 1994. Securities gains were $2.0 million in 1992. The percentage of total revenues, calculated as net interest income plus noninterest income excluding securities gains, derived from noninterest (fee-based) income for the year ended December 31, 1994 was 20%, up slightly from 19% last year and down from 22% in 1992.

  Service charges on deposit accounts decreased by $1.6 million, or 4%, during 1994. The 1993 balance was only $383,000 higher than the 1992 balance of $36.5 million. Several factors accounted for this scenario. First, Southern National has been very successful in promoting the "Select Banking" program, particularly to new customers acquired through mergers. Many service fees are waived for "Select Banking" customers. Second, because of competitive considerations, Southern National decreased the percentage of deposit insurance expense passed through to customers during the first quarter of 1994. Third, in an effort to develop customer loyalty, in the first quarter of 1994 Southern National waived certain service charges for customers acquired through the mergers with Regency, Home and The First. Fourth, rising interest rates during 1994 have negatively affected service charges on deposit accounts by increasing the earnings credit used in service charge computations. Also, there has been a slight decrease in the number of accounts subject to service charges during 1994.

  Nondeposit fees and commissions increased in 1994, to $32.0 million versus $22.5 million in 1993 and $20.5 million in 1992. The increase in fee income during the current year was caused by an increase in mortgage banking fees of $7.6 million. In 1993, the amortization of purchased mortgage servicing rights and excess servicing rights, included in mortgage banking fees, was accelerated by The First in light of rapid prepayment speeds. In addition, bankcard-related fees in 1994 increased $1.5 million over 1993.

  As previously mentioned, Southern National sells most of its fixed-rate mortgage loan production while retaining adjustable-rate loans in the portfolio. With the rise in interest rates during 1994, mortgage originations have shifted to adjustable-rate mortgage loans and refinancings have been reduced significantly. As a result of the lower production as well as rising interest rates, gains on sales of mortgage loans declined from $5.8 million in 1993 to $1.0 million for 1994, an 83% decrease. Gains on sales in 1992 were $11.7 million. The decrease in other noninterest income was offset by income from operating leases of $1.5 million and option income of $1.6 million.

  The expanding and highly competitive environment in which financial institutions operate has elevated the importance of developing new sources of noninterest income. Management is placing renewed emphasis on the identification and implementation of other fee-based initiatives which are expected to add to earnings in future quarters.

- --------------------------------------------------------------------------------
                                    TABLE 8
                               NONINTEREST INCOME

                                                                   % CHANGE
                                                                ---------------
                                                                1994 V. 1993 V.
                                         1994    1993    1992    1993    1992
                                        ------- ------- ------- ------- -------
                                                (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.... $35,222 $36,838 $36,455    (4)%     1%
                                        ------- ------- -------
Insurance fees and commissions.........   5,930   6,569   3,447   (10)     91
Trust fees.............................   3,613   3,000   2,688    20      12
Bankcard-related fees..................   9,099   7,567   5,526    20      37
Other fees and commissions.............  13,362   5,354   8,793   150     (39)
                                        ------- ------- -------
  Total nondeposit fees and
   commissions.........................  32,004  22,490  20,454    42      10
                                        ------- ------- -------
Securities gains, net..................     906  13,714   1,972    NM      NM
                                        ------- ------- -------
Other income...........................  14,914  14,630  19,871     2     (26)
                                        ------- ------- -------
  Total noninterest income............. $83,046 $87,672 $78,752    (5)%    11%
                                        ======= ======= =======   ===     ===

- --------
NM--not meaningful
- --------------------------------------------------------------------------------

NONINTEREST EXPENSE

  Noninterest expense was $231.2 million for 1994, compared to $336.1 million for the same period a year ago and $233.6 million in 1992. Special accruals and expenses related to mergers led to an elevated level of noninterest expense in 1993. Corporate expansion during last year also had an impact on 1994 noninterest expense. On October 7, 1993, Southern National acquired East Coast in a transaction accounted for as a purchase. Consequently, 1994 reflects the impact of the operating costs associated with this institution, whereas 1993 did not include a full year's expense related to this acquisition.

  Total personnel expense, the largest component of noninterest expense, was $119.0 million in 1994, a $12.7 million, or 10%, decrease over the same period in 1993. Personnel expense totalled $114.3 million in 1992. Costs were down somewhat because of the realization of synergies from the acquisitions completed in the first quarter of 1994 and vacant positions which have not been filled in anticipation of the pending merger with BB&T. Full-time-equivalent employees decreased by approximately 200 during 1994, a reflection of these factors. 1993 also included $7.0 million in merger related accruals for severance, buyout of employment contracts, deferred compensation and associated fringe benefits.

  Occupancy and equipment expense for the year ended December 31, 1994 declined $2.0 million, or 5%, compared to 1993. A $1.4 million charge related to the accelerated depreciation of technology-related equipment to facilitate future upgrading is included in the 1993 amount and mitigates the normal increases in this area. Occupancy and equipment expense for 1992 was $33.2 million, demonstrating a 15% increase in 1993.

  FDIC expense increased $327,000, or 2%, for the year ended December 31, 1994 as a result of deposit growth through acquisitions. The FDIC has approved the implementation of a risk-related insurance system that places each financial institution in one of nine risk categories based on their level of capital and supervisory rating. There is an eight basis point spread between the highest and lowest premium rates where well-capitalized institutions with the highest supervisory rating pay .23% of deposits and under capitalized institutions with the lowest supervisory rating pay .31%. Southern National is a well capitalized institution, and management expects to maintain this position in 1995. The First was not considered a well-capitalized institution, and, as a result, 1993 FDIC expense was elevated because it reflected the impact of a full year of The First's higher premiums. 1994 includes the effect of only a half year's higher premiums associated with The First. FDIC expense during 1992 was $12.8 million, 10% less than the 1993 balance.

  Foreclosed property expense, including net losses on sales and write-downs, amounted to $1.4 million during 1994, compared to $22.6 million in 1993 and $11.4 million during 1992. The primary reason for the elevated foreclosed property expense in 1993 was the writedown by The First of foreclosed property and real estate acquired for development and resale to reflect management's expectations of net realizable value given the intent to aggressively dispose of these properties. In early February, Southern National completed the sale of $109 million of loan-related assets including $20 million of properties and $79 million of loans belonging to the First. The $49.1 million loss on this bulk asset sale was recorded in 1993.

  Other expense decreased $20.1 million from 1993 to 1994 primarily as a result of merger-related expenses recorded last year. Direct merger expenses (attorneys, accountants, printers, filing fees, etc.) accrued by The First, Regency and Home exceeded $3 million. During 1993, The First shortened the estimated useful lives of core deposit intangibles, which resulted in accelerated amortization during that year. In addition, The First adopted SFAS No. 72, "Accounting for Certain Adjustments of Banking or Thrift Institutions," and wrote off existing goodwill through a cumulative "catch-up" adjustment. Consequently, 1994 had no amortization related to The First's goodwill and core deposit intangibles. Primarily as a result of this, amortization expense in 1994 was $7.6 million less than in the prior year. Data processing expense was also substantially affected by merger activity. The 1993 increase over 1992 included accruals for prepayment penalties for the early termination of equipment leases and software maintenance contracts of $2.6 million were accrued in 1993, while 1994 benefited from the synergies associated with the consolidation of data processing operations. Other merger-related activities and expenditures contributing to the heightened 1993 expense were advertising, travel, corporate dues, directors' fees and education.

                                    TABLE 9
                              NONINTEREST EXPENSE

                                                                   % CHANGE
                                                                ---------------
                                                                1994 V. 1993 V.
                                       1994     1993     1992    1993    1992
                                     -------- -------- -------- ------- -------
                                               (DOLLARS IN THOUSANDS)
Salaries............................ $ 97,105 $107,052 $ 92,907    (9)%    15%
Employee benefits...................   21,918   24,629   21,351   (11)     15
                                     -------- -------- --------
  Total personnel expense...........  119,023  131,681  114,258   (10)     15
                                     -------- -------- --------
Net occupancy expense...............   17,313   17,383   16,323   --        6
Furniture and equipment expense.....   18,830   20,770   16,861    (9)     23
                                     -------- -------- --------
  Total occupancy and equipment
   expense..........................   36,143   38,153   33,184    (5)     15
                                     -------- -------- --------
Federal deposit insurance expense...   14,401   14,074   12,826     2      10
                                     -------- -------- --------
Foreclosed property expense.........    1,374   22,601   11,355   (94)     99
                                     -------- -------- --------
Loss on bulk sale of assets.........      --    49,147      --     NM      NM
                                     -------- -------- --------
Amortization of intangibles.........    1,913    9,527    5,411   (80)     76
Stationery and printing.............    5,649    5,034    4,433    12      14
Advertising.........................    4,813    7,000    6,439   (31)      9
Data processing expense.............    2,498    7,374    4,279   (66)     72
Credit card expense (processing,
 etc.)..............................    7,027    5,680    4,453    24      28
Communications......................    5,719    5,575    4,400     3      27
Postage and freight.................    3,941    3,988    3,856    (1)      3
Charitable contributions............    1,331    1,263      972     5      30
Other expense.......................   27,397   34,962   27,706   (22)     26
                                     -------- -------- --------
  Total other expense...............   60,288   80,403   61,949   (25)     30
                                     -------- -------- --------
    Total noninterest expense....... $231,229 $336,059 $233,572   (31)%    44%
                                     ======== ======== ========   ===     ===

- --------
NM--not meaningful

- --------------------------------------------------------------------------------

PROVISION FOR INCOME TAXES

  Federal income taxes increased from $22.4 million for the year ended December 31, 1993 to $57.6 million for the same period in 1994 because of higher pretax income. The effective tax rate decreased from 73.3% in 1993 to 34.5% in 1994. The high effective tax rate in 1993 reflects substantially lower taxable income because of losses, including the loss on bulk sale of assets, incurred during the acquisition of The First and $9.4 million of additional tax related to the tax bad debt reserves of savings institutions which converted to commercial banks during the year. The effective tax rate for 1994 was less than the statutory federal income tax rate primarily because of tax-exempt income derived from obligations of states and political subdivisions. Income tax expense during 1992 was $40.0 million, reflecting an effective tax rate of 40%. In 1993, Southern National adopted SFAS No. 109, "Accounting for Income Taxes," which supersedes Accounting Principles Board Opinion No. 11 and SFAS No. 96. SFAS No. 109 requires that the net deferred tax assets and liabilities on the Consolidated Statements of Condition be recorded at current tax rates. The net change for the year in the deferred tax accounts on the Consolidated Statements of Condition is recorded as deferred taxes in the provision for income taxes on the Consolidated Statements of Operations. See Note L--"Income Taxes" for a detailed analysis of the components of income tax expense.

                           ASSET/LIABILITY MANAGEMENT

  Asset/liability management activities are designed to assure liquidity and, through the management of Southern National's interest sensitivity position, to achieve relatively stable net interest margins. It is the responsibility of the ALCO to set policy guidelines and to establish long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is composed primarily of executive management, meets regularly to review Southern National's interest rate and liquidity risk exposures in relation to present and prospective market and business conditions, and adopts funding and balance sheet management strategies that are intended to assure that the potential impact on earnings and liquidity is within conservative standards.

  A prime objective in interest rate risk management is the avoidance of wide fluctuations in net interest income through balancing the impact of changes in interest rates on interest-sensitive assets and interest-sensitive liabilities. Management uses Interest Sensitivity Simulation Analysis ("Simulation") to measure the interest rate sensitivity of earnings. This method of analysis is discussed in Inflation and Changing Interest Rates.

  Balance sheet repositioning is the most efficient and cost-effective means of managing interest rate risk and is accomplished through strategic pricing of asset and liability accounts. The expected result of strategic pricing is the development of appropriate maturity and repricing streams in those accounts to produce consistent net income during adverse interest rate environments. The ALCO monitors loan, investment and liability portfolios to ensure comprehensive management of interest rate risk on the balance sheet. These portfolios are analyzed for proper fixed-rate and variable-rate "mixes" given a specific interest rate outlook.

LIQUIDITY

  Liquidity represents a bank's continuing ability to meet its funding needs, primarily deposit withdrawals, timely repayment of borrowings and other liabilities and funding of loan commitments. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

  Traditional sources of liquidity include proceeds from maturity of investment securities, repayment of loans and growth in core deposits. Federal funds purchased, repurchase agreements and other short-term borrowings supplement these traditional sources. Management believes liquidity obtainable from these sources will be adequate to meet current requirements.

  Total cash and cash equivalents decreased to $274.6 million at December 31, 1994 compared to $362.3 million in 1993 and $372.8 in 1992. Net cash provided by operating activities for the year increased from $255.6 million to $443.5 million. Cash provided by operating activities in 1992 was $7.8 million. The 1994 increase was primarily the result of significantly higher net income versus a prior year loss and a decrease of $479.8 million in net originations of loans held for sale. Southern National traditionally sells its fixed-rate mortgage loan production and retains adjustable-rate mortgage loans in the portfolio. Because of rising interest rates during the current year, mortgage origination volumes have shifted from fixed-rate to adjustable-rate loans and mortgage refinancing has been substantially reduced. Sales of loans resulted in a source of funds of $596.2 million during the current year compared to $986.3 million during the same period last year. Net cash flows used in investing activities decreased from $865.9 million in 1993 to $847.8 million in 1994. These balances were significantly higher than the cash used in investing activities during 1992 of $377.4 million. The primary factor creating the $18.2 million net decline during 1994 was a $304.3 million decrease in purchases of securities offset by a $183.0 million increase in net loan originations. Cash flows provided by financing activities decreased from $599.8 million to $316.6 million because of a $229.8 million net decrease in deposits compared to 1993 and a net $415.7 million decrease in cash flows related to long-term debt. These decreases were offset by a $510.6 million increase in cash flows from short-term borrowings. In 1992, Southern National's net cash flows provided from financing activities were $408.9 million.

BALANCE SHEET REPOSITIONING

  During 1994, management utilized strategies that effectively added fixed-rate assets and variable-rate liabilities to the balance sheet. These strategies were employed as rising interest rates created attractive investment rates of return and spreads over appropriate funding sources. Conservative interest rate sensitivity standards were followed as management instituted these strategies. U.S. Treasury and mortgage-backed agency securities, which were funded through dealer repurchase agreements ("repos") and dollar repurchase agreements ("dollar rolls"), were added to the balance sheet. Repos are agreements to sell and repurchase identical or substantially identical securities at a specified date and price. Dollar rolls are agreements to sell and repurchase similar but not identical securities. Such agreements are attractive because the term may be tailored to the specific funding strategies of Southern National and the rates are more favorable than other funding sources.

  As discussed in Note R--"Derivatives and Off-Balance Sheet Financial Instruments," interest rate volatility often increases to the point that balance sheet repositioning through on-balance sheet strategies cannot occur rapidly enough to avoid adverse net income effects. Off-balance sheet strategies and synthetic hedges must be utilized to supplement balance sheet repositioning under these conditions.

  As a result of Southern National's on-balance sheet repositioning and off-balance sheet hedging, the negative impact of a gradual, historically-influenced 200 basis point rise over 12 months in interest rates is projected to be only 2.57% of net income. Stated in terms of earnings per share, a gradual, historically-influenced 200 basis points increase in interest rates is projected to decrease earnings by less than one cent per share by December 31, 1995. Conversely, if interest rates were to decline 200 basis points based on a gradual-historical interest rate scenario, given Southern National's balance sheet position at year end, the impact on net income over a 12 month period would be an increase of approximately 2.37% compared to a flat interest rate scenario.

  Southern National's interest rate sensitivity is illustrated in the following interest rate gap table. The table reflects rate-sensitive positions at December 31, 1994 (abbreviated) and is not necessarily reflective of positions throughout each year. The carrying amounts of interest-rate-sensitive assets and liabilities and the notional amounts of swaps and other derivative financial instruments are presented in the periods in which they next reprice to market rates or mature and are summed to show the interest rate sensitivity gap. To reflect anticipated prepayments, certain asset and liability categories are included in the table based on estimated rather than contractual maturity dates.

                                    TABLE 10
                      EXPECTED REPRICING OR MATURITY DATE
                               DECEMBER 31, 1994

                               WITHIN             ONE TO            TWO TO           AFTER FIVE
                              ONE YEAR          TWO YEARS         FIVE YEARS           YEARS              TOTAL
                          -----------------  -----------------  ----------------  -----------------  ---------------
                            AMOUNT     RATE    AMOUNT     RATE    AMOUNT    RATE    AMOUNT    RATE     AMOUNT   RATE
                          -----------  ----  -----------  ----  ----------  ----  ----------  -----  ---------- ----
                                                (DOLLARS IN THOUSANDS)
ASSETS
 Securities and other
  assets................  $   420,736  6.16% $   690,210  6.29% $1,235,928  6.20% $  420,307   7.32% $2,767,200 6.39%
 Federal funds sold.....        9,010  5.50          --    --          --    --          --     --        9,010 5.50
 Interest-earning loans.    2,935,288  8.62      491,897  8.13   1,277,959  7.85     751,154  10.06   5,456,323 8.59
                          -----------  ----  -----------  ----  ----------  ----  ----------  -----  ---------- ----
TOTAL INTEREST-EARNING
 ASSETS.................    3,365,034          1,182,107         2,513,887         1,171,461          8,232,532
                          -----------        -----------        ----------        ----------         ----------
LIABILITIES
 Deposits...............    4,269,005  3.88      473,502  4.93     301,014  4.73     339,385   2.72   5,382,920 3.95
 Borrowings.............    1,330,959  5.49       59,425  5.69      77,208  7.39      18,335   7.74   1,485,946 5.63
 Federal funds
  purchased.............      366,032  5.50          --    --          --    --          --     --      366,038 5.50
                          -----------  ----  -----------  ----  ----------  ----  ----------  -----  ---------- ----
TOTAL INTEREST-BEARING
 LIABILITIES............    5,965,996            532,927           378,222           357,720          7,234,903
                          -----------        -----------        ----------        ----------         ----------
ASSET-LIABILITY GAP.....   (2,600,962)           649,180         2,135,665           813,741
                          -----------        -----------        ----------        ----------
DERIVATIVES AFFECTING
 INTEREST RATE
 SENSITIVITY
 Pay-fixed interest rate
  swaps.................       59,062  5.18       (3,094) 4.98     (33,678) 5.17     (22,290)  5.23
 Receive-fixed interest
  rate swaps............     (550,000) 5.95          --    --      550,000  5.98         --     --
                          -----------        -----------        ----------        ----------
INTEREST RATE
 SENSITIVITY GAP........  $(3,091,900)       $   646,086        $2,651,987        $  791,451
                          ===========        ===========        ==========        ==========
CUMULATIVE INTEREST RATE
 SENSITIVITY GAP........  $(3,091,900)       $(2,445,814)       $  206,173        $  997,624
                          ===========        ===========        ==========        ==========

                     INFLATION AND CHANGING INTEREST RATES

  The majority of assets and liabilities of financial institutions are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Fluctuations in interest rates and the efforts of the FRB to regulate money and credit conditions have a greater effect on a financial institution's profitability than do the effects of higher costs for goods and services. Through its balance sheet management function, Southern National is positioned to respond to changing interest rates and inflationary trends.

  Simulation Analysis takes into account the current contractual agreements that Southern National has made with its customers on deposits, borrowings, loans, investments and any commitments to enter into those transactions. Management monitors Southern National's interest sensitivity by means of a computer-based asset/liability model that incorporates current volumes and rates, maturity streams, repricing opportunities and anticipated growth. The model calculates an earnings estimate based on current portfolio balances and rates, less any balances that are scheduled to reprice or mature. Balances and rates that will replace the previous balances and any anticipated growth are added. This level of detail is needed to correctly simulate the effect that changes in interest rates and anticipated balances will have on the earnings of Southern National. This method is subject to the assumptions that underlie the process, but it provides a better illustration of true earnings potential than other analyses such as static or dynamic gap.

  The following table represents the sensitivity position as of a point in time, and the position can be modified significantly by management within a short time period. This tabular data does not reflect the impact of a change in the credit quality of Southern National's assets and liabilities. To attempt to quantify the potential change in net income, given a change in interest rates, various interest rate scenarios are applied to the projected balances, maturities and repricing opportunities. The resulting change in net income reflects the level of sensitivity that net income has in relation to changing interest rates. The Instantaneous Parallel rate shocks assume that all interest-bearing assets and liabilities move simultaneously and instantaneously in magnitude and direction. The Gradual, Historical rate shocks assume that individual interest-bearing assets and liabilities move gradually over a twelve-month time period in correlation to historical relationships with the assumed change in the prime rate. For example, Southern National's Money Market Account rate has historically changed only one-third as much as the prime rate. The following table reflects the impact on net income of certain interest rate scenarios.

- --------------------------------------------------------------------------------

                                    TABLE 11
                    INTEREST SENSITIVITY SIMULATION ANALYSIS

       INTEREST
         RATE
       SCENARIO                    REFERENCE RATE
       --------               --------------------------------------------           ANNUALIZED
                                                          MONEY                       PERCENT
     INSTANTANEOUS                                        MARKET                     CHANGE IN
       PARALLEL               PRIME                      ACCOUNT                     NET INCOME
     -------------            -------                    --------                    ----------
         +4.00%                 12.50%                      6.84%                      -47.5%
         +3.00                  11.50                       5.84                       -35.5
         +2.00                  10.50                       4.84                       -23.5
         +1.00                   9.50                       3.84                       -11.6
       No change                 8.50                       2.84                         --
         -1.00                   7.50                       1.84                        11.3
         -2.00                   6.50                        .84                        22.1
         -3.00                   5.50                        --                         29.2
         -4.00                   4.50                        --                         31.3
        GRADUAL
      HISTORICAL
      ----------
         +2.00%                 10.50                       3.78                        -2.6
         -2.00                   6.50                       2.46                         2.4
- -----------------------------------------------------------------------------------------------

  A comprehensive policy has been developed for setting parameters for the management of interest rate risk as defined by the results of the model's output. Management has established that earnings should not fluctuate more than 5% up or down given each gradual 1% change in rates over a 12-month period. To control that variance, and to manage the balance sheet consistently with any projected interest rate environment, management uses a number of natural or on-balance sheet strategies as well as off-balance sheet strategies as discussed in Asset/Liability Management and in Note R--"Derivatives and Off-Balance Sheet Financial Instruments.

                         CAPITAL ADEQUACY AND RESOURCES

  The maintenance of appropriate levels of capital is a management priority. Overall capital adequacy is monitored on an ongoing basis by management and reviewed regularly by the Board of Directors. Southern National's principal capital planning goals are to provide an adequate return to shareholders while retaining a sufficient base from which to provide future growth and compliance with all regulatory standards.

  Shareholders' equity at December 31, 1994 was $632.3 million versus $564.9 million at December 31, 1993. As a percentage of total assets, total shareholders' equity was 7.2% at December 31, 1994, compared to 6.8% at the prior year end. Southern National's book value per common share at December 31, 1994 was $12.64, versus $11.42 at December 31, 1993.

  Southern National's internal capital formation rate (net income less dividends as a percentage of average equity) was 12.4% during 1994. Average shareholders' equity as a percentage of average assets was 7.2% and 7.7% for the years ended December 31, 1994 and 1993, respectively.

  Tier 1 and total risk-based capital ratios at December 31, 1994 were 12.8% and 14.1%, respectively. The Tier 1 leverage ratio was 7.5% at December 31, 1994. These capital ratios measure the capital to risk-weighted assets and off-balance sheet items as defined by FRB guidelines. An 8% minimum of total capital to risk-weighted assets is required. One-half of the 8% minimum must consist of tangible common shareholders' equity under regulatory guidelines. The leverage ratio, established by the FRB, measures Tier 1 capital to average total assets less goodwill and must be maintained in conjunction with the risk-based capital standards. The regulatory minimum for the leverage ratio is 3%.

- --------------------------------------------------------------------------------
                                    TABLE 12
                         CAPITAL--COMPONENTS AND RATIOS

                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1993
                                                            --------  --------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Tier 1 capital............................................. $641,699  $524,902
Tier 2 capital.............................................   62,440    69,273
                                                            --------  --------
Total capital.............................................. $704,139  $594,175
                                                            ========  ========
Risk-based capital ratios:
  Tier 1 capital...........................................     12.8%     10.9%
  Total capital............................................     14.1      12.4
  Tier 1 leverage ratio....................................      7.5       6.4

- --------------------------------------------------------------------------------

  Southern National's long-term debt to debt and equity ratio at December 31, 1994 was 23.8% compared to a prior year balance of 45.9%. This decline was caused by a decrease in the level of advances from the Federal Home Loan Bank as well as by an increase in equity.

- --------------------------------------------------------------------------------
                                    TABLE 13
                        SELECTED EQUITY DATA AND RATIOS

                                                       1994    1993      1992
                                                      ------  -------   ------
Book value per common share at year end.............. $12.64  $ 11.42   $13.16
Book value per common share percentage increase over
 prior year end......................................  10.68%  (13.22)%   8.31%
Common dividends per share as a percentage increase
 over prior year end.................................  15.63    28.00     8.70
Equity at year end to year end:
  Total assets.......................................    7.2      6.8      7.8
  Net loans and leases*..............................   11.8     11.8     12.7
  Deposits...........................................   10.3      8.8      9.5
  Equity and long-term debt..........................   76.2     54.1     66.4

- --------
* Amounts net of unearned income, loans held for sale and allowance for loan and lease losses.

                              STOCK AND DIVIDENDS

  The management of Southern National continually monitors capital adequacy to provide a foundation for future asset growth and to promote investor and depositor confidence. At the end of 1994, Southern National had 44.2 million shares of common stock issued and outstanding compared to 43.0 million shares outstanding at the previous year end. The principal reason for the increase in common shares was the issuance of 727,000 shares relating to the acquisitions of McLean, Leasing Associates, Inc. and Prime Rate. At December 31, 1994, the total market capitalization of Southern National's common stock was $844.5 million.

  Southern National's ability to pay dividends is primarily dependent on earnings from operations, the adequacy of capital and the availability of liquid assets for distribution. The Parent Company's ability to replenish liquid assets available for distribution is primarily dependent on the ability of the banking subsidiaries (SNBNC, SNBSC and SSB) to pay dividends to the Parent Company. Historically, Southern National's cash dividends have been approximately one third of earnings resulting from management's goal to retain sufficient capital to support future growth and to meet regulatory requirements while providing a competitive return on investment to shareholders. Southern National's common dividend payout ratio, computed by dividing dividends per common share by earnings available per common share, was 31.0% in 1994. Southern National's quarterly cash dividend per common share was increased 18% after the second quarter to $.20 per common share. This increase marked the 22nd consecutive year that cash dividends have been increased. A discussion of dividend restrictions is included in Note O--"Regulatory Requirements and Other Restrictions."

  Southern National's common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "SNB." The accompanying table, "Quarterly Common Stock Summary," sets forth the high, low and last sales prices for the common stock on the NYSE as reported on the NYSE Composite Tape and the cash dividends paid per share of common stock for each of the last eight quarters.

  At December 31, 1994, Southern National had 770,000 shares of 6.75% Cumulative Convertible Preferred Stock, Series A issued and outstanding in the form of 3,080,000 depositary shares, at a stated value of $25 per depositary share. Each depositary share represents a one-quarter interest in a preferred share and is convertible at the option of the holder into 1.4767 shares of common stock. Accordingly, 4,548,236 shares of common stock have been reserved for conversion of the preferred stock. The preferred stock will be redeemable at the option of Southern National, in whole or in part, or from time to time, on or after March 1, 1996 at $26.0125 per depositary share through February 28, 1997, with prices decreasing annually thereafter to $25 per depositary share on and after March 1, 2002, plus, in each case, dividends accrued and accumulated but unpaid to the redemption date. The depositary shares have a liquidation value of $25 per share, or $77 million in the aggregate, plus accrued but unpaid dividends to, but excluding, the date of final distribution.

                                    TABLE 14
                         QUARTERLY COMMON STOCK SUMMARY

                               1994                           1993
                  ------------------------------ ------------------------------
                      SALES PRICES                   SALES PRICES
                  --------------------           --------------------
                                       DIVIDENDS                      DIVIDENDS
                   HIGH   LOW    LAST    PAID     HIGH   LOW    LAST    PAID
                  ------ ------ ------ --------- ------ ------ ------ ---------
Quarter Ended
  March 31....... $20.50 $18.38 $19.13   $0.17   $22.50 $19.63 $21.88   $0.15
  June 30........  21.88  18.88  20.00    0.17    23.38  19.25  21.88    0.15
  September 30...  21.88  20.00  20.75    0.20    23.38  19.75  20.50    0.17
  December 31....  21.13  17.13  19.13    0.20    21.88  18.88  19.75    0.17
    Year.........  21.88  17.13  19.13    0.74    23.38  18.88  19.75    0.64

                             FOURTH QUARTER RESULTS

  Net income for the fourth quarter of 1994 was $28.7 million, compared to a loss of $61.4 million for the prior year. On a per share basis, fully diluted net income was $.59 for the current quarter compared to a loss of $1.44 a year ago. Annualized returns on average assets and average common equity were 1.34% and 19.72%, respectively, for the fourth quarter compared to losses of 2.98% and 44.76% in the fourth quarter of the prior year.

  Certain material, non-recurring adjustments were recorded by The First, Regency and Home in the fourth quarter 1993 in connection with the mergers with Southern National in early 1994. These adjustments resulted in the substantial loss reflected in the final quarter of the prior year. The provision was $16.4 million higher in the fourth quarter 1993 than in the fourth quarter 1994; noninterest expense was $90.8 million higher; and noninterest income was $8.2 million lower. Management's plans for the ultimate recovery of The First's loans, foreclosed property and real estate acquired for development and resale were demonstrably different from the plans that served as the basis for The First's estimate of losses. This situation necessitated the significantly higher provision in 1993 and accounted for foreclosed property expense, included in noninterest expense, of $14.9 million, which was $14.8 million higher than the 1994 amount. Noninterest expense was also affected by a $49.1 million loss on the bulk sale of $109 million in loan-related assets. Personnel costs in fourth quarter 1993 were $11.8 million higher than the same quarter in 1994 primarily because of severance pay and the buyout of employment contracts, deferred compensation and related fringe benefits. Amortization of intangibles was $6.8 million greater principally as a result of the write-off of core deposit intangibles in conjunction with the shortening of estimated useful lives. Noninterest income in 1993 was negatively affected by the acceleration of the amortization of purchased mortgage servicing rights and excess servicing rights in light of the heightened prepayment speeds. In addition, fourth quarter 1994 included $2.8 million in gains on the sale of servicing rights.

  In the fourth quarter, net interest income FTE was $86.5 million. Growth in average earning assets offset by a decrease in the net yield FTE resulted in the increase.

  The accompanying table, "Quarterly Financial Summary--Unaudited," presents condensed information relating to eight quarters in the period ended December 31, 1994.

                                    TABLE 15
                     QUARTERLY FINANCIAL SUMMARY--UNAUDITED

                                            1994                                         1993
                         -------------------------------------------- --------------------------------------------
                           FOURTH     THIRD       SECOND     FIRST      FOURTH      THIRD      SECOND     FIRST
                          QUARTER    QUARTER     QUARTER    QUARTER    QUARTER     QUARTER    QUARTER    QUARTER
                         ---------- ----------  ---------- ---------- ----------  ---------- ---------- ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 OPERATIONS
 Net interest income
  FTE................... $   86,499 $   84,978  $   82,327 $   81,516 $   83,727  $   80,758 $   79,470 $   77,313
 FTE adjustment.........      3,305      3,136       3,204      2,958      2,822       2,880      2,583      2,520
 Provision for loan and
  lease losses..........      3,554        989       1,532      1,171     19,945       3,540      4,291      3,662
 Securities (losses)
  gains, net............        --         (48)        239        715       (483)        170          9     14,018
 Noninterest income.....     22,319     19,273      18,886     21,662     14,607      19,757     21,358     18,236
 Noninterest expense....     58,738     56,976      55,958     59,557    149,582      61,100     61,286     64,091
 Provision for income
  taxes.................     14,521     15,089      13,874     14,160    (13,094)     11,436     10,049     14,054
                         ---------- ----------  ---------- ---------- ----------  ---------- ---------- ----------
 Income (loss) before
  cumulative effect.....     28,700     28,013      26,884     26,047    (61,404)     21,729     22,628     25,240
 Less: Cumulative effect
  *.....................        --         --          --         --         --          --         --      27,217
                         ---------- ----------  ---------- ---------- ----------  ---------- ---------- ----------
 Net income (loss)...... $   28,700 $   28,013  $   26,884 $   26,047 $  (61,404) $   21,729 $   22,628 $   (1,977)
                         ========== ==========  ========== ========== ==========  ========== ========== ==========
 Fully diluted income
  (loss) per share
  before cumulative
  effect................ $      .59 $      .58  $      .56 $      .54 $    (1.44) $      .47 $      .49 $      .57
 Less: Cumulative effect
  *.....................        --         --          --         --         --          --         --         .65
                         ---------- ----------  ---------- ---------- ----------  ---------- ---------- ----------
 Fully diluted net
  income (loss) per
  share................. $      .59 $      .58  $      .56 $      .54 $    (1.44) $      .47 $      .49 $     (.08)
                         ========== ==========  ========== ========== ==========  ========== ========== ==========
SELECTED AVERAGE
 BALANCES
 Assets................. $8,572,255 $8,384,741  $8,145,851 $8,040,570 $8,230,886  $7,722,452 $7,584,037 $7,351,738
 Securities.............  2,700,863  2,624,122   2,592,079  2,491,192  2,499,473   2,278,694  2,203,004  2,042,545
 Loans and leases **....  5,311,018  5,147,569   4,963,107  4,834,330  4,936,427   4,725,734  4,666,481  4,671,212
 Total earning assets...  8,094,623  7,928,645   7,694,832  7,600,265  7,724,299   7,271,089  7,110,863  6,904,781
 Deposits...............  6,235,708  6,246,837   6,231,836  6,279,505  6,375,157   6,118,118  6,108,962  6,012,947
 Short-term borrowings..  1,425,828  1,251,607   1,031,499    802,841    655,249     564,289    460,474    407,434
 Long-term debt.........    206,120    213,774     228,524    303,958    463,127     371,005    371,808    301,427
 Total interest-bearing
  liabilities...........  7,093,354  6,951,593   6,721,291  6,472,544  6,697,541   6,344,155  6,267,370  6,118,355
 Shareholders' equity... $  629,978 $  598,868  $  582,118 $  578,961 $  634,471  $  602,291 $  582,571 $  567,399
                         ========== ==========  ========== ========== ==========  ========== ========== ==========

- --------
 * Cumulative effect of changes in accounting principles, net of income taxes. ** Loans and leases are net of unearned income and loans held for sale.

                 SIX-YEAR FINANCIAL SUMMARY AND SELECTED RATIOS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    FIVE-YEAR
                                                                                                    COMPOUND
                             1994        1993         1992        1991        1990        1989     GROWTH RATE
                          ----------  ----------   ----------  ----------  ----------  ----------  -----------
SUMMARY OF OPERATIONS
 Interest income........  $  578,388  $  547,310   $  571,434  $  590,944  $  604,592  $  579,809       -- %
 Interest expense.......     255,671     236,847      291,788     368,598     406,453     397,164      (8.4)
                          ----------  ----------   ----------  ----------  ----------  ----------
 Net interest income....     322,717     310,463      279,646     222,346     198,139     182,645      12.1
 Provision for loan and
  lease losses..........       7,246      31,438       25,671      30,602      29,693      17,019     (15.7)
                          ----------  ----------   ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  loan and lease losses.     315,471     279,025      253,975     191,744     168,446     165,626      13.8
 Noninterest income.....      83,046      87,672       78,752      81,368      65,665      60,588       6.5
 Noninterest expense....     231,229     336,059      233,572     204,601     188,742     171,106       6.2
                          ----------  ----------   ----------  ----------  ----------  ----------
 Income before income
  taxes.................     167,288      30,638       99,155      68,511      45,369      55,108      24.9
 Provision for income
  taxes.................      57,644      22,445       39,992      23,902      14,500      18,692      25.3
                          ----------  ----------   ----------  ----------  ----------  ----------
 Income before
  cumulative effect of
  changes in accounting
  principles............     109,644       8,193       59,163      44,609      30,869      36,416      24.7
 Less: cumulative effect
  of changes in
  accounting principles,
  net of income taxes...         --       27,217          --          --          --          --         NM
                          ----------  ----------   ----------  ----------  ----------  ----------
 Net income (loss)......  $  109,644  $  (19,024)  $   59,163  $   44,609  $   30,869  $   36,416      24.7
                          ==========  ==========   ==========  ==========  ==========  ==========
EARNINGS PER COMMON
 SHARE
 Average shares
  outstanding (000's)
 Primary................      43,829      42,331       40,778      38,079      37,461      37,375       3.2
 Fully diluted..........      48,379      46,889       44,994      38,112      37,461      37,375       5.3
 Primary earnings
 Income before
  cumulative effect.....  $     2.38  $      .07   $     1.34  $     1.17  $      .82  $      .97      19.7
 Less: cumulative
  effect................         --          .64          --          --          --          --         NM
                          ----------  ----------   ----------  ----------  ----------  ----------
  Net income (loss).....  $     2.38  $     (.57)  $     1.34  $     1.17  $      .82  $      .97      19.7
                          ==========  ==========   ==========  ==========  ==========  ==========
 Fully diluted
 Income before
  cumulative effect.....  $     2.27  $       NM   $     1.31  $     1.17  $      .82  $      .97        NM
 Less: cumulative
  effect................         --           NM          --          --          --          --         NM
                          ----------  ----------   ----------  ----------  ----------  ----------
  Net income............  $     2.27  $       NM   $     1.31  $     1.17  $      .82  $      .97        NM
                          ==========  ==========   ==========  ==========  ==========  ==========
 Cash dividends.........  $      .74  $      .64   $      .50  $      .46  $      .42  $      .39      13.7
 Shareholders' equity...       12.64       11.42        13.16       12.15       10.96       10.34       4.1
AVERAGE BALANCE SHEETS
 Cash and due from
  depository
  institutions..........  $  270,249  $  277,407   $  259,593  $  275,337  $  279,825  $  288,063      (1.3)
 Securities.............   2,602,697   2,258,193    1,846,703   1,509,452   1,324,806   1,339,813      14.2
 Loans and leases *.....   5,094,745   4,854,399    4,590,733   4,304,820   4,330,103   4,078,831       4.5
 Other assets...........     320,574     334,720      427,281     360,940     338,450     303,795       1.1
                          ----------  ----------   ----------  ----------  ----------  ----------
 Total assets...........  $8,288,265  $7,724,719   $7,124,310  $6,450,549  $6,273,184  $6,010,502       6.6
                          ==========  ==========   ==========  ==========  ==========  ==========
 Deposits...............  $6,248,511  $6,154,585   $5,785,125  $5,246,168  $5,001,077  $4,779,490       5.5
 Other liabilities......   1,432,153     952,267      774,108     785,612     881,013     858,267      10.8
 Capital debt...........       9,975      20,963       23,766      25,924      28,944      37,427     (23.2)
 Common shareholders'
  equity................     523,483     522,761      475,506     392,845     362,150     335,318       9.3
 Preferred shareholders'
  equity................      74,143      74,143       65,805         --          --          --         NM
                          ----------  ----------   ----------  ----------  ----------  ----------
  Total liabilities and
   shareholders' equity.  $8,288,265  $7,724,719   $7,124,310  $6,450,549  $6,273,184  $6,010,502       6.6
                          ==========  ==========   ==========  ==========  ==========  ==========
PERIOD END BALANCES
 Total assets...........  $8,756,140  $8,274,470   $7,379,988  $6,567,309  $6,403,362  $6,147,689       7.3
 Deposits...............   6,165,080   6,394,871    6,040,928   5,503,886   5,148,605   4,980,788       4.4
 Long-term debt.........     197,530     479,677      290,143     293,250     388,750     309,059      (8.6)
SELECTED PERFORMANCE
 RATIOS
 Rate of return on:
 Average total assets...        1.32%       (.25)%        .83%        .69%        .49%        .61%
 Average common
  shareholders' equity..       19.95       (4.63)       11.47       11.36        8.52       10.86
 Dividend payout........       31.09          NM        37.31       39.32       51.22       40.21
 Average equity to
  average assets........        7.21        7.73         7.60        6.09        5.77        5.58

- --------
* Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.
NM--Not meaningful

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

  The management of Southern National is responsible for the preparation of the financial statements, related financial data and other information in this Annual Report on Form 10-K. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this Annual Report on Form 10-K is consistent with the financial statements.

  Southern National's accounting system, which records, summarizes and reports financial transactions, is supported by an internal control structure which provides reasonable assurance that assets are safeguarded and that transactions are recorded in accordance with Southern National's policies and established accounting procedures. As an integral part of the internal control structure, Southern National maintains a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the internal control structure.

  The Audit Committee of Southern National's Board of Directors, composed solely of outside directors, meets regularly with Southern National's management, internal auditors and independent public accountants to review matters relating to financial reporting, internal control structure and the nature, extent and results of the audit effort. The independent public accountants and the internal auditors have access to the Audit Committee with or without management present.

  The financial statements have been audited by Arthur Andersen LLP, independent certified public accountants, who render an independent professional opinion on management's financial statements. Their appointment was recommended by the Audit Committee and approved by the Board of Directors. Their examination provides an objective assessment of the degree to which Southern National's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures which include reviewing the internal control structure to determine the timing and scope of audit procedures and performing selected tests of transactions and records as they deem appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

John A. Allison              Scott E. Reed Chief          Sherry A. Kellett
Chairman, President          Financial Officer            Controller
and Chief Executive
Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Southern National Corporation:

  We have audited the accompanying consolidated statements of condition of Southern National Corporation (a North Carolina corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern National Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As explained in Note A to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for investments in debt and equity securities. As explained in Notes A and M to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for acquisitions of thrift institutions, income taxes and postretirement benefits other than pensions.

                                          Arthur Andersen LLP

Charlotte, North Carolina,
 February 28, 1995.

                      CONSOLIDATED STATEMENTS OF CONDITION

                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                           DECEMBER 31, 1994 AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           1994        1993
                                                        ----------  ----------
ASSETS
 Cash and due from depository institutions............. $  264,664  $  283,909
 Interest-bearing bank balances........................        962      64,954
 Federal funds sold and securities purchased under
  resale agreements or similar arrangements............      9,010      13,438
 Securities available for sale (1994 at market, 1993 at
  amortized cost)......................................    992,016   1,194,230
 Loans held for sale...................................     21,464     316,544
 Securities held to maturity (market value: $1,700,074
  in 1994 and $1,381,371 in 1993)......................  1,774,202   1,356,102
 Loans and leases, net of unearned income of $50,962 in
  1994 and $36,945 in 1993.............................  5,434,878   4,838,274
   Allowance for losses................................    (70,573)    (69,503)
                                                        ----------  ----------
    Net loans and leases...............................  5,364,305   4,768,771
                                                        ----------  ----------
 Premises and equipment, net...........................    165,068     136,228
 Other assets..........................................    164,449     140,294
                                                        ----------  ----------
   Total assets........................................ $8,756,140  $8,274,470
                                                        ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits:
  Noninterest-bearing.................................. $  782,172  $  820,177
  Interest-bearing.....................................  5,382,908   5,574,694
                                                        ----------  ----------
   Total deposits......................................  6,165,080   6,394,871
 Short-term borrowings.................................  1,654,465     756,343
 Accounts payable and other liabilities................    106,721      78,715
 Long-term debt........................................    197,530     479,677
                                                        ----------  ----------
   Total liabilities...................................  8,123,796   7,709,606
                                                        ----------  ----------
 Shareholders' equity:
  Preferred stock, $5 par, 5,000,000 shares authorized,
   issued and outstanding 770,000 in 1994 and 1993.....      3,850       3,850
  Common stock, $5 par, 300,000,000 shares authorized,
   issued and outstanding 44,158,751 in 1994 and
   42,961,214 in 1993..................................    220,794     214,806
  Paid-in capital......................................    164,934     151,186
  Retained earnings....................................    273,480     199,383
  Unearned compensation................................     (2,650)     (4,361)
  Net unrealized depreciation on securities available
   for sale............................................    (28,064)        --
                                                        ----------  ----------
   Total shareholders' equity..........................    632,344     564,864
                                                        ----------  ----------
   Total liabilities and shareholders' equity.......... $8,756,140  $8,274,470
                                                        ==========  ==========

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      1994     1993      1992
                                                    -------- --------  --------
INTEREST INCOME
 Interest and fees on loans and leases............. $423,461 $405,121  $428,923
 Interest and dividends on securities..............  152,471  139,768   137,025
 Interest on temporary investments.................    2,456    2,421     5,486
                                                    -------- --------  --------
  Total interest income............................  578,388  547,310   571,434
                                                    -------- --------  --------
INTEREST EXPENSE
 Interest on deposits..............................  191,005  195,204   251,172
 Interest on short-term borrowings.................   48,938   18,849    14,964
 Interest on long-term debt........................   15,728   22,794    25,652
                                                    -------- --------  --------
  Total interest expense...........................  255,671  236,847   291,788
                                                    -------- --------  --------
NET INTEREST INCOME................................  322,717  310,463   279,646
 Provision for loan and lease losses...............    7,246   31,438    25,671
                                                    -------- --------  --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND
 LEASE LOSSES......................................  315,471  279,025   253,975
NONINTEREST INCOME
 Service charges on deposit accounts...............   35,222   36,838    36,455
 Nondeposit fees and commissions...................   32,004   22,490    20,454
 Securities gains, net.............................      906   13,714     1,972
 Other income......................................   14,914   14,630    19,871
                                                    -------- --------  --------
  Total noninterest income.........................   83,046   87,672    78,752
                                                    -------- --------  --------
NONINTEREST EXPENSE
 Personnel expense.................................  119,023  131,681   114,258
 Occupancy and equipment expense...................   36,143   38,153    33,184
 Federal deposit insurance expense.................   14,401   14,074    12,826
 Foreclosed property expense.......................    1,374   22,601    11,355
 Loss on bulk sale of assets.......................      --    49,147       --
 Other expense.....................................   60,288   80,403    61,949
                                                    -------- --------  --------
  Total noninterest expense........................  231,229  336,059   233,572
                                                    -------- --------  --------
EARNINGS
 Income before income taxes........................  167,288   30,638    99,155
 Provision for income taxes........................   57,644   22,445    39,992
                                                    -------- --------  --------
 Income before cumulative effect of changes in
  accounting principles............................  109,644    8,193    59,163
 Less: cumulative effect of changes in accounting
  principles, net of income taxes..................      --    27,217       --
                                                    -------- --------  --------
 NET INCOME (LOSS).................................  109,644  (19,024)   59,163
 Preferred dividend requirements...................    5,198    5,198     4,605
                                                    -------- --------  --------
 Income (loss) applicable to common shares......... $104,446 $(24,222) $ 54,558
                                                    ======== ========  ========
PER COMMON SHARE
 Net income (loss):
 Primary
  Income before cumulative effect.................. $   2.38 $    .07  $   1.34
  Less: cumulative effect..........................      --       .64       --
                                                    -------- --------  --------
   Net income (loss)............................... $   2.38 $   (.57) $   1.34
                                                    ======== ========  ========
 Fully diluted
  Income before cumulative effect.................. $   2.27 $     NM  $   1.31
  Less: cumulative effect                                --        NM       --
                                                    -------- --------  --------
   Net income...................................... $   2.27 $     NM  $   1.31
                                                    ======== ========  ========
 Cash dividends paid per common share.............. $    .74 $    .64  $    .50
                                                    ======== ========  ========

- --------
NM--not meaningful

                See notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                          SHARES OF                                  RETAINED
                            COMMON    PREFERRED  COMMON   PAID-IN    EARNINGS
                            STOCK       STOCK    STOCK    CAPITAL   AND OTHER*  TOTAL
                          ----------  --------- --------  --------  ---------- --------
BALANCE, DECEMBER 31,
 1991...................  34,992,867   $  --    $174,964  $ 49,608   $200,742  $425,314
ADD (DEDUCT)
 Net income.............         --       --         --        --      59,163    59,163
 Common stock dividend
  by merged companies...     919,519      --       4,598     1,439     (6,037)      --
 Common stock issued....     182,430      --         911       312        (12)    1,211
 Preferred stock issued.         --     3,850        --     70,292        --     74,142
 Common stock acquired
  and retired...........    (213,332)     --      (1,067)      --        (778)   (1,845)
 Acquisition of
  Workmen's Bancorp,
  Inc. accounted for
  under the purchase
  method................   2,466,798      --      12,335    21,516        --     33,851
 Reconciliation of
  fiscal year of merged
  companies to calendar
  year..................    (257,873)     --      (1,289)      --       1,370        81
 Cash dividends declared
  by merged companies...         --       --         --        --      (1,570)   (1,570)
 Cash dividends
  declared/accrued by
  Southern National:
 Common stock...........         --       --         --        --     (12,306)  (12,306)
 Preferred stock........         --       --         --        --      (4,605)   (4,605)
 Other..................         --       --         --        --       2,019     2,019
                          ----------   ------   --------  --------   --------  --------
BALANCE, DECEMBER 31,
 1992...................  38,090,409    3,850    190,452   143,167    237,986   575,455
ADD (DEDUCT)
 Net loss...............         --       --         --        --     (19,024)  (19,024)
 Three-for-two stock
  split by merged
  company...............   2,528,560      --      12,643    (9,685)    (2,958)      --
 Common stock issued....   1,106,131      --       5,530     2,773     (5,140)    3,163
 Acquisition of East
  Coast Savings Bank,
  SSB accounted for
  under the purchase
  method................   1,172,475      --       5,862    13,970        --     19,832
 Reconciliation of
  fiscal year of merged
  companies to calendar
  year..................      63,927      --         320       191      6,749     7,260
 Cash dividends declared
  by merged companies...         --       --         --        --        (535)     (535)
 Cash dividends
  declared/accrued by
  Southern National:
 Common stock...........         --       --         --        --     (18,921)  (18,921)
 Preferred stock........         --       --         --        --      (5,198)   (5,198)
 Other..................        (288)     --          (1)      770      2,063     2,832
                          ----------   ------   --------  --------   --------  --------
BALANCE, DECEMBER 31,
 1993...................  42,961,214    3,850    214,806   151,186    195,022   564,864
ADD (DEDUCT)
 Net income.............         --       --         --        --     109,644   109,644
 Common stock issued....     470,432      --       2,353       355        (36)    2,672
 Net unrealized
  depreciation on
  securities available
  for sale..............         --       --         --        --     (28,064)  (28,064)
 Mergers accounted for
  under the purchase
  method................     727,105      --       3,635    11,228        --     14,863
 Cash dividends declared
  by merged companies...         --       --         --        --        (157)     (157)
 Cash dividends
  declared/accrued by
  Southern National:
 Common stock...........         --       --         --        --     (30,156)  (30,156)
 Preferred stock........         --       --         --        --      (5,198)   (5,198)
 Other..................         --       --         --      2,165      1,711     3,876
                          ----------   ------   --------  --------   --------  --------
BALANCE, DECEMBER 31,
 1994...................  44,158,751   $3,850   $220,794  $164,934   $242,766  $632,344
                          ==========   ======   ========  ========   ========  ========

- --------
* Other includes unrealized losses on equity securities, net unrealized depreciation on securities available for sale, unamortized ESOP compensation and unearned compensation.

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                1994        1993       1992
                                              ---------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................... $ 109,644  $  (19,024) $  59,163
 Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Cumulative effect of changes in accounting
   principles, net of taxes..................       --       27,217        --
  Provision for loan and lease losses........     7,246      31,438     25,671
  Depreciation of premises and equipment.....    13,884      22,929     12,448
  Amortization of intangibles................     1,913       9,527      5,411
  Accretion of negative goodwill.............    (1,114)       (279)       --
  Amortization of unearned stock
   compensation..............................     1,711         730        --
  Discount accretion and premium
   amortization on securities, net...........     3,141       4,376      1,389
  Net (gain) loss on trading account
   securities, net...........................      (769)     (1,441)     1,632
  Gain on sales of securities, net...........      (906)    (13,714)    (1,972)
  Gain on sales of loans and mortgage loan
   servicing rights..........................      (705)     (7,866)   (15,876)
  Net (gain) loss on disposals of premises
   and equipment.............................    (1,710)      1,120       (551)
  Loss on foreclosed property and other real
   estate, net...............................       169       4,743      8,054
  Loss on bulk sale of assets................       --       49,147        --
  Proceeds from sales of trading account
   securities, net of purchases..............       769       1,441      2,312
  Proceeds from sales of loans held for
   sale......................................   596,249     986,343    652,943
  Purchases of loans held for sale...........   (33,351)    (97,619)   (75,900)
  Origination of loans held for sale, net of
   principal collected.......................  (272,115)   (751,936)  (652,806)
  Reconciliation of fiscal year of merged
   companies to calendar year................       --        5,267    (18,997)
  Decrease (increase):
   Accrued interest receivable...............    (8,178)     (1,707)     1,141
   Other assets..............................   (19,497)    (18,755)    12,778
  Increase (decrease) in:
   Accrued interest payable..................     2,874          27     (4,635)
   Accounts payable and other liabilities....    44,196      23,622     (4,370)
                                              ---------  ----------  ---------
    Net cash provided by operating
     activities..............................   443,451     255,586      7,835
                                              ---------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of available for sale
   securities................................   283,059     280,460     99,581
  Proceeds from sales of held to maturity
   securities................................       --       26,695     84,281
  Maturities of available for sale
   securities................................   178,144         --         --
  Maturities of held to maturity securities..   427,076     622,700    521,559
  Purchases of available for sale
   securities................................  (296,537)        --         --
  Purchases of held to maturity securities...  (850,959) (1,451,759)  (910,414)
  Leases made to customers...................   (44,379)    (43,034)   (41,589)
  Principal collected on leases..............    52,070      34,750     33,849
  Loan originations, net of principal
   collected.................................  (552,174)   (369,131)  (228,610)
  Purchases of loans.........................   (27,864)     (3,907)    (6,685)
  Net cash acquired in transactions
   accounted for under the purchase method
   of accounting.............................     2,262      32,221     56,796
  Proceeds from disposals of premises and
   equipment.................................     4,305       1,367      3,713
  Purchases of premises and equipment........   (45,137)    (36,054)   (20,109)
  Proceeds from sales of foreclosed
   property..................................    12,861      43,896     33,420
  Investment in other real estate held for
   development or sale.......................       --       (4,139)    (3,230)
  Proceeds from sales of other real estate
   held for development or sale..............     9,519         --         --
                                              ---------  ----------  ---------
    Net cash used in investing activities....  (847,754)   (865,935)  (377,438)
                                              ---------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits........  (229,791)    136,998    183,469
  Net increase in short-term borrowings......   861,415     350,821    149,875
  Proceeds from long-term debt...............       704     364,148    149,945
  Repayment of long-term debt................  (282,851)   (230,641)  (129,460)
  Net proceeds from preferred stock issued...       --          --      74,142
  Net proceeds from common stock issued......     2,672       3,163      1,211
  Common stock acquired and retired..........       --           (5)    (1,845)
  Cash dividends paid on common and
   preferred stock...........................   (35,511)    (24,654)   (18,481)
                                              ---------  ----------  ---------
    Net cash provided by financing
     activities..............................   316,638     599,830    408,856
                                              ---------  ----------  ---------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS.................................   (87,665)    (10,519)    39,253
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 YEAR........................................   362,301     372,820    333,567
                                              ---------  ----------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR..... $ 274,636  $  362,301  $ 372,820
                                              =========  ==========  =========

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

  Southern National Corporation ("Parent Company" or "Southern National" or the "Corporation") is a multi-bank holding company organized under the laws of North Carolina and registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Southern National Bank of North Carolina ("SNBNC"), Southern National Bank of South Carolina ("SNBSC") (the "Banks") and SNB Savings Bank, Inc., SSB ("SSB") comprise the Parent Company's principal subsidiaries.

  The accounting and reporting policies of Southern National Corporation and Subsidiaries ("Southern National" or the "Corporation") are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The following is a summary of the more significant policies.

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements of Southern National include the accounts of the Parent Company and its subsidiaries, all of which are wholly-owned. In consolidation, all significant intercompany accounts and transactions have been eliminated. Prior period financial statements have been restated to include the accounts of companies acquired in transactions accounted for as poolings of interests. Results of operations of companies acquired in transactions accounted for as purchases are included from the dates of acquisition.

  Certain amounts for prior years have been reclassified to conform with statement presentations for 1994. The reclassifications have no effect on shareholders' equity or net income as previously reported.

 Securities

  On January 1, 1994, Southern National adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories: held to maturity, trading and available for sale.

  Debt securities acquired with both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Gains or losses from the sale of securities held to maturity are determined from specific cost-basis identification.

  Securities, which may be used to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital and investment requirements, or unforeseen changes in market conditions, including interest rates, market values or inflation rates, are classified as available for sale. Securities available for sale are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. Realized gains or losses are determined by specific identification and are included in noninterest income.

  Trading account securities, of which none were held on December 31, 1994, are selected according to fundamental and technical analyses that identify potential market movements. Trading account securities are positioned to take advantage of such movements and are reported at fair value. Market adjustments, fees, gains or losses and income earned on trading account securities are included in noninterest income. Gains or losses from the sale of securities are determined by specific cost-basis identification and are included in noninterest income.

 Loans Held for Sale

   Loans held for sale are reported at the lower of cost or market value on an aggregate loan basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any yield differential and a normal servicing fee. Any resulting deferred premium or discount is amortized, as an adjustment of servicing income, over the estimated lives of the loans using the level-yield method.

 Loans and Lease Receivables

  Commercial loans and substantially all installment loans accrue interest on the unpaid balance of the loans. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process is deferred and amortized to interest income over the contractual lives of the loans using the level-yield method. If the commitment expires unexercised, the income is recognized upon expiration of the commitment.

  Lease receivables consist primarily of direct financing leases on rolling stock, equipment and real property. Lease receivables are stated as the total amount of lease payments receivable plus guaranteed residual values, less unearned income. Recognition of income over the lives of the lease contracts approximates the level-yield method.

 Allowance for Losses

  The provision for loan and lease losses charged to noninterest expense is the estimated amount required to maintain the allowance for loan and lease losses at a level adequate to cover estimated incurred losses related to loans and leases currently outstanding. The primary factors considered in determining the allowance are the distribution of loans by risk class, the amount of the allowance specifically allocated to nonperforming loans and other problem loans, prior years' loan loss experience, economic conditions in Southern National's market areas and the growth of the credit portfolio. Ultimate losses may vary from original estimates and adjustments, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from those previously estimated.

 Nonperforming Assets

  Nonperforming assets include loans and leases on which interest is not being accrued and foreclosed property.

  Loans and leases are placed on nonaccrual status when concern exists that principal or interest is not fully collectible, or when any portion of principal or interest becomes 90 days past due, whichever occurs first. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance when concern exists as to the ultimate collection of the principal. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectibility of principal or interest.

  Assets acquired as a result of foreclosure are valued at the lower of cost or fair value, and carried thereafter at the lower of cost or fair value less estimated costs to sell the asset. Cost is the sum of unpaid principal, accrued but unpaid interest and acquisition costs associated with the loan. Any excess of unpaid principal over fair value at the time of foreclosure is charged to the allowance for losses. Generally, such properties are appraised annually and the carrying value, if greater than the fair value, less costs to sell, is adjusted with a charge to income. Routine maintenance costs, declines in market value and net losses on disposal are included in other noninterest expense.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or the estimated useful lives of the improvements. Capitalized leases are amortized by the same methods as premises and equipment over the estimated useful lives or the lease term, whichever is shorter. The related obligations under capital leases are amortized using the interest method to allocate payments between principal reduction and interest expense. Amortization of capital lease assets and rent expense of operating leases are included in occupancy and equipment expense, depending on the nature of the asset. Additions, major replacements or improvements are added to premises and equipment accounts at cost. Expenditures for maintenance, repairs and minor replacements are charged to expense as incurred. Gains or losses on the disposal of premises and equipment are included in results of current operations.

 Income Taxes

  The operating results of the Parent Company and its subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its calculated portion of federal income taxes to the Parent Company, or receives payment from the Parent Company to the extent that tax benefits are realized. Deferred income taxes have been provided where different accounting methods have been used for reporting for income tax purposes and for financial reporting purposes. As of January 1, 1993, Southern National adopted SFAS No. 109, "Accounting for Income Taxes," which changes the method of accounting for income taxes under generally accepted accounting principles. As a result of adopting SFAS 109, Southern National recognized a cumulative benefit of the change in accounting principle of $6,368,000, or $.14 per fully diluted share. The benefit is included under the caption "Cumulative effect of changes in accounting principles, net of income taxes" in the Consolidated Statements of Operations. The effect of this change, excluding the cumulative benefit, for the year ended December 31, 1993, had no incremental effect on net income or fully diluted earnings per share. The operating results of acquired institutions were included in their respective income tax returns prior to consummation of the acquisitions.

 Off-Balance Sheet Instruments

  Southern National utilizes financial forward and futures contracts, options written, interest rate caps and floors written and interest rate swaps to hedge interest rate risk associated with the asset/liability management, investment and trading account functions. These represent future commitments to purchase or sell financial instruments and, accordingly, the related notional values are not reflected in the Consolidated Statements of Condition.

  Amounts receivable or payable under derivative financial instruments used to manage interest rate risks arising from Southern National's financial assets and financial liabilities are recognized as income or expense unless the instrument qualifies for hedge accounting. Gains and losses on qualifying hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses on early terminations of derivatives are included in the carrying amount of the related loans or debt and amortized as yield adjustments over the remaining terms of the loans or debt.

 Per Share Data

  Primary net income per common share has been computed by dividing net income applicable to common shares by the weighted average number of shares of common stock and common stock equivalents of dilutive stock options.

  Fully diluted net income per common share has been computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the years. Other potentially dilutive securities include the number of shares issuable upon conversion of the preferred stock. Restricted stock grants are considered as issued for purposes of calculating net income per share.

  Weighted average numbers of shares were as follows:

                                                   1994       1993       1992
                                                ---------- ---------- ----------
Primary........................................ 43,829,321 42,331,126 40,777,780
Fully diluted.................................. 48,378,969 46,889,289 44,993,809

 Intangible Assets

  The cost in excess of the fair value of net assets acquired in transactions accounted for as purchases, premiums paid on acquisitions of deposits and other identifiable intangible assets are included in other assets in the "Consolidated Statements of Condition." Such assets are being amortized on straight-line or accelerated bases over periods ranging from 5 to 15 years. The excess of the fair value of the net assets related to the East Coast Savings Bank, SSB ("East Coast") transaction, reflected as negative goodwill in other liabilities in the "Consolidated Statements of Condition," amounted to approximately $15.3 million at December 31, 1994 and is being amortized over 15 years.

 Purchased Mortgage Servicing Rights

  Amounts paid to acquire the right to service certain mortgage loans are capitalized. These rights are then amortized over the estimated lives of the loans to which they relate. The carrying amount, if greater than fair value (as measured by expected net cash flows on a discounted, disaggregated method) is adjusted by a charge to income. The 1993 results of operations include the amortization of $3.9 million of servicing rights to conform the accounting policies of the acquired entities to those of Southern National.

 Changes in Accounting Principles

  In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. The statement requires employers to recognize the obligation to provide benefits if the obligation is attributable to employees' services already rendered, employees' rights to those benefits accumulate or vest, payment of the benefits is probable and the amount can be reasonably estimated. SFAS No. 112 was effective for fiscal years beginning after December 15, 1993. Southern National adopted SFAS No. 112 as of January 1, 1994 and the implementation did not have a material impact on the consolidated financial position or consolidated results of operations.

  In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Southern National adopted SFAS No. 114 effective January 1, 1995, and the implementation did not have a material impact on Southern National's consolidated financial position or consolidated results of operations. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994.

  In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 requires disclosures about amounts, nature and terms of derivative financial instruments that are not otherwise disclosed. It requires that a distinction be made between financial instruments held or issued for trading purposes (including dealing and other trading activities measured at fair value with gains and losses recognized in earnings) and financial instruments held or issued for purposes other than trading. See Note R of the Notes to Consolidated Financial Statements for disclosures in compliance with this standard.

  Effective January 1, 1993, The First Savings Bank, FSB ("The First") adopted SFAS No. 72, "Accounting for Certain Adjustments of Banking or Thrift Institutions." As a result of adopting SFAS No. 72, Southern National recognized a cumulative charge for this change in accounting principle of $28,019,000 or $.60 per share. The charge is included under the caption "Cumulative effect of changes in accounting principle, net of income taxes" in the "Consolidated Statements of Operations."

 Supplemental Disclosures of Cash Flow Information

  As referenced in the "Consolidated Statements of Cash Flows," Southern National acquired assets and assumed liabilities in transactions accounted for under the purchase method of accounting. The fair value of the assets acquired and liabilities assumed, at acquisition, were as follows:

                                                      1994      1993     1992
                                                    --------  -------- --------
                                                      (DOLLARS IN THOUSANDS)
FAIR VALUE OF NET ASSETS ACQUIRED:
 Fair value of assets acquired....................  $ 45,469  $282,076 $314,531
 Fair value of liabilities assumed................    39,266   244,277  279,370
                                                    --------  -------- --------
 Fair value of net assets acquired................     6,203    37,799   35,161
                                                    --------  -------- --------
PURCHASE PRICE:
 Fair value of common shares and options issued...    14,863    20,839   33,947
 Cash premium paid................................        87       --     3,751
 Capitalized acquisition costs....................        66       220      217
                                                    --------  -------- --------
  Total purchase price............................    15,016    21,059   37,915
                                                    --------  -------- --------
Excess of net assets acquired over purchase price
 (purchase price over net assets acquired)........  $ (8,813) $ 16,740 $ (2,754)
                                                    ========  ======== ========
CASH PAID DURING THE YEAR FOR:
 Interest.........................................  $252,797  $233,175 $302,064
 Income taxes.....................................    55,135    57,031   35,907
TRANSFER OF LOANS TO OTHER REAL ESTATE ACQUIRED IN
 FORECLOSURE......................................     8,829    17,333   37,690
NON-CASH SECURITIZATION OF LOANS..................     7,497     4,311   83,748

 Cash and Cash Equivalents

  Cash and cash equivalents include cash and due from depository institutions, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements or similar arrangements. Generally, both cash and cash equivalents are considered to have maturities of three months or less.

 Income and Expense Recognition

  Items of income and expense are recognized using the accrual basis of accounting, except for some immaterial amounts.

NOTE B. ACQUISITIONS AND MERGERS

 Completed Acquisitions

  On January 28, 1994, Southern National completed its acquisition of The First by the issuance of 8,052,860 shares of Southern National common stock, or
0.854815 share of Southern National common stock in exchange for each share of The First's common stock outstanding. Options to purchase shares of The First's common stock were converted into options to purchase Southern National common stock at the agreed-upon exchange rate of .855. The First, headquartered in Greenville, South Carolina, operated 57 offices throughout South Carolina and five out-of-state mortgage loan production offices in Georgia, North Carolina and Virginia. The First was merged into SNBSC.

  On January 31, 1994, Southern National completed its acquisition of Regency Bancshares Inc. ("Regency") by the issuance of 2,437,498 shares of Southern National common stock, or 1.8117 shares of Southern National common stock in exchange for each share of Regency's common stock outstanding. Options to purchase shares of Regency's common stock were converted into options to purchase Southern National common stock at the agreed-upon exchange rate of
1.81197. Regency was a multi-thrift holding company operating First Savings Bank, Inc., SSB in Hickory, North Carolina, and Davidson Savings Bank, Inc., SSB, in Lexington, North Carolina. Regency was merged into SNBNC.

  On February 24, 1994, Southern National completed its acquisition of Home Federal Savings Bank ("Home") by the issuance of 824,601 shares of Southern National common stock, or 2.576878 shares of Southern National common stock in exchange for each share of Home's common stock outstanding. Options to purchase shares of Home's common stock were converted into options to purchase Southern National common stock at the agreed-upon exchange rate of 2.57717. Home, headquartered in Statesville, North Carolina, operated three branches in North Carolina. Home was merged into SNBNC.

  The acquisitions discussed above were accounted for under the pooling-of-interests method of accounting. Accordingly, all financial information presented herein has been restated to include the results of The First, Regency and Home.

  On June 1, 1994, Southern National completed its acquisition of McLean, Brady & McLean Agency, Inc. ("McLean") by the issuance of 38,823 shares of Southern National common stock. In conjunction with the acquisition of McLean, Southern National recorded $1.1 million of expiration rights which are being amortized over 10 years.

  On June 6, 1994, Southern National completed its acquisition of Leasing Associates, Inc. ("Leasing") by the issuance of 97,876 shares of Southern National common stock.

  On November 1, 1994, Southern National completed its acquisition of Prime Rate Premium Finance Corporation, Inc. and related interests, Agency Technologies, Inc. and IFCO, Inc. ("Prime Rate") by the issuance of 590,406 shares of Southern National common stock. In conjunction with the acquisition of Prime Rate, Southern National recorded $8.8 million of goodwill which is being amortized over 15 years.

  These acquisitions were accounted for under the purchase method of accounting, and, therefore, the financial information contained herein includes data relevant to the acquiree since the date of acquisition. The following unaudited presentation reflects key line items on a proforma basis as if McLean, Leasing and Prime Rate had been acquired as of the beginning of the years presented:

                                                                1994     1993
                                                              -------- --------
     Net interest income..................................... $325,260 $311,408
                                                              ======== ========
     Net income (loss)....................................... $112,766 $(17,028)
                                                              ======== ========
     Earnings (loss) per share
       Primary............................................... $   2.42 $   (.52)
                                                              ======== ========
       Fully diluted......................................... $   2.30 $     NM
                                                              ======== ========

- --------
NM--not meaningful

 Pending Merger

  On August 1, 1994, Southern National and BB&T Financial Corporation ("BB&T") jointly announced the signing of a definitive agreement to merge. The transaction had an indicated total market value of $2.1 billion based on November 8, 1994 closing prices of the stock of both institutions. The merger of the bank holding companies was completed on February 28, 1995 and the merger of the banks is expected to be completed during May of 1995. BB&T completed an acquisition of Commerce Bank of Virginia Beach, Virginia ("Commerce") on January 10, 1995. The transaction was accounted for as a pooling of interests. Several adjustments were required to restate Southern National and BB&T. Among these were adjustments necessary to implement SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." SFAS No. 106 allowed employers to recognize the transition obligation immediately, subject to certain limitations, or on a delayed basis over the plan participants' future service periods. Southern National and BB&T elected to treat the transition obligation differently, and these adjustments reflect a "catch-up" to a consistent treatment.

  In conjunction with the merger, certain material, non-recurring adjustments of approximately $80 million will be recorded. These adjustments include approximately $57 million for settlement of obligations under existing employment contracts, severance pay, early retirement and related employee benefits, approximately $9 million associated with branch closings and divestitures, approximately $6 million associated with consolidation of bank operations and systems and approximately $10 million of expenses related to effecting the merger.

  The following unaudited presentation reflects key line items on an historical basis for Southern National, BB&T and Commerce and on a proforma combined basis assuming the merger with BB&T was effective as of and for the periods presented.

                                                  HISTORICAL BASIS    SOUTHERN
                           SOUTHERN NATIONAL    --------------------  NATIONAL
                         AS ORIGINALLY REPORTED    BB&T     COMMERCE  RESTATED
                         ---------------------- ----------- -------- -----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
1994
  Net interest income...       $  322,717       $   385,186 $ 28,863 $   736,766
  Net income............          109,644           119,882    7,011     236,872
  Earnings per share
    Primary.............             2.38              3.27     2.48        2.26
    Fully diluted.......             2.27              3.27     2.37        2.21
  Assets................        8,756,140        10,394,330  700,343  19,855,062
  Deposits..............        6,165,080         7,520,324  628,750  14,314,154
  Shareholders' equity..          632,344           822,644   47,865   1,496,477
1993
  Net interest income...          310,463           356,789   26,264     693,516
  Net (loss) income.....          (19,024)          105,012    6,551      85,828
  Earnings (loss) per
   share
    Primary.............             (.57)             2.95     2.38         .81
    Fully diluted.......               NM              2.91     2.28         .81
  Assets................        8,274,470         9,867,398  689,630  18,858,370
  Deposits..............        6,394,871         7,565,940  634,141  14,594,952
  Shareholders' equity..          564,864           796,984   43,589   1,398,726
1992
  Net interest income...          279,646           316,033   22,525     618,204
  Net income............           59,163            82,621    4,942     146,726
  Earnings per share
    Primary.............             1.34              2.53     2.05        1.53
    Fully diluted.......             1.31              2.43     1.97        1.48
  Assets................        7,379,988         7,931,660  644,849  15,966,986
  Deposits..............        6,040,928         6,405,261  597,984  13,044,173
  Shareholders' equity..          575,455           654,030   37,413   1,266,898

- --------
NM--not meaningful

NOTE C. SECURITIES

  The amortized costs and approximate fair value of securities were as follows:

                                     DECEMBER 31, 1994                      DECEMBER 31, 1993
                          --------------------------------------- --------------------------------------
                                     GROSS UNREALIZED  ESTIMATED             GROSS UNREALIZED
                          AMORTIZED  -----------------    FAIR    AMORTIZED  -----------------ESTIMATED
                             COST     GAINS   LOSSES     VALUE       COST     GAINS   LOSSES  FAIR VALUE
                          ---------- ------- --------- ---------- ---------- -------- ------------------
                                                      (DOLLARS IN THOUSANDS)
Securities held to
 maturity:
 U.S. Treasury,
  government and agency
  obligations...........  $1,132,152 $   360 $  42,244 $1,090,268 $  780,646  $16,683  $1,024 $  796,305
 States and political
  subdivisions..........      63,453      94     1,462     62,085     54,047    1,517     131     55,433
 Mortgage-backed
  securities............     577,932      12    30,868    547,076    473,956    8,420     204    482,172
 Other debt securities..         665       5        25        645        633       10       2        641
                          ---------- ------- --------- ---------- ---------- -------- ------- ----------
 Total debt securities..   1,774,202     471    74,599  1,700,074  1,309,282   26,630   1,361  1,334,551
 Equity securities......         --      --        --         --      46,820      --      --      46,820
                          ---------- ------- --------- ---------- ---------- -------- ------- ----------
 Total securities held
  to maturity...........   1,774,202     471    74,599  1,700,074  1,356,102   26,630   1,361  1,381,371
                          ---------- ------- --------- ---------- ---------- -------- ------- ----------
Securities available for
 sale:
 Mortgage-backed
  securities............     248,286     400     9,540    239,146    447,032    8,963     579    455,416
 Equity securities......      44,855     --        --      44,855        --       --      --         --
 U.S. Treasury,
  government and agency
  obligations...........     745,282     571    37,838    708,015    747,198   10,902   2,521    755,579
                          ---------- ------- --------- ---------- ---------- -------- ------- ----------
 Total securities
  available for sale....   1,038,423     971    47,378    992,016  1,194,230   19,865   3,100  1,210,995
                          ---------- ------- --------- ---------- ---------- -------- ------- ----------
 Total securities.......  $2,812,625  $1,442  $121,977 $2,692,090 $2,550,332  $46,495  $4,461 $2,592,366
                          ========== ======= ========= ========== ========== ======== ======= ==========

  Securities with a book value of approximately $1,851,793,000 and $1,098,086,000 at December 31, 1994 and 1993, respectively, were pledged to secure municipal deposits, securities sold under agreements to repurchase, Federal Reserve discount window borrowings and for other purposes as required by law.

  At December 31, 1994 and 1993, there was no concentration of investments in obligations of states and political subdivisions that were secured by or payable from the same taxing authority or revenue source and that exceeded ten percent of shareholders' equity.

  Proceeds from sales of debt securities during 1994, 1993 and 1992 were $283,059,000, $307,155,000 and $183,862,000, respectively. Gross gains of
$1,057,000, $14,794,000 and $2,239,000 and gross losses of $151,000, $1,080,000 and $267,000 were realized on those sales in 1994, 1993 and 1992, respectively.

  The amortized cost and estimated fair value of debt securities at December 31, 1994 and 1993, by contractual maturity, are shown in the accompanying table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    DECEMBER 31,
                                     -------------------------------------------
                                             1994                  1993
                                     --------------------- ---------------------
                                                ESTIMATED             ESTIMATED
                                     AMORTIZED     FAIR    AMORTIZED     FAIR
        DEBT SECURITIES                 COST      VALUE       COST      VALUE
        ---------------              ---------- ---------- ---------- ----------
                                               (DOLLARS IN THOUSANDS)
Due in one year or less............  $  184,169 $  182,726 $  309,855 $  315,735
Due after one year through five
 years.............................     994,384    953,426    511,804    522,717
Due after five years through ten
 years.............................      17,717     16,846     13,667     13,927
                                     ---------- ---------- ---------- ----------
                                      1,196,270  1,152,998    835,326    852,379
Mortgage-backed securities.........     577,932    547,076    473,956    482,172
                                     ---------- ---------- ---------- ----------
Debt securities held to maturity...   1,774,202  1,700,074  1,309,282  1,334,551
Debt securities available for sale.     993,568    947,161  1,194,230  1,210,995
                                     ---------- ---------- ---------- ----------
  Total debt securities............  $2,767,770 $2,647,235 $2,503,512 $2,545,546
                                     ========== ========== ========== ==========

NOTE D. LOANS AND LEASES*

  Loans and leases were composed of the following:

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1994        1993
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Loans--
  Commercial, financial and agricultural................  $1,301,504 $   804,281
  Real estate--construction and land development........     121,561     248,253
  Real estate--mortgage.................................   3,055,865   2,904,525
  Consumer..............................................     701,862     692,848
                                                         ----------- -----------
    Loans held for investment...........................   5,180,792   4,649,907
    Loans held for sale.................................      21,968     316,544
                                                         ----------- -----------
      Total loans.......................................   5,202,760   4,966,451
Leases..................................................     304,544     225,312
                                                         ----------- -----------
      Total loans and leases............................  $5,507,304  $5,191,763
                                                         =========== ===========

- --------
* Balances are gross of unearned income.

  The net investment in direct financing leases was $257,554,000 and $192,442,000 at December 31, 1994 and 1993, respectively.

  Southern National's only significant concentration of credit at December 31, 1994 occurred in real estate loans, which totaled $3.2 billion. However, this amount was not concentrated in any specific market or geographic area. The distribution of real estate loans in North and South Carolina is comparable to the distribution of total loans in the two-state area. While real estate loans accounted for 58% of loans and leases at December 31, 1994, only 2% of loans and leases were for construction, land acquisition and development. Another $2.2 billion consisted of mortgage loans for 1-4 family dwellings, including $424 million in home equity loans.

NOTE E. ALLOWANCE FOR LOSSES

  An analysis of the allowance for losses is presented in the following table:

                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1994      1993      1992
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
Balance, January 1............................... $ 69,503  $ 53,840  $ 44,918
Provision for losses charged to expense..........    7,246    31,438    25,671
Charge-offs......................................  (13,405)  (23,122)  (27,147)
Recoveries.......................................    6,110     4,597     5,732
Allowance of loans acquired in purchase
 transactions....................................    1,119     2,750     2,850
                                                  --------  --------  --------
Balance, December 31............................. $ 70,573  $ 69,503  $ 52,024
                                                  ========  ========  ========

  At December 31, 1994, 1993 and 1992, the amount of loans not currently accruing interest was $22,194,000, $28,372,000 and $60,430,000, respectively.
The gross interest income that would have been earned during 1994 if the outstanding nonaccrual loans and leases had been current in accordance with the original terms and had been outstanding throughout the period (or since origination, if held for part of the period) was approximately $1.5 million. Interest earned and included in interest income during 1994 on such loans and leases amounted to approximately $779,000. Transfer of loans to other real estate owned, a non-cash transaction, amounted to $8,829,000, $17,333,000 and $37,690,000 in 1994, 1993 and 1992, respectively. Foreclosed property was $1,850,000, $6,356,000 and $36,778,000 at December 31, 1994, 1993 and 1992,
respectively.

NOTE F. PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
Land and land improvements............................. $    30,755 $    25,596
Buildings and building improvements....................     102,962      93,207
Furniture and equipment................................     115,314      98,933
Capitalized leases on premises and equipment...........       4,930       5,054
                                                        ----------- -----------
                                                            253,961     222,790
Less--accumulated depreciation and amortization........      88,893      86,562
                                                        ----------- -----------
  Net premises and equipment...........................    $165,068    $136,228
                                                        =========== ===========

  Depreciation expense, which is included in occupancy and equipment expense, was $13,884,000, $22,929,000 and $12,448,000 in 1994, 1993 and 1992,
respectively.

  Southern National has noncancellable leases covering certain premises and equipment. Total rent expense applicable to operating leases was $8,762,000, $8,502,000 and $7,299,000 for 1994, 1993 and 1992, respectively. Future minimum lease payments for operating and capitalized leases for years subsequent to 1994 are as follows:

                                                              LEASES
                                                      -------------------------
                                                      OPERATING    CAPITALIZED
                                                      -----------  ------------
                                                      (DOLLARS IN THOUSANDS)
Year ended December 31:
  1995..............................................   $     5,791   $       470
  1996..............................................         5,471           470
  1997..............................................         5,170           470
  1998..............................................         3,621           469
  1999..............................................         3,427           469
  2000 and later years..............................        39,438        10,554
                                                       -----------   -----------
Total minimum lease payments........................       $62,918        12,902
                                                       ===========
Less--amount representing interest..................                       8,509
                                                                     -----------
Present value of net minimum payments on capitalized
 leases (Note I)....................................                 $     4,393
                                                                     ===========

NOTE G. DEPOSITS

  The composition of deposits at December 31 is presented in the following table:

                                                           1994        1993
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
Demand deposits........................................ $   782,172 $   820,177
Savings deposits.......................................   1,254,860   1,380,241
Money market deposits..................................     955,548   1,005,356
Certificates of deposit $100,000 and over..............     775,506     843,848
Other certificates of deposit..........................   2,396,994   2,345,249
                                                        ----------- -----------
  Total deposits....................................... $ 6,165,080 $ 6,394,871
                                                        =========== ===========

NOTE H. SHORT-TERM BORROWINGS

  The composition of short-term borrowings is presented in the following table:

                                                              DECEMBER 31,
                                                         ------------------------
                                                             1994        1993
                                                         ------------ -----------
                                                         (DOLLARS IN THOUSANDS)
Securities sold under agreements to repurchase.......... $  1,164,080 $  565,291
Master notes............................................      101,602     25,539
Federal Reserve discount window borrowings..............          --      65,000
Federal funds purchased.................................      366,070     58,890
U.S. Treasury tax and loan deposit notes payable........       22,713     41,623
                                                         ------------ ----------
  Total short-term borrowings........................... $  1,654,465 $  756,343
                                                         ============ ==========

  Federal funds purchased represent unsecured borrowings from other banks and generally mature daily. Securities sold under agreements to repurchase are borrowings collateralized by securities of the U.S. Government or its agencies and have maturities ranging from one to ninety days. U.S. Treasury tax and loan deposit notes payable are payable upon demand to the U.S. Treasury. Master notes are unsecured, non-negotiable obligations of Southern National (variable rate commercial paper).

NOTE I. LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
PARENT COMPANY:
  9.28%, $20 million senior capital notes, dated 1986,
   due in annual installments of amounts ranging from
   $3,000,000 in 1995 to $4,000,000 in 1996............ $     7,000 $    10,000
  $5 million Industrial Revenue Bond, dated 1984,
   secured by premises with a net book value of
   $6,158,359 at December 31, 1994, due in quarterly
   installments of $83,340 through the second quarter
   1999, and one final installment of $82,940 in 1999.
   Interest rate is variable--76.99% of prime--6.544%
   at December 31, 1994................................       1,583       1,916
SNBNC:
  Capitalized leases, varying maturities to 2028 with
   rates from 8.11% to 15.42%. This represents the
   unamortized balances due on leases of various
   facilities..........................................       4,393       4,573
  Advances from Federal Home Loan Bank, varying
   maturities to 2014 with rates from 4.41% to 7.97%...      81,561     103,800
  Other mortgage indebtedness..........................         306         312
SNBSC:
  Advances from Federal Home Loan Bank, varying
   maturities to 2009 with rates from 1.00% to 8.75%...     102,687     350,920
  Unsecured subordinated capital notes, weighted
   average rate of 11.13% which were paid in full in
   1994................................................         --        8,156
                                                        ----------- -----------
                                                        $   197,530 $   479,677
                                                        =========== ===========

  Excluding the capitalized leases set forth in Note F, future debt maturities total $193,137,000 and are $26,035,000, $64,935,000, $20,902,000, $35,233,000
and $14,183,000 for the next five years. The maturities for 2000 and later years are $31,849,000.

NOTE J. SHAREHOLDERS' EQUITY

  The authorized capital stock of Southern National consists of 300,000,000 shares of common stock, $5 par value, and 5,000,000 shares of preferred stock, $5 par value. At December 31, 1994, 44,158,751 shares of common stock and 770,000 shares of preferred stock were issued and outstanding. The preferred stock is convertible at any time into 5.9068 shares of common stock. Although not subject to any mandatory redemption or sinking fund requirement, the preferred stock is redeemable at the option of Southern National after March 1, 1996.

 Stock Option Plans

  The Non-Employee Directors' Stock Option Plan ("Directors' Plan") is intended to provide incentives to non-employee directors to remain on the Board of Directors and share in the profitability of Southern National and creates a deferred compensation system for participating non-employee directors. Each non-employee director may elect to defer 0%, 50% or 100% of the annual retainer fee and meeting fees for each calendar year and apply that percentage toward the grant of options to purchase Southern National common stock. Such elections are required to be in writing and are irrevocable for each calendar year. The exercise price at which shares of Southern National common stock may be purchased shall be equal to 75% of the market value of the common stock as of the date of grant. Options are vested in six months and may be exercised anytime thereafter until the expiration date, which is 10 years from the date of grant. The Directors' Plan provides for the reservation of up to 400,000 shares of Southern National common stock. At December 31, 1994, options to purchase 152,734 shares of common stock at prices ranging from $12.7155 to $15.6344 were outstanding pursuant to the Directors' Plan. Compensation expense recognized under the Directors' Plan was $265,000, $257,000 and $236,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

  The incentive stock option plan ("ISOP") and the non-qualified stock option plan ("NQSOP") were established to retain key officers and key management employees and to offer them the incentive to use their best efforts on behalf of Southern National. The plans, which expire on December 19, 2000, further provide for up to 1,101,000 shares of common stock to be reserved for the granting of options, which have a four year vesting schedule and must be exercised within ten years from the date granted. Incentive stock options granted must have an exercise price equal to at least 100% of the fair market value of common stock on the date granted, and the non-qualified stock options must have an exercise price equal to at least 85% of the fair market value on the date granted. At December 31, 1994, options to purchase 512,358 shares of common stock at prices ranging from $9.50 to $16.75 were outstanding pursuant to the NQSOP. At December 31, 1994, options to purchase 258,847 shares of common stock at an exercise price of $19.77 were outstanding pursuant to the ISOP.

  In April 1994, the shareholders approved an Omnibus Stock Incentive Plan ("Omnibus Plan") which covers the award of incentive stock options, non-qualified stock options, shares of restricted stock, performance shares and stock appreciation rights. The Omnibus Plan is intended to allow Southern National to recruit and retain employees with ability and initiative. The maximum number of shares that can be issued is 4,000,000. In December 1994, 189,731 incentive stock options and 26,087 non-qualified stock options were issued at an exercise price of $18.375. The incentive stock options vest over four years and the non-qualified stock options vest over three years. Both types of options have a ten year term.

  The terms of these option plans provided for the immediate vesting of all outstanding shares upon a change of control, as defined. The merger with BB&T qualified as a change in control; accordingly, at February 28, 1995, options outstanding at December 31, 1994, of 511,157 became exercisable. The shares relating to the Omnibus Plan were excluded from the change in control provisions and did not vest in conjunction with merger.

  At the time of acquisition by Southern National, The First had two incentive stock option plans which provided for the granting of options to purchase shares of The First common stock to directors, officers and other key employees. At merger date, each option was converted into an option to purchase .855 shares of Southern National common stock.

  Regency had an incentive stock option plan for the granting of options to purchase shares of Regency common stock to certain full-time officers and employees. On the date of grant, the option exercise period was limited to ten years. Regency also had a non-qualified directors' stock option plan. At merger date, each Regency option was converted into an option to purchase 1.81197 shares of Southern National common stock.

  Home also had an incentive stock option plan which provided for the granting of options to key employees to purchase shares of Home common stock. Under the terms of the plan, the options were exercisable over a ten year period. Each option to purchase Home common stock was converted into an option to purchase
2.57717 shares of Southern National common stock.

                                1994                1993                1992
                         ------------------- ------------------- -------------------
                                   AGGREGATE           AGGREGATE           AGGREGATE
                          SHARES     PRICE    SHARES     PRICE    SHARES     PRICE
                         --------- --------- --------- --------- --------- ---------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPTION ACTIVITY
Outstanding January 1... 1,721,936  $20,970  2,162,221  $15,793  1,703,729  $ 9,316
Granted ($6.67 to
 $21.06)................   317,180    5,684    464,073    9,152    450,301    5,697
Exercised ($2.67 to
 $16.88)................   470,432    2,729    904,358    3,975    150,352      821
Expired or forfeited
 ($2.67 to $16.75)......     9,959      166        --       --       7,208       26
                         ---------  -------  ---------  -------  ---------  -------
Outstanding December 31
 ($2.67 to $21.06)...... 1,558,725  $23,759  1,721,936  $20,970  1,996,470  $14,166
                         =========  =======  =========  =======  =========  =======
Options exercisable at
 December 31, 1994
 ($2.67 to $21.06 per
 share).................   831,750  $10,330
                         =========  =======

NOTE K. SUPPLEMENTAL INCOME STATEMENT INFORMATION

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1994     1993     1992
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
INTEREST ON DEPOSITS
  Savings deposits.................................. $ 28,501 $ 30,924 $ 26,877
  Money market deposits.............................   26,029   25,677   37,978
  Certificates of deposit $100,000 and over.........   26,923   16,498   22,474
  Other certificates of deposit.....................  109,552  122,105  163,843
                                                     -------- -------- --------
                                                     $191,005 $195,204 $251,172
                                                     ======== ======== ========
NONINTEREST INCOME
  Nondeposit fees and commissions:
    Insurance fees and commissions.................. $  5,930 $  6,569 $  3,447
    Trust fees......................................    3,613    3,000    2,688
    Bankcard related fees...........................    9,099    7,567    5,526
    Other fees and commissions......................   13,362    5,354    8,793
                                                     -------- -------- --------
                                                     $ 32,004 $ 22,490 $ 20,454
                                                     ======== ======== ========
  Other income
    Gain on sales of loans, net..................... $  1,006 $  5,849 $ 11,672
    Other...........................................   13,908    8,781    8,199
                                                     -------- -------- --------
                                                     $ 14,914 $ 14,630 $ 19,871
                                                     ======== ======== ========
NONINTEREST EXPENSE
  Personnel expense:
    Salaries........................................ $ 97,105 $107,052 $ 92,907
    Employee benefits...............................   21,918   24,629   21,351
                                                     -------- -------- --------
                                                     $119,023 $131,681 $114,258
                                                     ======== ======== ========
  Other expense:
    Credit card..................................... $  7,027 $  5,680 $  4,453
    Data processing.................................    2,498    7,374    4,279
    Advertising.....................................    4,813    7,000    6,439
    Amortization of intangibles.....................    1,913    9,527    5,411
    Other...........................................   44,037   50,822   41,367
                                                     -------- -------- --------
                                                     $ 60,288 $ 80,403 $ 61,949
                                                     ======== ======== ========

NOTE L. INCOME TAXES

  The total provision for income taxes was allocated as follows:

                                                      1994      1993     1992
                                                     -------  --------  -------
                                                      (DOLLARS IN THOUSANDS)
Income from operations.............................. $57,644  $ 22,445  $39,992
Cumulative effect of changes in accounting
 principles.........................................     --     (2,897)     --
                                                     -------  --------  -------
  Total provision for income taxes.................. $57,644  $ 19,548  $39,992
                                                     =======  ========  =======

  The provision for income taxes attributable to operations was composed of the following:

                                                      1994      1993     1992
                                                     -------  --------  -------
                                                      (DOLLARS IN THOUSANDS)
Currently payable:
  Federal........................................... $70,030  $ 31,965  $34,824
  State.............................................   3,640     1,732    1,590
                                                     -------  --------  -------
                                                      73,670    33,697   36,414
Deferred (benefit) expense.......................... (16,026)  (11,252)   3,578
                                                     -------  --------  -------
Provision for income taxes.......................... $57,644  $ 22,445  $39,992
                                                     =======  ========  =======

  Deferred (benefit) expense results from timing differences in the accounting for certain income and expense items for financial reporting purposes and for income tax purposes. The book and tax accounting difference related to changes in the tax accounting method for bad debts of savings institutions converting to a commercial bank resulted in a deferred tax expense of $3,823,000 for 1992. There were no other significant book and tax accounting differences in 1992.

  The reasons for the difference between the provision for income taxes attributable to operations and the amount computed by applying the statutory federal income tax rate to the income before income taxes were as follows:

                                                      1994     1993     1992
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
Federal income taxes at statutory rates of 35% for
 1994 and 1993 and 34% for 1992..................... $58,551  $10,723  $33,713
Tax-exempt income from securities, loans and leases
 less related non-deductible interest expense.......  (2,793)  (2,399)  (1,963)
Changes in tax accounting method for bad debts of
 savings institutions converting to a commercial
 bank...............................................     --     9,389    5,190
Other, net..........................................   1,886    4,732    3,052
                                                     -------  -------  -------
Provision for income taxes.......................... $57,644  $22,445  $39,992
                                                     =======  =======  =======
Effective income tax rate...........................    34.5%    73.3%    40.3%
                                                     =======  =======  =======

  Income taxes (benefits) related to securities gains (losses) for 1994, 1993 and 1992 were $351,000, $5,219,000 and $(30,000), respectively.

  The tax effects of temporary differences that gave rise to significant portions of the net deferred tax assets (liabilities) in the "Consolidated Statements of Condition" at December 31, 1994 and 1993, as adjusted for the adoption of SFAS No. 109 were:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Allowance for losses............................... $    26,419  $    25,498
  Postretirement and postemployment benefits.........       4,798        4,017
  Unrealized depreciation on securities available for
   sale..............................................      18,343          --
  Tax deferred loss on sale of loans.................       8,552          506
  Other..............................................      18,899       10,717
                                                      -----------  -----------
Total tax deferred assets............................      77,011       40,738
                                                      -----------  -----------
Deferred tax liabilities:
  Tax accounting method changes......................      (8,113)     (10,811)
  Lease financing....................................     (12,270)      (9,833)
  Dividends on FHLB stock............................      (4,681)      (4,574)
  Prepaid pension plan contribution..................      (3,885)      (3,128)
  Other..............................................      (5,626)      (4,326)
                                                      -----------  -----------
Total tax deferred liabilities.......................     (34,575)     (32,672)
                                                      -----------  -----------
Net deferred tax assets.............................. $    42,436  $     8,066
                                                      ===========  ===========

  The deferred tax assets have been determined to be realizable as called for by SFAS No. 109, and, accordingly, a valuation allowance was not required. At December 31, 1994 and 1993, there were no operating losses, income tax credits or alternative minimum tax credit carryforwards.

  Retained earnings at December 31, 1994 included $7,411,000 of tax bad debt reserves accumulated prior to October 1, 1988 which were applicable to SSB for which no provision for income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses of SSB, income taxes will be imposed at the then applicable rates. Deferred income taxes have been provided on the tax bad debt reserves of the acquired entities and SSB's tax bad debt reserves accumulated after September 30, 1988.

NOTE M. BENEFIT PLANS

  Southern National has various employee benefit plans and arrangements. Employees of acquired entities participate in existing Southern National plans upon consummation of the acquisition. Credit is given to these employees for the years of service at the acquired institution.

  The combination of actuarial information for the benefit plans of the acquired entities is not meaningful because the benefits offered in those plans and assumptions used in the calculations related to those plans will be superseded by the benefits offered in the Southern National plans and the assumptions used in the Southern National calculations. Accordingly, the 1993 and 1992 actuarial information presented for retirement plans is that of Southern National as originally presented.

 Retirement Plans

  Southern National has a non-contributory defined benefit pension plan ("Basic Plan") covering substantially all employees. The benefits are based on years of service and the employee's compensation during the five consecutive years of employment that will produce the highest average pay. Southern National's contributions to the plan are in amounts between the minimum required for funding standard account purposes and the maximum deductible for Internal Revenue Service purposes. Contributions to the plan of $5,173,000, $3,089,000 and $4,229,000 were made in 1994, 1993 and 1992, respectively.

  Supplemental retirement benefits are provided to certain key officers under Southern National's Supplemental Executive Retirement Plan ("SERP"), effective January 1, 1989. This plan is not qualified under the Internal Revenue Code. Although technically an unfunded plan, insurance policies on the lives of the covered employees are intended to be adequate to fund future benefits.

  Net periodic pension cost, which is included in personnel expense, consisted of the following components in 1994, 1993 and 1992.

                                                          1994    1993*   1992*
                                                         ------- ------- -------
                                                         (DOLLARS IN THOUSANDS)
Defined benefit plans...................................  $2,870  $3,705  $3,499
Employee stock ownership plans (ESOP)...................   4,023   3,010   2,567
Defined contribution plans..............................      77     255     259
                                                         ------- ------- -------
  Total expense related to benefit plans................  $6,970  $6,970  $6,325
                                                         ======= ======= =======

* Amounts restated for acquisitions accounted for as poolings of interests.

                                             BASIC PLAN                SERP
                                       -------------------------  --------------
                                        1994     1993     1992    1994 1993 1992
                                       -------  -------  -------  ---- ---- ----
                                               (DOLLARS IN THOUSANDS)
Service cost.......................... $ 3,872  $ 2,708  $ 2,183  $248 $275 $112
Interest cost.........................   4,539    3,577    3,173   178  129   64
Actual return on assets...............    (968)  (3,512)  (2,634)  --   --   --
Net amortization and deferral.........  (4,573)    (525)    (895)   78   62   27
Early retirement......................     --       --       557   --   --   --
                                       -------  -------  -------  ---- ---- ----
  Net periodic pension cost........... $ 2,870  $ 2,248  $ 2,384  $504 $466 $203
                                       =======  =======  =======  ==== ==== ====

                                           BASIC PLAN             SERP
                                        ------------------  ------------------
                                          1994      1993     1994      1993
                                        --------  --------  -------  ---------
                                              (DOLLARS IN THOUSANDS)
Actuarial present value of benefit ob-
 ligations:
  Accumulated benefit obligation, in-
   cluding vested benefits of $48,599
   in 1994 and $37,119 in 1993......... $(49,599) $(37,838) $   --   $     --
                                        ========  ========  =======  =========
  Projected benefit obligation at De-
   cember 31........................... $(57,916) $(49,472) $(2,721)   $(2,009)
Plan assets at fair value, primarily
 obligations of the U.S. Treasury and
 Federal agencies and corporations..... $ 59,186  $ 50,438      --         --
                                        ========  ========  =======  =========
Plan assets in excess of (less than)
 projected benefit obligation..         $  1,270  $    966  $(2,721) $. (2,009)
Unrecognized transition amount.........     (666)     (154)     245        271
Unrecognized prior service cost........   (1,637)    1,217      --         --
Unrecognized net loss..................   10,096     2,866      933        691
                                        ========  ========  =======  =========
Prepaid (accrued) pension cost......... $  9,063  $  4,895  $(1,543)   $(1,047)
                                        ========  ========  =======  =========

  The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 4.75% for 1994 and 6.0% for 1993 and 1992. The weighted average assumed discount rate was 7.75% for 1994 and 8.0% for 1993 and 1992. The weighted average expected long-term rate of return on assets used was 9.0% for 1994, 1993 and 1992.

 Postretirement Benefits

  Effective December 31, 1992, Southern National adopted a revised retiree medical program ("Plan") in preparation for the implementation of SFAS No. 106, "Accounting for Postretirement Benefits Other Than

Pensions." The Plan covers employees retiring after January 1, 1993 who are eligible for participation in the Basic Plan and have at least ten years of service. The Plan requires retiree contributions, with a subsidy by Southern National based upon years of service of the employee at the time of retirement. The subsidy is adjusted each year for movement of the Consumer Price Index. There is no employer subsidy for dependent benefits. Employees who retired prior to January 1, 1993 are grandfathered and may choose from three comprehensive medical options with varying deductibles.

  Southern National adopted SFAS No. 106 as of January 1, 1993. As a result of adopting SFAS No. 106, Southern National recognized a cumulative charge for this change in accounting principle of $5,566,000 (net of $2,897,000 of deferred income tax benefits), or $.15 per fully diluted share. The charge is included under the caption "Cumulative effect of changes in accounting principles, net of income taxes" in the "Consolidated Statements of Operations." The effect of this change, net of income taxes and excluding the cumulative charge, for the year ended December 31, 1993 was to decrease net income by $628,000 or approximately $.01 per fully diluted share.

  The accumulated postretirement benefit retirement obligation was $11,727,000 and $7,469,000 at December 31, 1994 and 1993, respectively.

  Net postretirement health care cost includes the following components:

                                                             1994        1993
                                                         ------------ -----------
                                                         (DOLLARS IN THOUSANDS)
Service cost--benefits attributed to service during the
 period................................................. $        501       $300
Interest cost on accumulated postretirement benefit ob-
 ligation...............................................          731        539
                                                         ------------ ----------
  Net periodic postretirement benefit costs.............       $1,232       $839
                                                         ============ ==========

  For measurement purposes, a 10.0% annual rate of increase in the per capita cost of health care claims was assumed for 1994; the rate was assumed to decline by 1.0% each year until reaching 5.0% in 1999 and remain constant thereafter. Medical costs were assumed to increase from 14.0% of the gross domestic product in 1992 to 17.0% in 1999 and remain constant thereafter. A 1.0% increase in the assumed long-term health care trend rate would increase the net periodic benefit cost by 1.0% and the expected postretirement benefit obligation by 1.1%. Other actuarial assumptions were a 7.75% discount rate and a 4.0% assumed annual increase in all other items. Although technically an unfunded plan, corporate-owned life insurance policies are intended to partially fund future benefits.

 Employee Stock Ownership Plan

  Southern National's Employee Stock Ownership Plan allows all employees to acquire common stock in SNC by contributing up to 15% of their salaries to the plan. Southern National matches 100% of each employee's contributions, up to a maximum of 6% of the employee's salary.

 Settlement Agreements

  In connection with the merger of Southern National and BB&T, two executive officers of Southern National have agreed to retire during 1995. The merged company has entered into settlement agreements with both executive officers to settle existing employment contracts. One of the settlement agreements provides for annual payments of $1,655,000 less the company-provided portion of certain benefits payable under existing benefit plans. The payments will continue for the life of the officer and his current wife but in no event for a period of less than fifteen years. The executive officer has agreed not to compete in a defined geographic area for fifteen years and to serve as a consultant to the merged company for five years. The settlement agreement with the other executive officer provides for annual payments of $312,000 for ten years or until death.

  The present value of future payments to be made pursuant to these agreements was recorded in 1995.

 Other

  There are various other employment contracts, deferred compensation arrangements and covenants not to compete with selected members of management and certain retirees.

NOTE N. COMMITMENTS AND CONTINGENCIES

 Financial Instruments

  Southern National is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest rate caps and floors written, interest rate swaps and forward and futures contracts.

  Southern National's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. Southern National uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                             CONTRACT OR
                                                         NOTIONAL AMOUNT AT
                                                            DECEMBER 31,
                                                       ------------------------
                                                           1994        1993
                                                       ------------ -----------
                                                       (DOLLARS IN THOUSANDS)
Financial instruments whose contract amounts
 represents credit risk:
  Commitments to extend, originate or purchase credit.   $1,278,533   $874,064
  Standby letters of credit and financial guarantees
   written............................................       36,457    167,933
Financial instruments whose notional or contract
 amounts exceed the amount of credit risk:
  Commitments to sell mortgage loans and mortgage-
   backed securities..................................       11,392    367,381

  Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Southern National evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by Southern National upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit and financial guarantees written are conditional commitments issued by Southern National to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Southern National holds first deeds of trust, certificates of deposit and/or marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1994 was approximately $11.6 million.

  Forward commitments to sell mortgage loans and mortgage-backed securities are contracts for delayed delivery of securities in which Southern National agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' values and interest rates.

 Litigation

  In June 1991, the trustee in bankruptcy for Kenyon Home Furnishings, Ltd. ("Kenyon") filed an adversary proceeding against SNBNC in the United States Bankruptcy Court for the Middle District of North Carolina. The trustee alleges that American Bank and Trust Company ("American"), which was acquired by SNBNC in October 1989, aided and abetted Kenyon's officers in defrauding Kenyon's creditors and others. The trustee seeks to recover more than $40 million in damages. The trustee also filed separate proceedings against a number of other persons, corporations and financial institutions seeking identical damages. In these actions, the trustee is seeking to recover attorney's fees and treble damages. The claim addresses events and circumstances occurring on or before October 31, 1989, the date SNBNC acquired American. The trustee and SNBNC have agreed to settle the adversary proceeding. The settlement is subject to court approval which is anticipated in the next ninety days. During 1994, management accrued reserves which are sufficient to cover the liability represented by the settlement. Based on information presently available to Southern National, management believes that the ultimate outcome of this matter will not have a material impact on the consolidated financial condition or consolidated results of operations of Southern National.

  In July 1993, the trustee in bankruptcy for Florida Hotel Properties Limited Partnership ("Florida") filed an adversary proceeding against SNBNC in the United States Bankruptcy Court for the Western District of North Carolina. In August 1993, the trustee for Southeast Hotel Properties Limited Partnership Claims Liquidating Trust ("Southeast") filed an action against SNBNC in the United States District Court for the Western District of North Carolina. In both cases, the trustee alleges that SNBNC aided and abetted Florida's and Southeast's officers in defrauding Florida and Southeast through SNBNC's handling of deposit accounts from which Florida and Southeast allegedly made fraudulent transfers to third parties by check and/or wire transfer. The cases have been consolidated for trial as the allegations refer to related entities. The amounts allegedly misappropriated are approximately $14,000,000 in the Florida action and approximately $7,500,000 in the Southeast action. The trustee is seeking to recover from Southern National the value of the funds misappropriated, less a credit for other recoveries by the trustee from Florida and Southeast officers and other third parties. The value of this credit is approximately $7,000,000 at present. The trustee and SNBNC have agreed to settle both cases. The settlement is subject to court approval which is anticipated in the next ninety days. Based on information presently available to Southern National concerning coverage of these cases by its insurance carriers, management believes that the ultimate outcome of this matter will not have a material impact on the consolidated financial condition or consolidated results of operations of Southern National.

  SNBSC, as successor in interest by merger to The First, is a defendant in a lawsuit filed in 1991 in the Court of Common Pleas, Thirteenth Judicial Circuit, State of South Carolina against The First. On May 21, 1993, a jury awarded the plaintiffs a $4.1 million judgment against The First consisting of $500,000 in actual damages and $3.6 million in punitive damages for allegedly acting as a control person and aiding and abetting a state securities law violation. The plaintiffs, limited partners in a failed venture to construct and operate a residential health care facility for senior citizens, alleged that The First, as an escrow agent and lender for the project, knew, or should have known, that its loan commitment was insufficient and that The First was therefore responsible for the losses suffered by the limited partners resulting from the actions of the general partners. Prior to this case going to jury, The First made a motion for directed verdict which was not granted. Rule 50(b) of the South Carolina Rules of Civil Procedure states that when a motion for directed verdict is not granted, the Court is deemed to have submitted the action to the jury subject to a later determination of the legal question raised in the motion. After the jury verdict, The First renewed that motion in the form of a motion for judgment not withstanding the verdict, as well as an alternative motion for a new trial. This motion and the plaintiff's petition for legal fees, costs and interest were argued before Circuit Judge on June 22, 1993. The First's motion was granted as to plaintiff's "control person" theory of liability, but denied as to plaintiff's aiding and abetting violations of securities laws theory of liability. The request for a new trial was also denied. As a result, the judgment remains in effect but has been appealed. It is the opinion of Southern National's legal counsel that it is not probable that a loss in the amount of the present jury verdict will be incurred by SNBSC. Furthermore, if a loss ultimately is incurred following appeals, it is not probable that the loss would exceed $750,000. Therefore, it is management's opinion, based upon counsel's analysis of the outcome of the suit, that any future liability arising from this suit will not have a material adverse effect on the consolidated financial condition or consolidated results of operations of Southern National.

  The nature of the business of Southern National's banking subsidiaries ordinarily results in a certain amount of litigation. The subsidiaries of Southern National are involved in various other claims and lawsuits, all of which are considered incidental to the conduct of its business.

NOTE O. REGULATORY REQUIREMENTS AND OTHER RESTRICTIONS

  Southern National, the Banks and SSB are required by the Board of Governors of the Federal Reserve System ("Board"), the Office of the Comptroller of the Currency ("OCC") and the North Carolina Savings Institution Division to maintain certain capital-to-assets ratios. At December 31, 1994, these ratios were above the minimums prescribed for bank holding companies, national banks and state savings banks.

  The Banks and SSB are required by the Board to maintain reserve balances based on certain percentages of deposit types. At December 31, 1994, these reserves amounted to $133 million and were satisfied by vault cash and noninterest-bearing deposits with the Federal Reserve Bank.

  Under the regulations of the OCC, at December 31, 1994, SNBNC and SNBSC could have paid additional dividends to Southern National of $52.6 million and $42.4 million, respectively, without obtaining prior approval of the OCC. SSB, in accordance with Title IV of North Carolina general statutes, Chapter 16A.0105, can make capital distributions, including cash dividends, to Southern National with prior approval of the Administrator, in an amount less than the greater of one-half of net income for the most recent fiscal year or the average of net income for the most recent three years.

  The terms of the capital note agreement (Note I) provide for various restrictions on Southern National, including restrictions on the payment of dividends and incurrence of additional debt. Under these covenants, as of December 31, 1994, approximately $260.5 million was available for payment of cash dividends by Southern National out of its retained eanings.

  The following table provides an analysis of loans made to directors, executive officers and their interests, which in the aggregate exceeded $60,000 at any time during 1994. All amounts shown represent loans made by Southern National's subsidiary banks in the ordinary course of business at the Banks' normal credit terms, including interest rate and collateralization prevailing at the time for comparable transactions with other persons:

                                                                     (DOLLARS
                                                                   IN THOUSANDS)
                                                                   -------------
Balance, December 31, 1993........................................    $35,714
Additions.........................................................     87,012
Repayments........................................................     78,800
                                                                      -------
BALANCE, DECEMBER 31, 1994........................................    $43,926
                                                                      =======

NOTE P. PARENT COMPANY FINANCIAL STATEMENTS

                            STATEMENTS OF CONDITION

                           DECEMBER 31, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                              1994      1993
                                                            --------  --------
ASSETS
  Cash..................................................... $  1,319  $  1,699
  Securities...............................................   78,010   108,041
  Receivables from subsidiaries............................   51,561     8,232
  Investment in bank subsidiaries, at equity...............  600,280   411,537
  Investment in other subsidiaries, at equity..............    4,373    65,906
  Premises.................................................    6,158     6,330
  Other assets.............................................    1,321     1,849
                                                            --------  --------
    Total assets........................................... $743,022  $603,594
                                                            ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Short-term borrowings.................................... $101,602  $ 25,540
  Accounts payable and accrued liabilities.................      493     1,274
  Capital notes and mortgages..............................    8,583    11,916
                                                            --------  --------
    Total liabilities......................................  110,678    38,730
                                                            --------  --------
  Shareholders' equity:
    Preferred stock........................................    3,850     3,850
    Common stock...........................................  220,794   214,806
    Paid-in capital........................................  164,934   151,186
    Retained earnings......................................  245,794   199,383
    Unearned compensation..................................   (2,650)   (4,361)
    Net unrealized depreciation on securities available for
     sale..................................................     (378)      --
                                                            --------  --------
      Total shareholders' equity...........................  632,344   564,864
                                                            --------  --------
      Total liabilities and shareholders' equity........... $743,022  $603,594
                                                            ========  ========

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                       1994     1993     1992
                                                     -------- --------  -------
INCOME
  Dividend income from bank subsidiaries............ $ 53,365 $ 66,449  $17,849
  Interest income from subsidiaries.................    3,775      619    4,612
  Interest on securities............................    1,560    2,295    1,123
  Rental income.....................................    1,292    1,292    1,292
  Other income......................................      810      897      102
                                                     -------- --------  -------
    Total income....................................   60,802   71,552   24,978
                                                     -------- --------  -------
EXPENSES
  Interest expense..................................    4,987    1,636    1,512
  Occupancy expense.................................      172      450      182
  Other expenses....................................      314    2,631    2,228
                                                     -------- --------  -------
    Total expenses..................................    5,473    4,717    3,922
                                                     -------- --------  -------
  Income before income tax provision and equity in
   undistributed earnings of subsidiaries...........   55,329   66,835   21,056
  Income tax provision..............................      716      365      958
                                                     -------- --------  -------
  Income before equity in undistributed earnings of
   subsidiaries.....................................   54,613   66,470   20,098
  Equity in undistributed earnings (losses) of
   subsidiaries.....................................   55,031  (85,494)  39,065
                                                     -------- --------  -------
NET INCOME (LOSS)................................... $109,644 $(19,024) $59,163
                                                     ======== ========  =======

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                    1994      1993      1992
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)............................... $109,644  $(19,024) $ 59,163
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Equity in undistributed losses (earnings) of
   subsidiaries..................................  (55,031)   85,494   (39,065)
  Depreciation of premises.......................      172     1,041       361
  Discount accretion and premium amortization on
   securities....................................       83       126       --
  Amortization of unearned compensation..........    1,711       730       --
  Securities gains, net..........................      (78)      --        --
  Reconciliation of fiscal year of merged
   companies to calendar year....................      --        (51)    2,257
  (Increase) decrease in receivables from
   subsidiaries..................................  (43,329)   (7,384)    2,225
  Decrease (increase) in other assets............    2,943    (2,117)     (160)
  Decrease in accounts payable and accrued
   liabilities...................................     (781)     (557)     (203)
                                                  --------  --------  --------
    Net cash provided by operating activities....   15,334    58,258    24,578
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired in merger accounted for as
  purchase.......................................      --        --        311
 Proceeds from sales of securities...............   10,063       --        --
 Proceeds from maturities of securities..........   65,002     5,000    35,000
 Purchases of securities.........................  (63,177)  (65,154)  (77,739)
 Investment in subsidiaries......................  (67,492)     (116)  (32,500)
                                                  --------  --------  --------
    Net cash used in investing activities........  (55,604)  (60,270)  (74,928)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt.....................   (3,333)   (3,334)   (2,333)
 Proceeds from common stock issued...............    2,672     3,163     1,211
 Common stock acquired and retired...............      --         (5)   (1,845)
 Net proceeds from sale of preferred stock.......      --        --     74,142
 Net increase in short-term borrowings...........   76,062    25,540       --
 Cash dividends paid on common and preferred
  stock..........................................  (35,511)  (24,654)  (18,481)
                                                  --------  --------  --------
    Net cash provided by financing activities....   39,890       710    52,694
                                                  --------  --------  --------
Net (Decrease) Increase in Cash..................     (380)   (1,302)    2,344
Cash at Beginning of Year........................    1,699     3,001       657
                                                  --------  --------  --------
Cash at End of Year.............................. $  1,319  $  1,699  $  3,001
                                                  ========  ========  ========

  During the years ended December 31, 1994, 1993 and 1992, Parent Company paid $1.0 million, $1.3 million and $1.5 million, respectively, for interest on long-term debt.

NOTE Q. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires Southern National to disclose the estimated fair value of its on- and off-balance sheet financial instruments. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.

  Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. SFAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of Southern National's financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

  The following methods and assumptions were used by Southern National in estimating the fair value of its financial instruments at December 31, 1994 and 1993.

  Cash and cash equivalents: For these short-term instruments, the carrying amounts are a reasonable estimate of fair values.

  Securities: Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices for similar securities.

  Loans receivable: The fair values for certain mortgage loans and credit card loans are based on quoted prices of similar loans, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality. The carrying amounts of accrued interest approximate fair values.

  Deposit liabilities: The fair values for demand deposits, interest-checking accounts, savings accounts and certain money market accounts are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to aggregate expected maturities.

  Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, master notes and other short-term borrowings approximate their fair values.

  Long-term debt: The fair values of long-term debt are estimated based on quoted market prices for similar instruments or by using discounted cash flow analyses, based on Southern National's current incremental borrowing rates for similar types of instruments.

  Interest rate swap agreements: The fair values of interest rate swaps (used for hedging purposes) are the estimated amounts that the Corporation would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

  Commitments to extend credit, standby letters of credit and financial guarantees written: The fair values of commitments are estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair values also consider the difference between current levels of interest rates and the committed rates. The fair values of guarantees and letters of credit are estimated based on fees currently charged for similar agreements.

  Other off-balance sheet instruments: The fair values for off-balance sheet instruments (futures, forwards, options, and commitments to sell or purchase financial instruments) are estimated based on quoted prices, if available. For instruments for which there are no quoted prices, fair values are estimated using current settlement values or pricing models.

  The estimated fair values of Southern National's financial instruments are as follows:

                                        1994                    1993
                                ----------------------  ----------------------
                                 CARRYING      FAIR      CARRYING      FAIR
                                  AMOUNT      VALUE       AMOUNT      VALUE
                                ----------  ----------  ----------  ----------
FINANCIAL ASSETS:
  Cash and cash equivalents.... $  274,636  $  274,636  $  362,301  $  362,301
  Securities available for
   sale........................    992,016     992,016   1,194,230   1,210,995
  Securities held to maturity..  1,774,202   1,700,074   1,356,102   1,381,371
  Loans and leases
    Loans......................  5,198,788   5,129,497   4,962,376   4,958,948
    Leases(1)..................    257,554         N/A     192,442         N/A
    Allowance for losses.......    (70,573)        N/A     (69,503)        N/A
                                ----------              ----------
      Net loans and leases.....  5,385,769               5,085,315
                                ==========              ==========
FINANCIAL LIABILITIES:
  Deposits..................... $6,165,080  $6,167,262  $6,394,871  $6,423,807
  Short-term borrowings........  1,654,465   1,654,465     756,343     756,343
  Long-term debt...............    193,137     186,920     475,104     486,415
  Capitalized leases(1)........      4,393         N/A       4,573         N/A

- -------------------------------------------------------------------------------

                                NOTIONAL/               NOTIONAL/
                                 CONTRACT      FAIR      CONTRACT      FAIR
                                  AMOUNT      VALUE       AMOUNT      VALUE
                                ----------  ----------  ----------  ----------
UNRECOGNIZED FINANCIAL INSTRU-
 MENTS:
  Interest rate swaps:
    In a net receivable posi-
     tion...................... $  550,000  $  (22,470) $   50,000  $       19
    In a net payable position..     61,325       3,312     163,094      (1,029)
  Interest rate caps and
   floors......................        --          --      400,000          90
  Commitments to extend, origi-
   nate or purchase credit.....  1,278,533     (12,993)    874,064      (2,051)
  Standby letters of credit and
   financial guarantees writ-
   ten.........................     36,457        (238)    167,933        (655)
  Commitments to sell loans and
   securities..................     11,392          29     367,381        (287)

- --------
(1) SFAS No. 107 does not require disclosures about fair value for lease contracts as defined in SFAS No. 113, "Accounting for Leases."

N/A Not applicable

NOTE R. DERIVATIVES AND OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

  Interest rate volatility often increases to the point that balance sheet repositioning through the use of account repricing and other on-balance sheet strategies cannot occur rapidly enough to avoid adverse net income effects. At those times, off-balance sheet or synthetic hedges are utilized. During 1994, management used interest rate swaps, caps and floors to supplement balance sheet repositioning. Such actions were designed to lower the interest sensitivity of the Corporation toward a neutral position.

  Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to transform the repricing characteristics of an asset or liability from a fixed to a floating rate, a floating rate to a fixed rate, or one floating rate to another floating rate. The underlying principal positions are not affected. Swap terms generally range from one year to ten years depending on the need. At December 31, 1994, interest rate swaps with a total notional value of $611 million, with terms ranging up to seven years, were outstanding.

  The following tables set forth certain information concerning Southern National's interest rate swaps at December 31, 1994:

                              INTEREST RATE SWAPS

                               DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                    NOTIONAL   RECEIVE                 FAIR
               TYPE                  AMOUNT      RATE     PAY RATE     VALUE
               ----                ----------- --------  ----------  ---------
Receive fixed swaps...............  $ 550,000      5.98%      5.95%  $ (22,470)
Pay fixed swaps...................     61,325      5.44       5.18       3,312
                                    ---------  --------  ---------   ---------
Total.............................  $ 611,325      5.92%      5.87%  $ (19,158)
                                    =========  ========  =========   =========
                                                 PAY
                                     RECEIVE    FIXED      BASIS
      YEAR-TO-DATE ACTIVITY        FIXED SWAPS  SWAPS    PROTECTION    TOTAL
      ---------------------        ----------- --------  ----------  ---------
Balance, December 31, 1993........  $ 150,000  $ 63,094  $ 400,000   $ 613,094
Additions.........................    550,000     9,000        --      559,000
Maturities/amortizations..........    (50,000)  (10,769)  (100,000)   (160,769)
Terminations......................   (100,000)      --    (300,000)   (400,000)
                                    ---------  --------  ---------   ---------
Balance, December 31, 1994........  $ 550,000  $ 61,325  $     --    $ 611,325
                                    =========  ========  =========   =========
                                                ONE TO
                                   ONE YEAR OR   FIVE    FIVE TO 10
        MATURITY SCHEDULE             LESS      YEARS      YEARS       TOTAL
        -----------------          ----------- --------  ----------  ---------
Receive fixed swaps...............  $     --   $550,000  $     --    $ 550,000
Pay fixed swaps...................      2,263    36,772     22,290      61,325
                                    ---------  --------  ---------   ---------
Total.............................  $   2,263  $586,772  $  22,290   $ 611,325
                                    =========  ========  =========   =========

  As of December 31, 1994, unamortized deferred premiums from new swap transactions and deferred realized losses from terminated swap transactions were $1.6 million and $122,000, respectively. The unamortized deferred premiums will be recognized over the next three years and the realized deferred losses will be recognized in the next year. For the year ended December 31, 1994, the combination of active and terminated transactions resulted in income of $866,000.

  In addition to interest rate swaps, Southern National utilizes written covered over-the-counter call options on specific securities in the available for sale portfolio in order to enhance returns. During 1994, options were written on securities totaling $531 million, and premiums included in other income totaled $1.6 million. There were no unexercised options outstanding at December 31, 1994.

  Southern National also utilizes purchased over-the-counter put options in its mortgage banking activities to hedge the mortgage pipeline. During 1994, options on $6.0 million of securities were purchased and $3.0 million remained outstanding at December 31, 1994.

  The $611 million of interest rate swaps outstanding at December 31, 1994 include $550 million of indexed amortizing swaps which are used to hedge variable-rate commercial loans and $61 million swaps which are used to hedge fixed-rate commercial loans and leases.

  Although off-balance sheet derivative financial instruments do not expose Southern National to credit risk equal to the notional amount, such agreements generate credit risk to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. Such risk is minimized based on the quality of the counterparties and the consistent monitoring of these agreements. The counterparties to these transactions were large commercial banks and investment banks, all of which were approved by the Asset and Liability committee ("ALCO"). Annually, the counterparties are reviewed for creditworthiness by Southern National's credit policy group. Where appropriate, master netting agreements are arranged or collateral is obtained in the form of rights to securities.

  Other risks associated with interest-sensitive derivatives include the impact on fixed positions during periods of changing interest rates. Indexed amortizing swaps' notional amounts and maturities change based on certain interest rate indices. Generally, as rates fall the notional amounts decline more rapidly, and as rates increase notional amounts decline more slowly. Under unusual circumstances, financial derivatives also increase liquidity risk, which could result from an environment of rising interest rates in which derivatives produce negative cash flows while being offset by increased cash flows from variable rate loans. Such risk is considered insignificant due to the relatively small derivative positions held by Southern National.

                         SOUTHERN NATIONAL CORPORATION
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 1995
PROXY                                                                      PROXY

  KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Southern National Corporation (the "Corporation"), a North Carolina corporation, hereby constitutes and appoints John A. Allison IV and Jerone C. Herring, and each of them, attorneys and proxies, with full power of substitution, for and on behalf of the undersigned to act and vote, as indicated below, according to the number of shares of the Corporation's common stock held of record by the undersigned on April 7, 1995, and as fully as the undersigned would be entitled to act and vote if personally present, at the Annual Meeting of Shareholders to be held at the University Corporate Center Auditorium, located at 1100 Reynolds Boulevard, Winston-Salem, North Carolina on May 23, 1995, at 11:00 a.m. and at any adjournment or adjournments thereof.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2, 3, 4 AND 5.

1. Proposal to Elect as Directors the 17 Nominees Listed Below:
   [_] FOR electing all 17 nominees listed below (except as marked to the contrary below)
   [_] AGAINST electing all 17 nominees listed below
   [_] ABSTAIN
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
  John A. Allison IV        Joe L. Dudley, Sr.       Ernest F. Hardee
  Paul B. Barringer         Tom D. Efird             Richard Janeway, M.D.
  W. R. Cuthbertson, Jr.    O. William Fenn, Jr.     J. Ernest Lathem, M.D.
  Ronald E. Deal            L. Vincent Hackley       James H. Maynard
  A.J. Dooley, Sr.

  Albert O. McCauley
  L. Glenn Orr, Jr.
  A. Winniett Peters
  Richard L. Player, Jr.

2. Proposal to Approve the Corporation's 1995 Omnibus Stock Incentive Plan.
                   [_] For      [_] Against      [_] Abstain

3. Proposal to Approve the Corporation's Savings and Thrift Plan for the Employees of Branch Banking & Trust Company.
                   [_] For      [_] Against      [_] Abstain

                  (Continued and to be signed on reverse side)

                          (Continued from other side)
4. Proposal to Approve the Corporation's Special Non-Employee Directors Stock Option Plan.
                   [_] For      [_] Against      [_] Abstain

5. Proposal to Ratify the Board of Directors' Appointment of Arthur Andersen LLP as the Corporation's Auditors for 1995.
                   [_] For      [_] Against      [_] Abstain

6. In their discretion, the proxies are authorized to act and vote upon any other business which may properly be brought before the meeting or any adjournment thereof.

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXIES OR ANY OF THEM LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF. EACH OF SAID ATTORNEYS AND PROXIES WHO SHALL BE PRESENT AND ACTING AS SUCH AT THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF SHALL HAVE AND MAY EXERCISE ALL THE POWERS HEREBY CONFERRED.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DATED APRIL 21, 1995, THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FURNISHED THEREWITH.

- --------------------------------------------------------------------------------
  PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.THANK YOU.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                     Place
                           Label
                                 Here
- --------------------------------------------------------------------------------

Dated this      day of         , 1995.

__________________________ (SEAL)


__________________________ (SEAL)
NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.